Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and between

FLOWCO HOLDINGS INC.

as Buyer,

and

RIVERWAY GROUP

as Seller

dated

February 1, 2026

TABLE OF CONTENTS

Page

Article I DEFINITIONS; CONSTRUCTION
1.1	Certain Definitions	1
1.2	Construction	1
Article II PURCHASE PRICE; CLOSING
2.1	Purchase Price	2
2.2	Purchase and Sale of Equity Interests	2
2.3	Payment of Debt and Transaction Costs	2
2.4	Closing	3
2.5	Seller’s Other Deliverables	3
2.6	Buyer’s Other Deliveries	4
2.7	Aged Receivables.	5
2.8	Withholding	6
Article III PURCHASE PRICE ADJUSTMENT
3.1	Purchase Price Adjustment	6
3.2	Estimated Closing Statement	6
3.3	Final Purchase Price Adjustment Determination	7
3.4	Final Purchase Price Adjustment Procedures	9
Article IV REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Organization	9
4.2	Authority; Enforceability	9
4.3	Consents; Absence of Conflicts	10
4.4	Title to Equity Interests	11
4.5	Brokers’ Fees; Expenses	11
4.6	No Legal Proceedings	11
4.7	Investment Representation	11
4.8	Restrictions on Transfer or Sale of Securities	12
4.9	No Review	13
Article V REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY GROUP
5.1	Organization; Good Standing	13
5.2	Qualification; Power	13
5.3	Capitalization; Subsidiaries	13

i

5.4	Absence of Changes	14
5.5	Real Property	17
5.6	Personal Property	18
5.7	Permits	19
5.8	Contracts	19
5.9	Intellectual Property	23
5.10	Accounts Receivable and Accounts Payable	26
5.11	Brokers’ Fees; Expenses	26
5.12	Company Financial Statements	27
5.13	No Undisclosed Liabilities	28
5.14	Taxes	28
5.15	Inventory	31
5.16	Litigation	31
5.17	Product and Service Warranty	32
5.18	Employees; Employee Relations	33
5.19	Employee Benefit Matters	35
5.20	Environmental Matters	38
5.21	Powers of Attorney	40
5.22	Insurance	40
5.23	Books and Records	41
5.24	Condition and Sufficiency of Assets of the Company Group Business	41
5.25	Debt	41
5.26	Customers and Suppliers.	41
5.27	Compliance with Legal Requirements	42
5.28	Affiliate Transactions	43
5.29	Unlawful Payments	43
5.30	No Foreign Operations	44
5.31	Government Contracts	44
5.32	Bankruptcy	44
Article VI REPRESENTATIONS AND WARRANTIES OF BUYER
6.1	Organization	45
6.2	Qualification; Power	45
6.3	Authority; Enforceability	45
6.4	Consents; Absence of Conflicts	45
6.5	Capitalization	46
6.6	Buyer SEC Reports; Buyer Financial Statements	46
6.7	Listing Exchange	47
6.8	Brokers’ Fees	48
6.9	No Legal Proceedings	48
6.10	Non-Reliance	48
Article VII COVENANTS
7.1	Conduct of Business Prior to the Closing	48

7.2	Governmental Approvals	49
7.3	Use of Name	49
7.4	Further Assurances	49
7.5	Confidentiality	49
7.6	Tax Matters	50
7.7	Books and Records	52
7.8	Publicity	52
7.9	R&W Insurance Policy	53
7.10	Post-Closing Proceeds	53
7.11	Company Financial Information	53
7.12	D&O Matters	54
7.13	Employees; Contractors	54
7.14	Section 280G	55
7.15	Attorney-Client Matters	56
Article VIII CONDITIONS TO CLOSING
8.1	Conditions to Obligations of All Parties	57
8.2	Conditions to Obligations of Buyer	57
8.3	Conditions to Obligations of Seller	58
Article IX TERMINATION
9.1	Termination	59
9.2	Effect of Termination	59
Article X INDEMNIFICATION
10.1	Survival	60
10.2	Indemnification by Seller	60
10.3	Indemnification by Buyer	60
10.4	Indemnification Procedure for Third-Party Claims	61
10.5	Indemnification Procedure for Direct Claims	62
10.6	Sources of Recovery; Indemnification Limitations	63
10.7	Tax Treatment	64
Article XI MISCELLANEOUS
11.1	Assignment	65
11.2	Notices	65
11.3	Choice of Law; Jurisdiction; Venue; Jury Waiver	66
11.4	Waiver of Compliance; Consents	66
11.5	Expenses	67
11.6	Completion of Schedules	67
11.7	Invalidity	67

11.8	Third-Party Beneficiaries	67
11.9	Non-Recourse	67
11.10	No Presumption Against Any Party	67
11.11	Specific Performance	68
11.12	Fraud	68
11.13	Counterparts	68
11.14	Entire Agreement; Amendments	68

Schedules

Schedule 1.1(a) – Permitted Tax Liens

Schedule 2.3 – Post-Closing Debt

Schedule 2.5(g) – Restrictive Seller Affiliates

Schedule 2.7 – Exclusions to Aged Receivables

Seller Disclosure Schedule

Schedule 4.3(a) – Consents (Seller)

Schedule 4.3(b) – Consents (Company Group)

Schedule 5.2 – Qualification

Schedule 5.3(b) – Company Subsidiaries

Schedule 5.4 – Certain Changes

Schedule 5.5(b) – Leased Real Property

Schedule 5.5(c) – Condition of Real Property

Schedule 5.6(a) – Leased Equipment

Schedule 5.6(b) – Scheduled Personal Property

Schedule 5.7 – Scheduled Permits

Schedule 5.8 – Material Contracts

Schedule 5.9(a) – Registered Intellectual Property

Schedule 5.9(b) – Affected Intellectual Property

Schedule 5.9(c) – Intellectual Property Claims

Schedule 5.9(e) – Proprietary Software

Schedule 5.9(g) – Collaborative Intellectual Property

Schedule 5.9(h) – Intellectual Property Fees

Schedule 5.9(i) – Systems

Schedule 5.10(a) – Accounts Receivable

Schedule 5.10(b) – Accounts Payable

Schedule 5.12(a) – Company Financial Statements

Schedule 5.13 – Undisclosed Liabilities

Schedule 5.14 – Taxes

Schedule 5.15 – Inventory

Schedule 5.16 – Litigation

Schedule 5.17(a) – Product and Service Warranty

Schedule 5.17(b) – Top Customer Indemnification

Schedule 5.17(c) – Top Supplier Compliance

Schedule 5.17(d) – Sub–Contractor Liabilities

Schedule 5.18(a) – Employees

Schedule 5.18(d) – Employment Agreements

Schedule 5.18(e) – Employment Actions

Schedule 5.19(a) – Employee Benefit Plans

Schedule 5.19(d) – Employee Benefit Plan Compliance

Schedule 5.19(f) – 280G Matters

Schedule 5.20(a) – Environmental Compliance

Schedule 5.20(b) – Environmental Authorizations

Schedule 5.20(c) – Environmental Claims or Notices

Schedule 5.20(d) – Environmental Liabilities

v

Schedule 5.20(e) – Liabilities of Other Persons

Schedule 5.20(f) – Releases at or from the Company Group Assets

Schedule 5.20(g) – Offsite Releases

Schedule 5.20(h) – Exposure

Schedule 5.20(i) – Environmental Liens

Schedule 5.20(j) – Underground Storage Tanks

Schedule 5.20(k) – Environmental Documents

Schedule 5.21 – Powers of Attorney

Schedule 5.22 – Insurance

Schedule 5.24 – Condition and Sufficiency of Assets

Schedule 5.25 – Debt

Schedule 5.26(a)(i) – Top Customers

Schedule 5.26(a)(ii) – Top Customer Disclosures

Schedule 5.26(b)(i) – Top Suppliers

Schedule 5.26(b)(ii) – Top Supplier Disclosures

Schedule 5.28 – Affiliate Transactions

Schedule 5.30 – Foreign Operations

Buyer Disclosure Schedule

Schedule 6.4 – Consents (Buyer)

Exhibits

Exhibit A – Defined Terms

Exhibit B – Form of Registration Rights and Lock-Up Agreement

Exhibit C – Form of Restrictive Covenant Agreement

Exhibit D – R&W Insurance Policy

Exhibit E – Form of Escrow Agreement

Exhibit F – Form of Employment Agreement

Annexes

Annex I – Illustrative Net Working Capital Calculation

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of February 1, 2026, by and between Flowco Holdings Inc., a Delaware corporation (“Buyer”), and Riverway Group, a Cayman Islands exempted company with limited liability (“Seller”). The parties to this Agreement are each referred to individually as a “Party” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding equity interests (the “Equity Interests”) of Riverstone Oilfield Services and Equipment, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company owns all of the issued and outstanding equity interests of Valiant Artificial Lift Solutions, LLC, a Delaware limited liability company (“Valiant”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Equity Interests, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties set forth in this Agreement, the Parties agree as follows:

AGREEMENTS

Article I
DEFINITIONS; CONSTRUCTION

1.1 Certain Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A by location of the definition of such terms in the body of this Agreement.

1.2 Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to a Person’s Interests or Real Property includes any Interests or Real Property held by such Person, directly or indirectly; (d) reference to any gender includes each other gender; (e) references to any Exhibit, Schedule, Section, Article, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (f) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (g) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (h) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (i) the phrases “provided,” “delivered,” “made available,” or “furnished” when used herein, mean that the information or materials referred to have been physically or electronically delivered to the applicable parties (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the parties, including, with respect to the Company Group, the “virtual data room” maintained via the Dropbox platform at www.dropbox.com) in each case, at least five (5) Business Days prior to the Closing Date; (j) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (k) references to “days” are to calendar days; (l) all references to “United States” and “U.S.” refer to the United States of America; and (m) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Article II
PURCHASE PRICE; CLOSING

2.1 Purchase Price. The aggregate purchase price for the Equity Interests shall be $200,000,000, subject to adjustment as described herein (the “Purchase Price”).

2.2 Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date:

(a) Seller agrees to sell, assign and transfer to Buyer, or a direct or indirect wholly-owned Subsidiary of Buyer at Buyer’s election, free and clear of all Liens (other than restrictions on transfer set forth in the Organizational Documents of the Company and under applicable securities laws), all Equity Interests owned by Seller, and Buyer agrees to purchase, or cause such Subsidiary to purchase, the Equity Interests from Seller.

(b) Buyer shall pay to Seller cash by wire transfer in immediately available funds (the “Cash Consideration”) in an amount equal to (i) the Purchase Price, as adjusted pursuant to this Agreement, less (ii) $30,000,000 (the amount equal to the Stock Consideration), less (iii) the Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date. For clarity and to avoid any doubt, Buyer acknowledges that Seller may designate an account maintained by Seller’s parent company for such purpose.

(c) Buyer shall deliver to the Escrow Agent the Escrow Amount.

(d) Buyer shall cause to be issued to Seller in book entry form the number of shares of Buyer Common Stock comprising the Stock Consideration, all of which shares shall contain or be subject to (i) the standard private placement legend applied to shares of Buyer Common Stock that are issued pursuant to an exemption from the SEC’s registration requirements (the “Private Placement Legend”) and (ii) the Restrictive Legend, in each case, on the books and records of Buyer’s transfer agent.

2.3 Payment of Debt and Transaction Costs. At the Closing, (a) Buyer will pay, or cause to be paid by wire transfer of immediately available funds, all Debt as of the Closing as identified in the Estimated Closing Statement in accordance with the payoff letters applicable thereto (other than such capital leases that will remain following the Closing and any other Debt set forth on Schedule 2.3) and (b) Seller will pay, or cause to be paid by wire transfer of immediately available funds (unless otherwise agreed by the Parties in writing), all Transaction Costs.

2.4 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1000 Louisiana Street, Suite 5900, Houston, Texas 77002, or remotely via the electronic exchange of documents and signatures, at 10:00 a.m., local time, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (as applicable, the “Closing Date”).

2.5 Seller’s Other Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) Stock Power. Stock certificates evidencing the Equity Interests, free and clear of all Liens (other than restrictions on transfer set forth in the Organizational Documents of the Company and under applicable securities laws), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto and such other documentation as is reasonably required to transfer the Equity Interests to Buyer or its designee;

(b) Company Officer’s Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of the Company and attaching certified copies of the current Organizational Documents of the Company;

(c) Seller Officer’s Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of Seller and attaching certified copies of the current Organizational Documents of Seller and resolutions of the governing body of Seller authorizing Seller to consummate the Transactions;

(d) Approvals and Consents. Copies of all permits, consents or approvals of third Persons, including Governmental Authorities, the granting of which is necessary for the consummation of the Transactions or for preventing the termination of any material right, privilege, license, permit, certificate or agreement of the Company Group Business upon the consummation of the Transactions, in each case, in form and content reasonably acceptable to Buyer;

(e) Public Certificates. A copy of (i) a certificate of existence and good standing for each member of the Company Group issued by the appropriate public officials of each state in which each member of the Company Group is organized and (ii) a certificate of foreign qualification and good standing for each member of the Company Group from the appropriate public officials of each of the states listed on Schedule 5.2, each dated as of a recent date;

(f) Registration Rights and Lock-Up Agreement. A registration rights and lock-up agreement, in substantially the form attached hereto as Exhibit B (the “Registration Rights and Lock-Up Agreement”), duly executed by Seller;

(g) Restrictive Covenant Agreements. Individual restrictive covenant agreements between Buyer and certain other Persons set forth on Schedule 2.5(g) (the “Restricted Seller Affiliates”) in substantially the form attached hereto as Exhibit C (each, a “Restrictive Covenant Agreement”), duly executed by the party thereto;

(h) Employment Agreement. An employment agreement between an Affiliate of Buyer and the Key Employee in substantially the form attached hereto as Exhibit F (the “Employment Agreement”), duly executed by the Key Employee;

(i) Debt Documentation. Payoff letters with respect to Debt as of the Closing Date to be paid off at Closing as identified in the Estimated Closing Statement, along with such termination agreements, termination statements and other releases necessary or reasonably requested to provide for the release of all Liens securing the Debt (other than such capital leases that will remain following the Closing and any other Debt set forth on Schedule 2.3), which shall be in form and substance reasonably satisfactory to Buyer, including UCC termination statements, deed of trust and mortgage releases, Intellectual Property Rights terminations, and any other termination statements or notices;

(j) Transaction Costs Documentation. Payoff letters, final invoices, or other documentation of payment in respect of Transaction Costs;

(k) Resignations. Evidence of the resignation or removal of each of the officers, directors, managers and other Persons holding similar titles of the Company Group;

(l) Escrow Agreement. The Escrow Agreement, duly executed by Seller; and

(m) Other Documents. All other documents reasonably requested by Buyer to be delivered by Seller in connection with the consummation of the Transactions.

(n) FIRPTA Affidavit. A certificate, dated as of the Closing Date, signed by an authorized officer of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and that no interest in the Company is a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to the Buyer.

2.6 Buyer’s Other Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) Buyer Officer’s Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of Buyer and attaching certified copies of the Organizational

Documents of Buyer and resolutions of the governing body of Buyer authorizing Buyer to consummate the Transactions;

(b) Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement, duly executed by Buyer;

(c) Restrictive Covenant Agreements. The Restrictive Covenant Agreements, each duly executed by Buyer;

(d) Employment Agreement. The Employment Agreement, duly executed by the applicable Affiliate of Buyer;

(e) Approvals and Consents. Copies of all permits, consents or approvals of third Persons, including Governmental Authorities, the granting of which is necessary for the consummation of the Transactions;

(f) Public Certificates. A certificate of existence and good standing for Buyer issued by the Secretary of State of the State of Delaware and dated as of a recent date;

(g) Escrow Agreement. The Escrow Agreement, duly executed by Buyer; and

(h) Other Documents. All other documents reasonably requested by Seller to be delivered by Buyer in connection with the consummation of the Transactions.

2.7 Aged Receivables.

(a) In connection with delivering the Estimated Closing Statement to Buyer as provided in Section 3.2, Seller shall include as a part of the Estimated Closing Statement a list of the Receivables of the Company Group that, as of the date no more than two days prior to the date of the Estimated Closing Statement, have been outstanding for more than one hundred twenty (120) days after the relevant invoice date; provided, however, that any Receivables that have been re-issued or re-dated shall be deemed to have been outstanding since the original issuance of such Receivable (the “Aged Receivables”). Notwithstanding the foregoing, no Receivables with respect to which the obligated party is the Person identified on Schedule 2.7, or any Affiliate thereof, shall be considered or treated as Aged Receivables for any purpose under this Agreement.

(b) Notwithstanding anything to the contrary in this Article II or Article III, the Aged Receivables will not be included in the calculation of Net Working Capital; provided that if any member of the Company Group receives payment from a debtor for all or a portion of any such Aged Receivables prior to the final determination of the Final Cash Consideration, then such amount received will be deemed not to be an Aged Receivable and will be included in the Net Working Capital shown on the Final Closing Statement.

(c) Notwithstanding anything to the contrary in this Article II or Article III, any Receivables included in Estimated Net Working Capital that have been outstanding for more than one hundred twenty (120) days after the relevant invoice date as of the final determination of the Final Cash Consideration (including, for the avoidance of doubt, all or a portion of any Aged Receivables that remain outstanding as of such final determination, but excluding any Receivables with respect to which the obligated party is the Person identified on Schedule 2.7, or any Affiliate thereof) shall be deemed to be Aged Receivables and shall not be included in the Net Working Capital.

2.8 Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this Agreement (and Seller and its Affiliates shall indemnify, defend and hold harmless Buyer and its Affiliates, including the Company, against) such amounts as Buyer reasonably determines may be required to be deducted or withheld therefrom under the Code, or any provision of state, local or non-U.S. Tax law and to properly remit such amount to the appropriate Governmental Authority; provided, however, Buyer shall provide Seller with written notice of its intent to deduct or withhold any such amounts at least fifteen (15) Business Days prior to the Closing Date accompanied by a written explanation of the requirement to deduct or withhold. The Parties shall cooperate and use commercially reasonable efforts to mitigate or eliminate any such withholding requirement to the maximum extent permitted by applicable law. Subject to the foregoing, any amounts withheld pursuant to this Section 2.8 and properly and timely remitted to the appropriate Governmental Authority in accordance with applicable law shall be treated for all purposes as having been paid to Seller.

Article III
PURCHASE PRICE ADJUSTMENT

3.1 Purchase Price Adjustment. At the Closing, the Purchase Price shall be adjusted in the following manner (the “Purchase Price Adjustment”):

(a) either (i) an increase by the amount, if any, by which the sum of Estimated Net Working Capital plus Estimated Net Leased Assets is greater than the Upper Combined Target or (ii) a decrease by the amount, if any, by which the sum of Estimated Net Working Capital plus Estimated Net Leased Assets is less than the Lower Combined Target, and in any such case with Estimated Net Working Capital and Estimated Net Leased Assets being determined in accordance with Section 3.2;

(b) a decrease by the positive Estimated Net Debt Amount (or increase for any negative Estimated Net Debt Amount) determined pursuant to Section 3.2 (which shall in no event be an amount less than the applicable amounts thereof paid by the Buyer pursuant to Section 2.3);

(c) a decrease by the amount of Transaction Costs determined pursuant to Section 3.2 (which shall in no event be an amount less than the applicable amounts thereof paid by the Buyer pursuant to Section 2.3); and

(d) a decrease by the Estimated Tax Liability Amount determined pursuant to Section 3.2.

3.2 Estimated Closing Statement. At least three (3) Business Days prior to the Closing Date, Seller shall have, in accordance with the terms of this Section 3.2, prepared and delivered to Buyer an estimated closing statement (the “Estimated Closing Statement”) setting forth good faith estimates of (i) the Net Debt Amount (the “Estimated Net Debt Amount”), (ii) Net Working Capital (the “Estimated Net Working Capital”), (iii) the Net Leased Assets (the

“Estimated Net Leased Assets”), (iv) the Tax Liability Amount (the “Estimated Tax Liability Amount”) and (v) the Cash Consideration derived therefrom (the “Estimated Cash Consideration”). The Estimated Closing Statement shall have been prepared in accordance with GAAP and certified by Seller’s principal financial officer as having been prepared in such manner; provided, however, that, even if inconsistent with GAAP or such agreed variances, the Estimated Closing Statement (and any determination of the Estimated Net Debt Amount, Estimated Net Working Capital, Estimated Net Leased Assets, Estimated Tax Liability Amount and Estimated Cash Consideration derived therefrom) shall not take into account the Transactions and shall not include any Aged Receivables.

3.3 Final Purchase Price Adjustment Determination.

(a) For the purpose of confirming the Purchase Price Adjustment (the “Final Purchase Price Adjustment”), in accordance with Section 3.3(b), Buyer will prepare, or cause to be prepared, (i) an unaudited, consolidated balance sheet of the Company Group as of the Closing (the “Final Closing Date Balance Sheet”) and (ii) a final closing statement (together with the Final Closing Date Balance Sheet, the “Final Closing Statement”) setting forth Buyer’s good faith calculation of the (A) Net Debt Amount, (B) Net Working Capital, (C) Net Leased Assets, (D) Transaction Costs to the extent not paid by Seller in accordance with Section 2.3, (E) Tax Liability Amount and (F) Buyer’s determination of the Final Cash Consideration derived therefrom, which Final Closing Statement will be prepared in accordance with GAAP and certified by Buyer’s principal financial officer as having been prepared in such manner. For clarity and to avoid any doubt, the Final Purchase Price Adjustment shall be the amount, if any, and whether positive or negative, determined by subtracting the Estimated Cash Consideration from the Final Cash Consideration, after determining the Final Cash Consideration in a manner consistent with the Purchase Price Adjustment pursuant to Section 3.1.

(b) No later than ninety (90) days after the Closing Date, Buyer will deliver to Seller the Final Closing Statement. Buyer shall provide Seller and its accountants full access to the Books and Records of the Company Group, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants, to the extent that they relate to the Final Closing Statement, and to such historical financial information (to the extent in Buyer’s possession) relating thereto as Seller may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Closing Statement Dispute Notice (as defined below). If within thirty (30) days after the date of the delivery to Seller of the Final Closing Statement, Seller disagrees with any portion of the Final Closing Statement (the disputed items being the “Disputed Items”), then Seller may give written notice (a “Closing Statement Dispute Notice”) to Buyer within such thirty (30) day period, which Closing Statement Dispute Notice will set forth and include, as applicable, (i) the Disputed Items; (ii) in reasonable detail (to the extent such detail is available) Seller’s basis for disagreement with the Final Closing Statement; (iii) Seller’s proposed resolution of the Disputed Items (including Seller’s determination of the Net Debt Amount, Net Working Capital, Net Leased Assets, Transaction Costs, Tax Liability Amount and the Final Cash Consideration derived therefrom taking into account such proposed resolution of the Disputed Items); and (iv) include materials showing in reasonable detail Seller’s support for such position. The failure by Seller to provide a Closing Statement Dispute Notice within such 30-day period or the delivery by Seller to Buyer during such thirty (30) day period of a written notice stating that Seller has elected not to deliver a Closing Statement Dispute Notice, will constitute a full and complete acceptance by Seller of the

Final Closing Statement as determined by Buyer and such Final Closing Statement will be binding and final for all purposes of this Agreement absent manifest error.

(c) If Seller timely delivers a Closing Statement Dispute Notice and Buyer and Seller are unable to resolve any disagreement between them with respect to the Final Closing Statement within thirty (30) days after the delivery of such Closing Statement Dispute Notice by Seller to Buyer, then the dispute may be referred by either Buyer or Seller for determination to a nationally recognized accounting firm that is independent of both Seller and Buyer that is either Deloitte & Touche LLP, or another such firm mutually selected by Buyer and Seller. If Buyer and Seller are unable to select a nationally recognized independent accounting firm within fifteen (15) Business Days of the notice by Seller or Buyer to submit the dispute, or Deloitte & Touche LLP is unable or unwilling to perform under this Agreement, either Buyer or Seller may thereafter request that the American Arbitration Association (the “AAA”) make such selection (as applicable, the firm selected by Buyer and Seller or the AAA is referred to as the “Independent Accountant”). The Independent Accountant’s determination shall be based solely on (i) the definitions and other applicable provisions of this Agreement, and (ii) presentations consisting of (A) a single written presentation submitted by each of Seller and Buyer (which the Independent Accountant shall be instructed to distribute to Seller and Buyer upon receipt of both such presentations) and (B) a single written response submitted by each of Seller and Buyer to each such presentation and any interrogatories of the Independent Accountant (which the Independent Accountant shall be instructed to distribute to Seller and Buyer upon receipt of such responses). For the avoidance of doubt, neither Seller nor Buyer shall have any ex parte communications with the Independent Accountant relating to this Section 3.3 or this Agreement, and the Independent Accountant shall not conduct an independent investigation in respect of its determination. The Independent Accountant will make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the Disputed Items are referred to the Independent Accountant (which determination shall be made regarding each Disputed Item by selecting only the position with respect to such Disputed Item that is claimed by Buyer in the Final Closing Statement or by Seller in the Closing Statement Dispute Notice). If at any time Seller and Buyer resolve their dispute, then notwithstanding the preceding provisions of this Section 3.3(c), the Independent Accountant’s involvement promptly will be discontinued and the Final Closing Statement will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes of this Agreement absent manifest error. The Parties will make readily available to the Independent Accountant all relevant books and records relating to the Final Closing Statement and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items.

(d) The costs and expenses of the Independent Accountant will be borne by the Parties in such proportion as is appropriate to reflect the relative benefits received by Seller and Buyer from the resolution of the dispute. For example, if Seller challenges the calculation of the Final Cash Consideration in the Final Closing Statement by an amount of $100,000, but the Independent Accountant determines that Seller has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Independent Accountant and Seller shall bear the other 60% of such fees and expenses. To the extent applicable prior to the Independent Accountant’s final determination, (i) the Buyer and the Seller shall each pay fifty percent (50%) of any retainer paid to the Independent Accountant and (ii) during the engagement of the Independent Accountant, the Independent Accountant will bill fifty percent (50%) of the total charges to each of the Buyer and the Seller, in either case subject to reimbursement by one Party to the other Party in accordance with this Section 3.3(d) upon the final resolution of the dispute.

(e) The decision of the Independent Accountant, including any determinations under Section 3.3(d), will be final and binding for all purposes of this Agreement and the Final Closing Statement will be revised, if necessary, to reflect such decision and thereupon will be final and binding for all purposes of this Agreement absent manifest error.

3.4 Final Purchase Price Adjustment Procedures.

(a) Following the final determination of the Final Closing Statement, if the Final Purchase Price Adjustment is a negative number (the absolute value of such amount, the “Deficit”), Seller and Buyer shall, within three (3) Business Days after the final determination of the Final Purchase Price Adjustment, jointly instruct the Escrow Agent to disburse from the Escrow Amount by wire transfer of immediately available funds (i) first to Buyer, an amount equal to the Deficit, and (ii) then to Seller, any remaining Escrow Amount. If the Deficit is greater than the Escrow Amount, then Seller shall disburse the balance in excess of the Escrow Amount by wire transfer of immediately available funds to Buyer.

(b) Following the final determination of the Final Closing Statement, if the Final Purchase Price Adjustment is a positive number, within three (3) Business Days after the final determination of the Final Purchase Price Adjustment, (A) Buyer shall disburse by wire transfer of immediately available funds to Seller the amount of the Final Purchase Price Adjustment, and (B) Seller and Buyer shall jointly instruct the Escrow Agent to disburse the Escrow Amount to Seller by wire transfer of immediately available funds.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby (i) acknowledges that Buyer is reasonably relying on each of the following representations and warranties in entering into this Agreement and (ii) represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, except as set forth in the Seller’s disclosure schedule accompanying this Agreement (the “Seller Disclosure Schedule”):

4.1 Organization. Seller is an exempted company with limited liability duly organized, validly existing and in good standing under the laws of the Cayman Islands. Seller has delivered to Buyer true, correct and complete copies of the Organizational Documents of Seller, each as amended to date and presently in effect.

4.2 Authority; Enforceability. Seller has all requisite company power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly authorized and approved by all company action necessary on behalf of Seller. This Agreement and each of the

Transaction Documents to which Seller is a party constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such laws and principles being referred to herein as “Creditors’ Rights”). All other documents required hereunder to be executed and delivered by Seller at the Closing shall have been duly authorized, executed and delivered by Seller, as applicable, and will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to Creditors’ Rights.

4.3 Consents; Absence of Conflicts.

(a) Neither the execution and delivery of this Agreement or any other Transaction Document by Seller, nor the consummation of the Transactions or compliance by Seller with any of the provisions hereof or thereof, will (i) violate or breach the terms of, cause a default under, conflict with, result in the loss by Seller of any rights or benefits under, impose on Seller any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (A) any applicable Legal Requirement, (B) the Organizational Documents of Seller or (C) any Contract to which Seller is a party or by which Seller, or any of its properties or assets, is bound, or (ii) with the passage of time, the giving of notice or the taking of any action of any third party, have any of the effects set forth in clause (i) of this Section 4.3(a), in each case, other than with respect to Section 4.3(a)(i)(B), except as would not have a Company Material Adverse Effect. Except as set forth on Schedule 4.3(a) and for filings required under the HSR Act, Seller is not required to obtain or provide any consent or notice in connection with the consummation of the Transactions, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. All such consents or notices set forth on Schedule 4.3(a) have been obtained or given and have been furnished in writing to Buyer.

(b) Neither the execution and delivery of this Agreement or any other Transaction Document by Seller, nor the consummation of the Transactions or compliance by Seller with any of the provisions hereof or thereof, will (i) violate or breach the terms of, cause a default under, conflict with, result in the loss by any member of the Company Group of any rights or benefits under, impose on any member of the Company Group any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (A) any applicable Legal Requirement, (B) the Organizational Documents of the Company Group or (C) any Contract to which any member of the Company Group is a party or by which any member of the Company Group, or any of its properties or assets, is bound, (ii) result in the creation or imposition of any Lien (other than a Permitted Lien) on the related Company Group Assets or any Interests of any Company Group member, (iii) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Company Group Asset or any Interests of any Company Group member or any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority, or (iv) with the passage of time, the giving of notice or the taking of any action of any third party, have any of the effects set forth in clauses (i), (ii) or (iii) of this Section 4.3(b), in each case, other than with respect to Section 4.3(b)(i)(B), except as would not have a Company Material Adverse Effect. Except as set forth on Schedule 4.3(b) and for filings required under the HSR Act, no member of the Company Group is required to obtain or provide any consent or notice in connection with the consummation of the Transactions, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. All such consents or notices set forth on Schedule 4.3(b) have been obtained or given and have been furnished in writing to Buyer.

4.4 Title to Equity Interests. Seller legally and beneficially owns, and has good, valid and transferable title to all of the Equity Interests, free and clear of all Liens (other than restrictions on transfer arising in the Organizational Documents of the Company and under applicable securities laws) and, at the Closing, the Equity Interests will be transferred by Seller to Buyer pursuant to this Agreement, free and clear of all Liens (other than restrictions on transfer arising in the Organizational Documents of the Company and under applicable securities laws). Other than the Equity Interests, Seller owns no other Interests in the Company. At Closing, Seller will have full power and authority to sell, transfer, assign and deliver the Equity Interests to Buyer and will transfer to Buyer good, valid and marketable title to the Equity Interests. Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Equity Interests in the Company. Seller is not a party to, and the Interests in the Company are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of such Interests in the Company.

4.5 Brokers’ Fees; Expenses.

(a) Neither Seller nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer or its Affiliates (including the Company after the Closing) could become liable or obligated, except as set forth in Section 4.5(b) below.

(b) Other than the Transaction Costs set forth in the Estimated Closing Statement, Seller does not have any Liability to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Transactions or the proposed sale of the Equity Interests in general; and there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand against Seller or any of its Affiliates giving rise to Liability associated therewith.

4.6 No Legal Proceedings. No legal proceedings are pending or, to the Knowledge of Seller, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of Seller hereunder, and, to the Knowledge of Seller, there are no facts, events, conditions or circumstances which would reasonably be expected to give rise to any such action, suit or proceeding or the threat of any such action, suit or proceeding.

4.7 Investment Representation. Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Seller is receiving the Buyer Common Stock comprising the Stock Consideration for its own account with the present intention of holding such shares of Buyer Common Stock for investment purposes and not with a view to, or for sale in connection with, any distribution in violation of applicable securities laws, and subject to the provisions of the Registration Rights and Lock-Up Agreement and this Agreement. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the shares of Buyer Common Stock issuable hereunder. With the assistance of Seller’s own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Buyer Common Stock. Without limiting Seller’s rights to rely upon the representations and warranties of Buyer in Article VI, Seller confirms that it is not relying on any communication (written or oral) of Buyer or any of the other Buyer Related Parties as investment or tax advice or as a recommendation to acquire any Buyer Common Stock. It is understood that information and explanations related to the terms and conditions of the Buyer Common Stock provided in this Agreement or otherwise by Buyer or any of the other Buyer Related Parties will not be considered investment or tax advice or a recommendation to acquire the Buyer Common Stock, and that neither Buyer nor any of the other Buyer Related Parties is acting or has acted as an advisor to Seller with respect to its decision to acquire the Buyer Common Stock. Seller has reviewed with its Tax advisor the U.S. federal, state, local, foreign and other Tax consequences of the Transactions, and Seller acknowledges and agrees that Buyer is not making any representation or warranty as to the U.S. federal, state, local, foreign or other Tax consequences to Seller as a result of the Transactions. Seller understands that it will be responsible for its own Tax liability that may arise as a result of the Transactions. In accepting the shares of Buyer Common Stock issuable hereunder, Seller has made its own independent decision that an investment in such shares of Buyer Common Stock is suitable and appropriate for Seller.

4.8 Restrictions on Transfer or Sale of Securities.

(a) Seller understands that the shares of Buyer Common Stock comprising the Stock Consideration have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of Seller and of the other representations made by Seller in this Agreement. Seller understands that Buyer is relying upon the representations and covenants in this Agreement (and any supplemental information) for the purposes of determining whether the issuance of the Stock Consideration meets the requirements for such exemptions.

(b) Seller understands that the shares of Buyer Common Stock comprising the Stock Consideration will constitute “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that Seller may dispose of any such shares of Buyer Common Stock only pursuant to an effective registration under the Securities Act or an exemption therefrom.

(c) Seller acknowledges that the shares of Buyer Common Stock comprising the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or is made pursuant to an exemption from registration under any federal or state securities laws.

4.9 No Review. Seller understands that no federal or state agency has passed upon the merits of an investment in the shares of Buyer Common Stock issuable hereunder or made any finding or determination concerning the fairness or advisability of such an investment.

Article V
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY GROUP

Seller hereby (i) acknowledges that Buyer is reasonably relying on each of the following representations and warranties in entering into this Agreement and (ii) represents and warrants to Buyer that the following representations and warranties shall be true and correct as of the Closing Date, except as set forth in the Seller Disclosure Schedule:

5.1 Organization; Good Standing. Each Company Group member is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Seller has delivered to Buyer true, correct and complete copies of the Organizational Documents of each Company Group member, as amended to date and presently in effect.

5.2 Qualification; Power. Each Company Group member is duly qualified to do business as a foreign entity and in good standing in each jurisdiction in which the nature of the Company Group Business as now conducted or the character of the property owned or leased by such Company Group member makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. The jurisdictions in which the members of the Company Group presently are qualified are listed opposite each such member of the Company Group on Schedule 5.2. Each Company Group member has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

5.3 Capitalization; Subsidiaries.

(a) All of the outstanding Interests of the Company (i) have been duly authorized, (ii) are validly issued and are fully paid and non-assessable, (iii) have been issued in compliance with all applicable Legal Requirements, including the Securities Act, (iv) were not issued in violation of the Organizational Documents of the Company as in existence at the time of such issuance, or any other agreement, arrangement or commitment to which the Company is a party, and (v) were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the Organizational Documents of the Company.

(b) Schedule 5.3(b) sets forth a true, correct and complete list of each direct or indirect subsidiary of the Company (the “Company Subsidiaries”), the owners of such Company Subsidiary and the percentage of outstanding Interests of such Company Subsidiary owned by any other Company Group member. Except as set forth on Schedule 5.3(b), all of the outstanding Interests of each of the Company Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of any Liens (other than as set forth in the Organizational Documents of such Company Subsidiary or restrictions on transfer that may be imposed by state or federal securities laws). Except as set forth on Schedule 5.3(b), all of the outstanding Interests of each Company Subsidiary (i) have been duly authorized, are validly issued and are fully paid and non-assessable, (ii) were not issued in violation of the Organizational Documents of such

Company Subsidiary as in existence at the time of such issuance, or any other agreement, arrangement or commitment to which such Company Subsidiary is a party, and (iii) were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the Organizational Documents of such Company Subsidiary.

(c) There are no outstanding obligations of any Company Group member to provide funds to or make any investment in (in either case, in the form of a loan, capital contribution, purchase of an Interest (whether from the issuer or another Person) or otherwise) any other Person.

(d) There are no Contracts (including options, warrants, convertible securities, calls, puts and preemptive rights) obligating any Company Group member to: (i) issue, sell, pledge, dispose of or encumber any Interests in any Company Group member; (ii) redeem, purchase or acquire in any manner any Interests in any Company Group member; or (iii) make any dividend or distribution of any kind with respect to any Interests in any Company Group member.

(e) Except for any payments that will be accounted for as Transaction Costs in accordance with this Agreement, there are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights affecting the Interests in any Company Group member. Other than as set forth in the Organizational Documents of the Company Group members, there are no voting trusts, proxies, or other member or similar agreements or understandings with respect to the voting of the Interests in any Company Group member.

(f) No Company Group member has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of any Company Group member on any matter.

5.4 Absence of Changes. Except as set forth on Schedule 5.4, and as contemplated or provided for in this Agreement, since May 31, 2025:

(a) there has not been any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company Group Business has been operated and maintained in the Ordinary Course of Business of the Company Group;

(c) there has not been any damage, destruction or loss to any portion of the Company Group Assets, whether covered by insurance or not, having a replacement cost of more than $50,000 for any single loss or $200,000 for all such losses;

(d) there has been no merger or consolidation of any Company Group member with any other Person or any acquisition or disposition by any Company Group member of the Interests or business of (or material portion of the assets of) any other Person, or any agreement with respect thereto, or creation of any Subsidiary of the Company;

(e) there has been no (i) issuance of any Interests in any Company Group member, (ii) any repurchase or redemption of any Interests in any Company Group member or (iii) split, combination or reclassification of any Interests in any Company Group member;

(f) there has been no declaration, setting aside or payment of any dividend on, or any other distribution with respect to, the Interests in any Company Group member;

(g) there has been no borrowing of funds, agreement to borrow funds, guaranty or agreement to maintain the financial position of any Person or other incurrence of Debt by any Company Group member;

(h) no Company Group member has (i) entered into or amended any employment, consulting, change in control, retention, severance or indemnification agreement or any agreement with respect to a bonus (nor amended any such agreement) with any of its employees, independent contractors or any other Person (either individually or as a part of a class of similarly situated Persons), nor has any Company Group member incurred or entered into, or become bound by, any collective bargaining agreement or other obligation to, or Contract with, any labor union, labor organization or other representative of employees;

(i) there has been no increase in the compensation or benefits payable or to become payable to any officer, manager, member, director, employee or independent contractor of any Company Group member other than in the Ordinary Course of Business of the Company Group;

(j) there has been no payment by any Company Group member to any director, officer, member, partner, equityholder, employee, independent contractor or holder of any Interest in any Company Group member, or any Affiliate of the Company Group (whether as a loan or otherwise) except regular compensation, bonus and usual benefits payments, in each case, in the Ordinary Course of Business of the Company Group;

(k) no Company Group member has entered into any Contract with or relating to any director, officer, member, manager, equityholder, independent contractor, partner, employee of or holder of any Interest in any Company Group member or any Affiliate of the Company Group other than on an arm’s-length basis;

(l) the Company Group has not changed any of its accounting or Tax reporting principles, methods or policies;

(m) the Company Group has not made, changed or rescinded any material election relating to Taxes, amended any Tax Return, surrendered any right to claim a refund of Taxes, entered into any agreement relating to Taxes (including any closing agreement or agreement to extend or waive the statute of limitations with respect to Taxes), settled or compromised any Claim or liability relating to Taxes, or taken any other action that has (or could have) the effect of increasing the Tax liability of the Company Group for any Tax period (or portion thereof) beginning after the Closing Date;

(n) no Company Group member has failed to promptly pay and discharge current liabilities when due and consistent with past practices, except where disputed in good faith by appropriate action;

(o) no Company Group member has mortgaged, pledged or subjected any asset of the Company Group to any Lien except Permitted Liens, or acquired any assets except for assets acquired in the Ordinary Course of Business of the Company Group;

(p) no Company Group member has discharged or satisfied any Lien, or paid any Liability (fixed or contingent), except in the Ordinary Course of Business of the Company Group and that, individually or in the aggregate, would not be material to the Company Group;

(q) no Company Group member has canceled or compromised any Debt or Claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business of the Company Group or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole;

(r) no Company Group member has made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $200,000 in the aggregate;

(s) no Company Group member has granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights or transferred, sold, assigned, permitted to lapse, abandoned, or otherwise disposed of any Intellectual Property Rights except non-exclusive licenses granted in the Ordinary Course of Business of the Company Group;

(t) no Company Group member has instituted or settled any material legal actions, suits or other legal proceedings;

(u) no Company Group member has sold, transferred or assigned any tangible asset of the Company Group, other than (i) sales or leases of inventory in the Ordinary Course of Business of the Company Group and (ii) any sales of other assets in the Ordinary Course of Business of the Company Group for fair market value and for a purchase price of less than $200,000 in the aggregate;

(v) there has been no permitted lapse of any Insurance Policy;

(w) no Company Group member has delayed the payment of accounts payable past the date when such obligation would have been paid in the Ordinary Course of Business of the Company Group, or accelerated the collection of Receivables in advance of when such Receivables would have been collected in the Ordinary Course of Business of the Company Group; and

(x) there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement.

5.5 Real Property.

(a) No Company Group member owns any real property.

(b) Schedule 5.5(b) lists all leases of real property (and the lands covered thereby) pursuant to which any Company Group member leases real property for use in connection with the Company Group Business (together with any and all amendments or supplements thereto, the “Scheduled Leases”). A true, correct and complete copy of each of the Scheduled Leases, as amended to date, has been furnished to Buyer. The Company Group member identified on Schedule 5.5(b) as the lessee or sublessee under any particular Scheduled Lease owns the leasehold interest created pursuant to each of the Scheduled Leases free and clear of all Liens other than Permitted Liens. Each Scheduled Lease is in full force and effect and constitutes a binding obligation of the applicable Company Group member, and to the Knowledge of Seller, of the applicable landlord of such Scheduled Lease. There is not, under any such Scheduled Lease, any existing payment default or other material default by the Company Group member party thereto, or, to Seller’s Knowledge, by the applicable landlord of such Scheduled Lease. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default by any Company Group member, or to the Knowledge of Seller, the applicable landlord of such Scheduled Lease, under any Scheduled Lease.

(c) The Scheduled Leases constitute all of the real property (the “Real Property”) which is (i) currently used in connection with the ownership and operations of the Company Group, and (ii) necessary and sufficient for the continued conduct of the Company Group Business after the Closing in substantially the same manner as conducted during the twelve (12) months prior to the date hereof. Other than the Real Property, neither the Company Group, Seller, nor any of their respective Affiliates owns or leases or otherwise uses or holds for use any real property that constitutes part of or that is used in the Company Group Business or that is necessary in connection with the ownership or operation thereof. Other than the Company Group, there are no parties in possession of any portion of any Real Property as lessees, subtenants, tenants at sufferance or trespassers. Subject to the terms of the Scheduled Leases, the applicable Company Group member has full right and authority to occupy, use and operate all of the improvements located on the Real Property, subject to applicable Legal Requirements and the Permitted Liens. Solely to the extent such improvements are obligated to be maintained by such Company Group member pursuant to the Scheduled Leases, such improvements are being used, occupied, and maintained in all material respects by such Company Group member, in accordance with all applicable easements, Contracts, permits, licenses, insurance requirements, restrictions, building setback lines, covenants and reservations, except where the failure to use, occupy or maintain such improvements in accordance with the foregoing would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. Certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property have been issued for such Company Group member’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect, except where the failure to maintain such certificates, licenses, permits, authorizations and approvals would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. No casualty loss has occurred with respect to the improvements located on the Real Property (the “Facilities”), except for any such casualty loss occurring after the date hereof that would not reasonably be expected to be material to the Company Group Business. There is no pending or, to the Knowledge of Seller, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Real Property, nor has any Company Group member received notification that any such proceeding or assessment is being contemplated. Except as set forth on Schedule 5.5(c) or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, the Facilities, including roofs, are in good order and state of repair, are free from material structural and material mechanical defects and have been used by such Company Group member in the Ordinary Course of Business and remain as of the Closing Date in suitable and adequate condition for such continued use. The Company Group has not deferred maintenance of the Facilities in contemplation of the Transactions. All of the Real Property has direct access to public roads without the use of any easement, license or right of way.

(d) The Company Group has furnished Buyer with true, correct and complete copies of all reports of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property or the Facilities.

(e) All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Real Property in sufficient quantities and quality to adequately serve the Real Property in connection with the operation of the Company Group Business conducted therefrom as such operations are currently conducted thereon.

(f) With respect to all of the Real Property, all buildings, improvements, equipment, facilities, appurtenances and other tangible assets of the Company, including all Facilities: (i) are located within the boundaries of the Real Property, and (ii) do not overlap or encroach upon the real property of any third parties.

5.6 Personal Property.

(a) Schedule 5.6(a) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes, and other rolling stock and each other item of tangible personal property used or held for use by the Company Group in connection with the Company Group Business that is subject to a lease (the “Leased Equipment”).

(b) Unless listed on Schedule 5.6(a), Schedule 5.6(b) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes, and other rolling stock and each other item of tangible personal property used or held for use by any Company Group member in connection with the Company Group Business having a net book value of $10,000 or more (the “Scheduled Personal Property”).

(c) The Leased Equipment, the Scheduled Personal Property and all other tangible personal property owned by the Company Group (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued ownership, use and operation of the Company Group Business consistent with the practices of the Company Group as of the Closing Date. Except as set forth on Schedule 5.6(b), each Company Group member has good and valid title to the Personal Property free and clear of all Liens except Permitted Liens. Upon the consummation of the Transactions, each Company Group member will have good and valid title to the Personal Property which is owned by such Company Group member free and clear of all Liens, except Permitted Liens. Except as set forth on Schedule 5.6(b), each item of Personal Property is located on the Real Property or the Facilities, is on location with a customer of the Company Group in accordance with the records of the Company Group or is in transit between such customer location or the Company Group’s vendor and the Real Property or the Facilities in the Ordinary Course of Business. Other than any Personal Property not currently used in the Ordinary Course of Business of the Company Group, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, each item of Personal Property owned by the Company Group is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the Ordinary Course of Business of the Company Group and remains in suitable and adequate condition for use consistent with its primary use since May 31, 2025 (or later acquisition date). The Company Group has not deferred material maintenance of any such item in contemplation of the Transactions.

5.7 Permits. Schedule 5.7 lists all material Permits used or held by any Company Group member in connection with the ownership of the Company Group Assets and the operation of the Company Group Business (the “Scheduled Permits”), including their respective dates of issuance and expiration. Each Company Group member has at all times held, and the Scheduled Permits constitute, all material Permits necessary for the continued ownership, use and operation of the Company Group Assets and the operation of the Company Group Business as currently conducted, owned, used, occupied and operated or as otherwise required by law. Except as set forth in Schedule 5.7, the Scheduled Permits are valid and in full force and effect and no Company Group member is in default, and no condition exists that with notice or lapse of time or both would constitute non-compliance with, or a default under, any of the Scheduled Permits. No Company Group member has received written notice of any proceedings pending, or threatened, relating to the suspension, revocation, nonrenewal or modification of any Permit which is required for the operation of the Company Group Business.

5.8 Contracts.

(a) Schedule 5.8 identifies each of the following Contracts, and all amendments, restatements, modifications and supplements thereto, to which any Company Group member is a party or by which it or its properties or assets is bound (each such Contract, whether or not identified on Schedule 5.8, a “Material Contract”):

(i) any Contract that provides for the payment or potential payment by a Company Group member of more than $50,000 in any consecutive 12-month period or more than $250,000 over the remaining life of such Contract, other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party or parties thereto not more than thirty (30) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination payment obligations, termination penalties, buy-back obligations or similar obligations;

(ii) any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by a Company Group member of goods or services in excess of $50,000 in any 12-month period (other than master services agreements entered into in the Ordinary Course of Business of the Company Group);

(iii) any Contract whereby a Company Group member grants any Person, or any Person grants any Company Group member, the exclusive right to sell products or provide services within any geographical region other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party or parties thereto not more than thirty (30) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination restrictive covenant obligations, termination penalties, buy-back obligations or similar obligations;

(iv) any Contract that limits or purports to limit the freedom of any Company Group member to compete in any line of business or with any Person or to conduct business in any geographic location;

(v) any Contract relating to the acquisition or disposition by a Company Group member of the equity or assets of any company or any operating business or Interest of another Person (by asset sale, stock sale, merger or otherwise);

(vi) any Contract that is for the sale of goods or services and has not been substantially completed by the applicable Company Group member as of the Closing Date and which (A) was entered into by such Company Group member on terms known at the time the Contract was entered into not to be commercially reasonable or (B) was entered into with the expectation that such Company Group member would incur a loss;

(vii) any Contract relating to the payment of any Tax or the filing of Tax Returns;

(viii) any Contract that was entered into outside of the Ordinary Course of Business of the Company Group since May 31, 2025;

(ix) any Contract constituting a partnership, joint venture or other similar joint ownership and joint liability agreement;

(x) any Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale or factoring of Receivables, any Contract constituting a guarantee of debt of any other Person or any Contract requiring a Company Group member to maintain the financial position of any other Person;

(xi) any Contract under which a Company Group member has made advances or loans to any other Person;

(xii) any outstanding agreements of guaranty, surety or indemnification (other than master services agreements entered into in the Ordinary Course of Business of the Company Group), direct or indirect, by any Company Group member, in each case where the annual obligations under such agreement are more than $100,000;

(xiii) any Contract pursuant to which (A) Intellectual Property Rights that are material to the Company Group Business or involve consideration in excess of $50,000 are licensed to a Company Group member (other than license agreement for unmodified “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $50,000) or (B) a Company Group member has granted a right with respect to Intellectual Property Rights that are material to the Company Group Business or involving consideration in excess of $50,000;

(xiv) each Contract providing for the co-development of any intellectual property or any product or service of a Company Group member;

(xv) (A) any Contract that provides for the purchase or sale of real property or (B) the lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items);

(xvi) any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;

(xvii) any Contract creating a Lien on any of the Company Group Assets that will not be discharged at or prior to the Closing;

(xviii) any Contract between a Company Group member, on the one hand, and any Affiliate of such Company Group member, on the other hand (including any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the Transactions or (B) the indemnification of such Affiliate by such Company Group member);

(xix) any Contract with Seller or any current or former officer, director, member, manager, partner, equityholder, independent contractor, consultant or employee of any member of the Company Group or any Affiliate of the foregoing;

(xx) any Contract providing for the employment or engagement of any Person on a full-time, part-time, employment, contract, consulting or other basis;

(xxi) any Contract with any labor union, labor organization, works council, or similar association or other Person representing or purporting or seeking to represent, any employee of any member of the Company Group or any other individual who provides services to the Company Group;

(xxii) any Contract between a Company Group member and any Governmental Authority or any Contract under which a Company Group member is otherwise directly or indirectly providing goods or services to or for use by a Governmental Authority (each a “Government Contract”);

(xxiii) any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(xxiv) any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the assets of the Company Group;

(xxv) any Contract requiring a Company Group member to make a payment as a result of the consummation of the Transactions, except to the extent such payment is included in and addressed as part of the provisions of this Agreement relating to Transaction Costs;

(xxvi) any Contract containing a “most favored nation” clause or similar provision;

(xxvii) any Contract with any professional employer organization, personnel staffing organization, employee leasing organization or other entity that provides personnel services or other employment-related or employee benefit-related services to the Company Group; and

(xxviii) any Contract with a Top Supplier or Top Customer.

(b) True, correct and complete copies (including all amendments, restatements, schedules, exhibits, modifications and supplements) of each written Material Contract have been furnished to Buyer, or, to the extent any of such Material Contracts are oral, Schedule 5.8 contains a description of the material terms thereof.

(c) Each Material Contract, and each Contract that is entered into after the date of this Agreement and prior to the Closing Date which, if entered into prior to the date of this Agreement would have been required to be disclosed as a Material Contract, and is not terminated or expired prior to Closing, is in full force and effect, and is the legal, valid and binding obligation of such Company Group member and, to the Knowledge of Seller, any other Person party thereto, binding and enforceable against such Company Group member and, to the Knowledge of Seller, any other Person party thereto, in accordance with its terms and is not subject to any claims, charges, set-offs or defenses, in each case, subject to Creditors’ Rights. No Material Contract has been terminated, and neither the Company Group nor, to the Knowledge of Seller, any other Person is in breach or default thereunder, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. No event has occurred that with notice or lapse of time, or both, would constitute a breach or default on the part of the Company Group or, to the Knowledge of Seller, any other party under any Material Contract, which would give rise of notice, modification, acceleration, payment, cancellation or termination by the Company Group under, or in any manner release any party thereto from any obligation under, any Material Contract. No party has asserted or has (except by operation of Legal Requirements) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract. There are no Material Waivers regarding any Material Contract that have not been disclosed in writing to Buyer. The Company Group has not received any notice, nor does Seller have any Knowledge that, a counterparty to any Material Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Material Contract. Since May 31, 2024, the Company Group has not received written (or, to the Knowledge of Seller, other) notice regarding any actual or alleged violation or breach of, or default under any Material Contract. To the Knowledge of Seller, no facts exist which would render the performance by a party to a Material Contract of its obligations thereunder unlikely and no party to a Material Contract has claimed a force majeure with respect thereto. Since May 31, 2024, there have been no material disputes under any Material Contracts.

5.9 Intellectual Property.

(a) Schedule 5.9(a) contains a complete and accurate list of all patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications, and Internet domain names owned or purported to be owned by the Company Group (reflecting, in each case, ownership, where there is co-ownership with a Person other than a Company Group member, filing date, date of issuance, jurisdiction, and registration and application numbers, as applicable) (the “Registered Intellectual Property”). Schedule 5.9(a) also contains a true, correct and complete list of all material unregistered trademarks owned or purported to be owned by a member of the Company Group. The Registered Intellectual Property, together with (i) all other Intellectual Property Rights owned, or purported to be owned, by the Company Group (collectively, “Owned Intellectual Property”) and (ii) all Intellectual Property Rights used or held for use in the conduct of the Company Group Business other than the Owned Intellectual Property (all of the foregoing, the “Company Group Intellectual Property”) constitute all Intellectual Property Rights necessary for the continued operation of the Company Group Business consistent with the practices of the Company Group Business as of the Closing Date.

(b) The Company Group exclusively owns, or has valid licenses to use, as applicable, all of the Company Group Intellectual Property currently used or held for use by the Company Group, free and clear of all Liens, except Permitted Liens. Except (i) as set forth on Schedule 5.9(b), and (ii) with respect to commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses, the consummation of the Transactions shall not affect, diminish, or terminate the ownership or use of the Company Group Intellectual Property owned by or licensed to the Company Group, and each item of the Company Group Intellectual Property will continue to be owned by or licensed to the Company Group on identical terms and conditions immediately following the consummation of the Transactions as are in effect immediately prior to such consummation. The Owned Intellectual Property is subsisting, valid and, to the Knowledge of Seller, enforceable.

(c) Except as disclosed on Schedule 5.9(c), no Company Group member has been a party to any judicial or administrative proceeding, suit, action, claim or investigation alleging, nor has any Company Group member been notified in writing of any Claim or allegation of, any infringement, misappropriation, dilution, or other violation of any item of the Company Group Intellectual Property. There has been no infringement, misappropriation, dilution or other violation (or, to the Knowledge of Seller, facts that are reasonably likely to give rise to an infringement, misappropriation, dilution, or other violation) by the Company Group or the Company Group Business of any Intellectual Property Rights of other Persons. There has been no infringement, misappropriation, dilution or other violation or facts that are reasonably likely to give rise to an infringement, misappropriation, dilution or other violation by any other Person of any of the Owned Intellectual Property. No Owned Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company Group, and the Company Group is not a party or subject to any settlement agreement involving Intellectual Property Rights.

(d) The Company Group has taken commercially reasonable measures to protect the confidentiality of the Trade Secrets and confidential information of the Company Group with respect to the Company Group Business. None of the confidential information or Trade

Secrets of the Company Group relating to the Company Group Business have been disclosed or provided to anyone except to employees and contractors of the Company Group that have executed written confidentiality agreements or are otherwise bound by confidentiality obligations, other than immaterial disclosures that would not reasonably be expected to be materially adverse to the Company Group. All employees, contractors and agents of the Company Group involved in the conception, development, authoring, creation, or reduction to practice of any material Intellectual Property Rights for the Company Group have executed agreements that assign such Intellectual Property Rights to the Company Group. None of the Company Group’s Affiliates, nor any of the Company Group’s or any such Affiliates’ current or former equityholders, members, directors, officers or employees will, after giving effect to the Transactions, own or retain any ownership rights in or to the Company Group Intellectual Property, or have the right to receive any payments (including royalty payments) with respect to any of the Company Group Intellectual Property.

(e) Schedule 5.9(e) contains a list of all Proprietary Software, identifying, as applicable, ownership where there is co-ownership and function of Software. Except for non-exclusive licenses granted by the Company Group to its customers in the Ordinary Course of Business for Proprietary Software in object code format, no Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person who is not an employee of a Company Group. None of the Company Group members has any duty or obligation to deliver, license, or make available any Proprietary Software to any escrow agent or other Person who is not an employee of such member of the Company Group. No Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that would (i) grant or purport to grant to any Person any rights to or immunities under any of the Owned Intellectual Property; (ii) require or condition the use or distribution of any product or service of a member of the Company Group or any such Proprietary Software on the disclosure, licensing, or distribution of any source code for any portion of such Proprietary Software; or (iii) otherwise impose any limitation, restriction, or condition on the right or ability of any Company Group member to use or distribute any Proprietary Software or any product or service of a Company Group member.

(f) No funding, facilities, or personnel of any Governmental Authority or university, college, research institute, or other educational institute (a “Research Institution”) were used to develop or create, in whole or in part, Owned Intellectual Property. To the Knowledge of Seller, no current or former employee, consultant or contractor of any member of the Company Group that contributed to the creation or development of any Owned Intellectual Property has performed any services for any Governmental Authority or any Research Institution during a period of time during which such employee, consultant or contractor was also performing services for the Company Group.

(g) The Company Group has not at any time entered into an agreement with another Person to collaborate or work with any Person or on behalf of any Person to jointly conceive, reduce to practice, develop, create, modify or improve any intellectual property. Except as set forth on Schedule 5.9(g), none of the Company Group has at any time collaborated or worked with any Person to jointly conceive, reduce to practice, develop, create, modify or improve any intellectual property or to jointly create any other work.

(h) Except as set forth on Schedule 5.9(h), (i) all statutory obligations, all document filings, and all fees, annuities and other payments which are due on or before the Closing Date for the registration, maintenance, extension or renewal of any of the Registered Intellectual Property have been met or paid in full, and all necessary documents and certificates in connection with Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States for the purposes of maintaining Registered Intellectual Property in the United States, and (ii) there are no actions that must be taken by the Company Group within sixty (60) days following the Closing Date for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property in the United States, including the payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates.

(i) Except as set forth on Schedule 5.9(i), the Company Group owns, leases or licenses all computer systems that are necessary for the operations of the Company Group Business as currently conducted and as proposed to be conducted. Since May 31, 2023, there has been no failure, material substandard performance or breach of any computer systems of the Company Group or its contractors that has caused any material disruption to the Company Group Business or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company Group. The Company Group maintains commercially reasonable data backup and disaster recovery plans, procedures and facilities, and, as applicable, takes commercially reasonable steps to implement such plans and procedures. The Company Group takes commercially reasonable actions designed to protect the integrity and security of its computer systems and the software information stored thereon. To the Knowledge of Seller, the computer systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities. The Company Group has taken reasonable technical, administrative, and physical measures to protect the integrity and security of its computer systems and the data stored thereon from unauthorized use, access or modification by third parties.

(j) The Company Group has complied in all material respects with all Contracts, standards, privacy policies, laws and regulations applicable to the Company Group regarding the collection, use, processing, disclosure or retention of Personal Information, including any such data privacy laws, industry security standards (e.g., Payment Card Industry Data Security Standards), or consumer protection laws, or agreements with third parties, in every jurisdiction where (i) the Company Group operates or (ii) residents of such jurisdiction have provided Personal Information to the Company Group. The Company Group has not provided or been legally required to provide any notices to data owners or Governmental Authorities in connection with any unauthorized access, use or disclosure of Personal Information. The Company Group has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected or possessed by it or on its behalf from and against unauthorized access, use or disclosure. The Company Group has not provided or been legally required to provide any notices to data owners or Governmental Authorities in connection with any unauthorized access, use or disclosure of Personal Information.

5.10 Accounts Receivable and Accounts Payable.

(a) Except as disclosed on Schedule 5.10(a), each of the Receivables (other than the Aged Receivables, which to avoid any doubt are excluded from the scope of this Section 5.10(a)) arose in the Ordinary Course of Business of the Company Group, is reflected properly on the Books and Records, is current and collectible and represents the genuine, bona fide, valid and legally enforceable obligation of the account debtor (subject only to Creditors’ Rights) and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice or permitted pursuant to the applicable Contract) has been asserted or, to the Knowledge of Seller, is threatened by any of the account debtors of such Receivables. Any reserve for bad debts shown on the Company Financial Statements or, with respect to Receivables arising after the date of the Company Interim Balance Sheet, on the accounting records of the Company Group have been determined in accordance with GAAP consistently applied. The Company Group has good and valid title to the Receivables (other than the Aged Receivables) free and clear of all Liens except Permitted Liens and no agreement for deduction, free services or goods, discounts or other deferred price or quantity adjustments will have been made with respect to such Receivables. No goods or services, the sale or provision of which gave rise to any Receivables, have been returned or rejected to the Company Group by any account debtor or lost or damaged prior to receipt thereby. Other than the Aged Receivables, the Company Group has not written off any Receivables as uncollectible.

(b) All accounts payable of the Company Group (i) reflected in the Company Financial Statements have been paid and are the result of bona fide transactions in the Ordinary Course of Business of the Company Group and (ii) arising after the date of the Company Financial Statements are the result of bona fide transactions in the Ordinary Course of Business of the Company Group.

5.11 Brokers’ Fees; Expenses.

(a) Neither the Company nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect of the Transactions for which Buyer or its Affiliates (including the Company after the Closing) could become liable or obligated, except as provided in this Agreement for Transaction Costs. For the avoidance of doubt, any liabilities to pay any fees or commissions to any brokers, finders, or agents with respect of the Transactions for which Buyer or its Affiliates (including the Company after the Closing) could become liable or obligated, will be the responsibility of Seller, either directly or via the provisions of this Agreement relating to the payment of Transaction Costs at Closing.

(b) Other than the Transaction Costs set forth in the Estimated Closing Statement or that otherwise are included in the Final Closing Statement (when the same is final and binding pursuant to Section 3.3), the Company Group does not have any Liability to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Transactions or the proposed sale or merger of the Company Group in general, and there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand against the Company Group or any of its Affiliates giving rise to Liability associated therewith.

5.12 Company Financial Statements.

(a) Attached hereto as Schedule 5.12(a) are copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries at May 31, 2025 and May 31, 2024 and the related audited consolidated statements of income, stockholders’ equity and cash flows for the year then ended (collectively, the “Company Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2025 (the “Company Interim Balance Sheet”) and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the five-month period then ended (together with the Company Interim Balance Sheet, the “Company Interim Financial Statements”). The Company Annual Financial Statements and the Company Interim Financial Statements are referred to collectively as the “Company Financial Statements.” Except as set forth on Schedule 5.12(a), the Company Financial Statements (including any related notes thereto) (i) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) fairly present, in all material respects, the assets, liabilities, financial condition and results of operations of the Company Group as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of the Company Interim Financial Statements, to normal and recurring year-end audit adjustments and accruals (which adjustments and accruals are not material in the aggregate) and to the absence of notes and other textual disclosure required by GAAP (that, if presented, would not differ materially from those presented in the Company Annual Financial Statements), and (iii) are correct and complete in all material respects, and are consistent with the accounting Books and Records of the Company Group (which Books and Records are correct and complete in all material respects). Since May 31, 2025, the Company Group has not made any material changes in its accounting policies, methods, principles or practices.

(b) No member of the Company Group has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Debt of any other Person (other than another member of the Company Group), other than endorsement of checks in ordinary care.

(c) No member of the Company Group has entered into any transactions involving the use of special purpose entities for any off balance sheet activity other than as specifically described in the Company Financial Statements. The Company Financial Statements were derived from the books and records of the Company Group, and the Company Group maintains a system of internal controls and procedures over financial reporting that is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary in order to permit preparation of financial statements in accordance with GAAP, (ii) that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company Group Assets in reasonable detail, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company Group Assets that could have a material effect on the Company Financial Statements. The Company Group has not, in the last five (5) years, identified or been made aware of (i) any illegal act, fraud or corporate misappropriation, whether or not material, that involves any employee or member of management of any member of the Company Group, (ii) any material weakness or significant deficiency in the design or operation of internal controls and procedures over financial reporting of the Company Group, or (iii) any Claim or allegation regarding any of the foregoing.

5.13 No Undisclosed Liabilities. The Company Group has no Liability (and, to the Knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, Claim, or demand against any Company Group member giving rise to any Liability), other than (i) Liabilities specifically accrued for or reflected or reserved against in the Company Interim Balance Sheet, (ii) Liabilities which have arisen after the date of the Company Interim Balance Sheet in the Ordinary Course of Business of the Company Group (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirements) or (iii) Liabilities set forth on Schedule 5.13.

5.14 Taxes. Except as set forth on Schedule 5.14:

(a) All Tax Returns required to be filed by or with respect to any member of the Company Group have been duly and timely filed (after giving effect to any applicable extensions) with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects.

(b) All Taxes required to be paid by the Company Group (or for which the Company Group may be liable) on or prior to the Closing Date have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return.

(c) All Tax withholding and deposit obligations imposed on or with respect to the Company Group or its employees (or for which the Company Group may otherwise be liable), including sales and use Taxes and in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder or other third party, have been duly withheld and collected and have been paid to the appropriate Governmental Authority and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed and requirements to obtain and retain exemption certificates and other certifications from customers with respect thereto have been satisfied in full.

(d) There are no Liens (other than Permitted Liens for current period Taxes which are not yet due and payable) on any of the Company Group Assets or the Equity Interests that are attributable to any Tax liability.

(e) There are no Claims pending against the Company Group for any unpaid Taxes, and no assessment, deficiency or adjustment with respect to Taxes has been asserted, or proposed or threatened in writing, with respect to the Company Group.

(f) No Tax audits, examination or other administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to the Company Group.

(g) True, correct and complete copies of all income, franchise and all other material Tax Returns filed by any member of the Company Group during the past three (3) taxable years or periods, and all audit, examination reports, statements of deficiencies, and material correspondence between any member of the Company Group and a Governmental Authority relating to such Tax Returns or Taxes due have been made available to Buyer.

(h) There are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any Tax of or with respect to the Company Group. Except as may be set forth on Schedule 5.14(h), no member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return.

(i) No member of the Company Group is a party to or bound by any Tax allocation, sharing, or indemnity agreement or arrangement with any Person, and no member of the Company Group is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any agreement providing for payments by such member with respect to any amount of Taxes of any other Person (in each case excluding this Agreement and agreements and contractual obligations entered into in the Ordinary Course of Business of the Company Group and the primary purpose of which does not relate to Taxes). No member of the Company Group (i) has ever been a member of any Consolidated Group or (ii) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. law), as a transferee or successor, by Contract, or otherwise.

(j) No Claim has ever been made by a Governmental Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns or pay Taxes that such member of the Company Group is or may be required to file a Tax Return or pay Taxes in that jurisdiction.

(k) The unpaid Taxes of the Company Group did not: (i) as of the date of the Company Interim Balance Sheet, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the Company Interim Balance Sheet (and not in any notes thereto) and (ii) as of the Closing Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the Estimated Closing Statement.

(l) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under Section 481 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.

(m) No member of the Company Group has entered into any agreement or arrangement with any Governmental Authority that requires any member of the Company Group to take any action or to refrain from taking any action in order to secure Tax benefits not otherwise available. No member of the Company Group is a party to any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the Transactions.

(n) No member of the Company Group nor any predecessor thereof has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) or engaged in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all relevant predecessor regulations) or similar provision of U.S. state or local or non-U.S. law.

(o) No member of the Company Group has any material property or obligation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(p) Except as set forth on Schedule 5.21, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any member of the Company Group.

(q) All of the Company Group Assets have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date, and no portion of the Company Group Assets constitutes omitted property for property Tax purposes.

(r) None of the Company Group Assets consists, or has ever consisted of, any interest in any entity that is treated for U.S. federal (or any applicable U.S. state or local) income tax purposes as a partnership, or is, or has ever been, subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(s) The Company is, and has been since the date of its formation, properly treated as a corporation for U.S. federal (and applicable U.S. state and local) income tax purposes.

(t) Each of the Company’s Subsidiaries is, and has been since the date of its formation, properly treated as an entity disregarded as separate from its Tax owner for U.S. federal (and applicable U.S. state and local) income tax purposes.

(u) Each member of the Company Group is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(v) No member of the Company Group has, pursuant to the CARES Act (or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or IRS Notice 2020-65), (i) deferred any “applicable employment taxes” (as defined in Section 2301(c)(1) of the CARES Act), or (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (iii) sought (nor has any Affiliate that would be aggregated with the Company Group and treated as one employer for purposes of Section 2301 of the CARES Act) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(w) No member of the Company Group owns, directly, indirectly or constructively, any interest in (i) a “controlled foreign corporation” as defined under Section 957 of the Code with respect to which such member is a “U.S. shareholder” within the meaning of Section 951(b) of the Code, or (ii) a “passive foreign investment company” as defined under Section 1297 of the Code.

(x) The Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(y) No member of the Company Group is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence. All payments by, to or among the Company and its Subsidiaries and any Affiliates thereof comply with all applicable transfer pricing requirements imposed by any Governmental Authority.

(z) No member of the Company Group has distributed the stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 or 361 of the Code during the prior two years.

5.15 Inventory. Each member of the Company Group owns its inventory free and clear of all Liens except Permitted Liens. Except as disclosed on Schedule 5.15, none of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Except as disclosed on Schedule 5.15, such inventory (i) was acquired for sale in the Ordinary Course of Business of the Company Group, (ii) is in good and saleable condition and is not obsolete or damaged, except to the extent reflected in reserves set forth in the Company Interim Balance Sheet, and (iii) is properly reflected in the books and records of the Company Group at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with GAAP consistently applied with the Company’s past practices. None of such inventory is subject to any consignment, bailment, warehousing or similar arrangement. Except as disclosed on Schedule 5.15, since May 31, 2025, the Company Group has purchased and replaced inventory in the Ordinary Course of Business of the Company Group. The inventory of the Company Group (other than inventory in-transit) is located at the locations set forth on Schedule 5.15.

5.16 Litigation. Except as set forth in Schedule 5.16 or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, there are, and at all times during the past five (5) years there have been, no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against any member of the Company Group or any of their respective current or former officers, directors, managers, members, employees or service providers, and there are no facts or circumstances that would reasonably be expected to result in any material claims against, with respect to, or in connection with, any member of the Company Group that affect or would have an effect on the Company

Group Business, the Company Group Assets or the consummation of the Transactions, and no member of the Company Group is subject to any outstanding judgment, order or decree of any Governmental Authority or arbitrator.

5.17 Product and Service Warranty.

(a) Except as set forth on Schedule 5.17(a), each product leased, delivered, installed, manufactured or sold to any Top Customer since May 31, 2024, and each service performed by the Company Group for any Top Customer since May 31, 2024, has complied in all material respects with and conformed to all applicable Legal Requirements, contractual commitments and all applicable warranties of the Company Group. Except as set forth on Schedule 5.17(a), no member of the Company Group is subject to provisions with respect to liquidated damages or consequential, special or similar damages. Schedule 5.17(a) identifies any warranty Claim asserted during the three (3) year period prior to the Closing Date from which the Company Group has incurred costs in excess of $50,000 per Claim. All material Claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or threatened against the Company Group are listed or described on Schedule 5.17(a). As of the date hereof, there are no material Claims pending or, to the Knowledge of Seller, threatened, involving (i) a service provided or a product designed, manufactured, serviced, produced, modified, distributed, or sold by or on behalf of the Company Group relating to an alleged defect in design, manufacture, materials or workmanship, performance, or alleged failure to warn, or an alleged breach of any guarantee or representation or warranty or (ii) other than in the Ordinary Course of Business of the Company Group, any return or replacement of a product sold by the Company Group (whether or not defective), and, in the case of clauses (i) and (ii), to the Knowledge of Seller, no fact, event, condition or circumstance exists that would reasonably be expected to give rise to any such Claim.

(b) Except as set forth on Schedule 5.17(b), other than in the event of gross negligence or willful misconduct of the Company Group, no member of the Company Group is required to indemnify any Top Customer, such Top Customer’s employees, such Top Customer’s contractors (other than any member of the Company Group), or such Top Customer’s contractors’ employees (except for employees of the Company Group) (with respect to each Top Customer, collectively, “Top Customer Group”) from any claim brought by or on behalf of any member of such Top Customer Group alleging personal injury, bodily injury, illness, or death of any member of such Top Customer Group, or that results from physical damage, loss, or loss of use of any tangible property of Top Customer Group, and which arises out of, relates to, or is connected with the work performed by the Company Group for such Top Customer.

(c) Except as set forth on Schedule 5.17(c), each product leased, delivered, installed, manufactured or sold by any Top Supplier to the Company Group since May 31, 2024, and each service performed by any Top Supplier for the Company Group since May 31, 2024, has complied in all material respects with and conformed to all applicable Legal Requirements, contractual commitments and all applicable warranties of such Top Supplier. Schedule 5.17(c) includes copies of the standard terms and conditions of lease, delivery, installation or sale for the products and services of each Top Supplier to the Company Group (containing applicable guaranty, warranty and indemnity provisions).

(d) Except as set forth on Schedule 5.17(d), each sub-contractor engaged by any member of the Company Group to provide services to any customer for consideration in excess of $50,000 has (i) assumed from such member of the Company Group all of the Liabilities that such member of the Company Group has assumed from the customer in the underlying service Contract that relate to the work to be performed by the sub-contractor or (ii) agreed to indemnify, hold harmless, and defend such member of the Company Group from all Liabilities in the underlying service Contract that relate to the work to be performed by the sub-contractor to the same extent such member of the Company Group is obliged to the customer in respect thereof.

5.18 Employees; Employee Relations.

(a) Schedule 5.18(a) identifies for the Company Group the following:

(i) for each employee who provides services to the Company Group, his or her (A) name, job title, employing entity, job location, original hire date, service date, bonus, if any, paid or payable for the calendar years 2025 and 2024, and status as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”), (B) accrued and unused vacation (and any other paid time off) as of a date no more than seven (7) days prior to the date hereof, (C) current annualized salary (or hourly wage rate, as applicable) and other compensation (including bonus, incentive, additional forms of pay, profit-sharing, pension benefits and other compensation for which he or she is eligible), (D) leave status (including type of leave, leave start date and expected return date), (E) details of any applicable visa (including type of visa, dates of validity, and sponsoring entity) or other work permit and (F) details of any co-employment relationship;

(ii) any increase scheduled to become effective after the Closing Date in the total compensation or rate of total compensation (including bonus, profit-sharing, pension benefits and other compensation) payable by the Company Group to any employee or contractor of the Company Group;

(iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company Group to, or made to the Company Group by, any manager, director, officer, employee or contractor of the Company Group;

(iv) all transactions outside of the Ordinary Course of Business of the Company Group between the Company Group and any of its managers, directors, members, officers, employees or contractors since May 31, 2025;

(v) the name of each member, manager, director and officer of such Company Group member (including the title of any officer); and

(vi) the name and, if applicable, the entity through which he or she provides services, general description of services performed, compensation and service terms of any individual providing services to the Company Group as an independent contractor. The individuals set forth on Schedule 5.18(a) represent the entirety of the individuals whose employment or engagement principally involves providing services to or for the Company Group.

(b) Except for amounts incurred subsequent to the date of the Company Interim Balance Sheet and not yet payable in the Ordinary Course of Business of the Company Group as of the Closing Date, all wages, bonuses and other compensation, if any, due and payable as of the Closing Date to all present and former employees and contractors of the Company Group have been paid in full to such employees and contractors prior to the Closing. The compensation and benefits (including vacation and other paid time off benefits) paid, payable or provided with respect to all employees and contractors of the Company Group have been reflected in the Company Financial Statements for the periods covered thereby. Except as set forth on Schedule 5.18(a)(i), as of the Closing Date, no current or former employee of any member of the Company Group is on a disability leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits.

(c) The Company Group is not a party to, nor has it ever been bound by, the terms of any labor or collective bargaining agreement or any other Contract with any labor union, labor organization, works council, or other representative of employees, and no such agreements are being negotiated. There are no labor disputes existing or, to the Knowledge of Seller, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees, and the Company Group has not experienced any material labor difficulties during the last five (5) years. No unfair labor practice charge, grievance, complaint, or other legal action arising out of any collective bargaining agreement or employment or labor relationship with the Company Group exists or is, to the Knowledge of Seller, threatened. No employee of any Company Group member is represented by any labor union, labor organization, works council, or other representative of employees. To the Knowledge of Seller, there is no question concerning representation as to any collective bargaining representative concerning any employee of the Company Group and no labor union or representative thereof claims to or is seeking, or has, in the last five (5) years sought, to represent any such employees.

(d) Except as set forth on Schedule 5.18(d), (i) the relationship of the Company Group with its employees, as a group, is satisfactory and, to the Knowledge of Seller, there are no facts that would indicate that any such employees will not continue in their employment with the Company Group following the Closing and (ii) the Company Group is not a party to any employment, consulting, non-compete, non-solicit, management severance, retention, bonus, change of control, termination pay or similar Contract with any Person, either express or implied, or currently negotiating, and does not have, any outstanding offer with respect to, any such agreement or matter.

(e) Except as set forth on Schedule 5.18(e), (i) no legal proceedings, charges, complaints, grievances, investigations or similar actions have been commenced with respect to the Company Group under any Legal Requirements affecting or relating to the employment relationship, and, to the Knowledge of Seller, no proceedings, charges, complaints, grievances, investigations, audits or similar actions are threatened under any such Legal Requirements and no facts, events, conditions or circumstances exist which would reasonably be expected to give rise to any such proceedings, charges, complaints, grievances, investigations or similar actions, (ii) the Company Group is not and, during the last five (5) years, has not been subject to any order, settlement or consent decree with any present or former employee, employee representative or other Person, including any Governmental Authority, relating to Claims of discrimination or other claims in respect of employment or labor practices and policies (including practices relating to discrimination, retaliation, wage payments, overtime payments, recordkeeping, employee classification, occupational health and safety, whistleblowing, retaliation and immigration) and (iii) no Governmental Authority has, during the last five (5) years, issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination, retaliation, wage payments, overtime payments, recordkeeping, employee and contractor classification, occupational health and safety, whistleblowing, retaliation and immigration) of the Company Group. The Company Group has promptly, thoroughly, and impartially investigated all sexual harassment, or other discrimination, retaliation, or policy violation allegations of which any member of the Company Group is aware. With respect to each such allegation with potential merit, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further improper action. No member of the Company Group is a federal government contractor or subcontractor or subject to the requirements of Executive Order 11246.

(f) The Company Group is and has during the last five (5) years been in compliance in all material respects with all applicable Legal Requirements relating to labor, employment and employment practices, including employment and employment practices, terms and conditions of employment, wages and hours, overtime payments, FLSA, recordkeeping, employee classification, non-discrimination, employee benefits, employee leave, payroll documents, record retention, equal employment opportunity, immigration, occupational health and safety, severance, termination or discharge, whistleblowing, retaliation, collective bargaining, the payment of employee welfare and retirement and other Taxes, and the full payment of all required social security contributions and Taxes, and the Company Group is not in violation of any Legal Requirements concerning engagement of independent contractors. Each employee of each member of the Company Group is authorized to work in each jurisdiction in which he or she performs services for such member of the Company Group.

(g) The Company Group is and has been in full compliance with the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), there has not been a “mass layoff” or “plant closing” (as defined by the WARN Act and any similar state, local or foreign Legal Requirement) with respect to the Company Group at any time within the six (6) months preceding the Closing Date, and no member of the Company Group has taken any action that would, following the Closing, require notification of any of the current or former employees of the Company Group pursuant to the provisions of the WARN Act or that would cause any member of the Company Group to have liability thereunder.

5.19 Employee Benefit Matters.

(a) Schedule 5.19(a) includes a true, correct and complete list of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) that is sponsored, maintained or contributed to or by the Company or any ERISA Affiliates of the Company or for which the Company could have any liability (actual or contingent), or has ever been sponsored, maintained or contributed to by the Company or any ERISA Affiliates of the Company:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, policy or program, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, employee loan, executive compensation or supplemental income arrangement, change in control or transaction bonus plan or agreement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 5.19(a)(i).

(b) Seller has furnished to Buyer true, correct and complete copies of each of the Plans set forth on Schedule 5.19(a), and related trusts and services agreements, if applicable, including all amendments thereto. Seller has also furnished to Buyer, with respect to each Plan set forth on Schedule 5.19(a) and to the extent applicable: (i) the three most recent annual or other reports filed with each Governmental Authority and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description (including all summaries of material modification thereto), scheme booklet and all announcements, (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Legal Requirements, (v) copies of all material notices, letters or other correspondence from any Governmental Authority, (vi) Forms 1094-C and 1095-C for the three previous calendar years and (vii) any documents that provide for indemnification of the fiduciaries of any Plan or such fiduciaries’ financial advisors in connection with any prior transactions involving any Plan or the transactions contemplated by this Agreement.

(c) The Company Group does not sponsor, maintain or contribute to any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA). Neither the Company Group nor any ERISA Affiliates of the Company Group contributes to nor has any obligation to contribute to, or has ever contributed to or had an obligation to contribute to, and no Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) a defined benefit plan within the meaning of Section 3(35) of ERISA or a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or Section 210 of ERISA. Except as provided on Schedule 5.19(a), no Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(d) Except as set forth on Schedule 5.19(d):

(i) each member of the Company Group and its ERISA Affiliates have performed all obligations, whether arising by operation of any Legal Requirement or by contract, required to be performed by it in connection with the Plans, and there have been no defaults or violations by any other party to the Plans;

(ii) (A) all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner, (B) each Plan has been documented, operated and administered in material compliance with its governing documents and applicable Legal Requirements, and (C) each Plan that could be a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in compliance with such Section or an exemption therefrom, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under such Section;

(iii) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a favorable determination, advisory or opinion letter as to its qualification upon which the Company or its ERISA Affiliate can rely and, to the Knowledge of Seller, no event has occurred or circumstances exist that would reasonably be expected to result in the loss of the tax-qualified status of any such Plan or the tax-exempt status of a related trust;

(iv) there are no Claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, any of the Plans or their assets;

(v) all contributions required to be made to the Plans pursuant to their terms and provisions or pursuant to applicable Legal Requirements have been timely made;

(vi) no act, omission or transaction has occurred which would result in imposition on the Company Group, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(vii) there is no matter pending with respect to any of the Plans before any Governmental Authority; and

(viii) the execution and delivery of this Agreement and the consummation of the Transactions will not (A) require the Company Group or any of its ERISA Affiliates to make a larger contribution to or pay greater compensation, payments or benefits under, any Plan or under any Contract listed on Schedule 5.18(d) than they otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Plan or under any Contract listed on Schedule 5.18(d).

(e) Neither the Company Group nor any of its ERISA Affiliates is a party to any Contract, nor has the Company Group or any of its ERISA Affiliates established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company Group or any of its ERISA Affiliates upon termination of such services that would not be payable or provided in the absence of the consummation of the Transactions.

(f) In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement, under the Plans or under any Contract listed on Schedule 5.18(d) which could result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. Seller has furnished to Buyer copies of any Section 280G calculations prepared (whether or not final) with respect to the Transactions contemplated by this Agreement.

(g) Each Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h) Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Plan or Contract listed on Schedule 5.18(d) provides retiree medical or retiree life insurance benefits to any Person, and the Company Group is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(i) Each Plan that is a “group health plan” within the meaning of Section 733(a)(1) of ERISA is currently and has been in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any Company Group or any Plan to penalties or excise taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Healthcare Reform Laws (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable).

5.20 Environmental Matters.

(a) Compliance. Except as set forth on Schedule 5.20(a), the Company Group Business and the Company Group Assets are and, during all times while under the control of the Company Group, its Affiliates or Seller, have been in material compliance with all Environmental Laws and Environmental Authorizations and, to the Knowledge of Seller, no facts, events, circumstances or conditions exist that could adversely affect such continued compliance with Environmental Laws and Environmental Authorizations or require currently unbudgeted material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Authorizations.

(b) Authorizations. Except as set forth on Schedule 5.20(b), (i) all Environmental Authorizations required for operating the Company Group Business and the Company Group Assets as they are currently being operated are set forth on Schedule 5.20(b), have been duly obtained, and are currently in full force and effect, (ii) no additional Environmental Authorizations are required for the consummation of the Transactions or are required to be obtained by the Company Group as of the Closing Date based upon the operations of the Company Group as of the Closing Date and (iii) neither the Company Group nor any of its Affiliates has received any written notice that there are, or to the Knowledge of Seller, may exist, any facts, events, conditions or circumstances pursuant to which, (A) any such existing Environmental Authorization will be revoked or adversely modified, (B) any application currently pending or to be made prior to the Closing Date for any new Environmental Authorization will be protested or denied or (C) any renewal of any existing Environmental Authorization will be protested or denied.

(c) Claims or Notices. Except as set forth on Schedule 5.20(c), there are no Claims pending or, to the Knowledge of Seller, threatened under any Environmental Law against the Company Group or the Company Group Business or the Company Group Assets, and neither the Company Group nor any of its Affiliates has otherwise received written notice from any Governmental Authority or other Person of alleged violation of, non-compliance with, or liability under, any Environmental Law with respect to the Company Group Business or the Company Group Assets.

(d) Environmental Liabilities. Except as set forth on Schedule 5.20(d), there are no current or, to the Knowledge of Seller and to the extent occurring within the relevant time periods specified under all applicable statutes of limitations, past facts, events, circumstances, or conditions with respect to the Company Group Business or the Company Group Assets that could reasonably be expected to form the basis for assertion of any material Environmental Liability against any owner or operator of the Company Group Business or Company Group Assets.

(e) Liabilities of Other Persons. Except as set forth on Schedule 5.20(e), no member of the Company Group is providing a guarantee or is otherwise subject to any liability of another Person, or is subject to an outstanding indemnity with respect to any liability relating to Environmental Laws, except in the Ordinary Course of Business of the Company Group.

(f) Releases at or from the Company Group Assets. Except as set forth on Schedule 5.20(f), there has been no Release of Hazardous Materials at, on, under or from any Company Group Assets in connection with the Company Group or the Company Group Business or, to the Knowledge of Seller, the operations of any Predecessor for which any investigatory, remedial, monitoring or restoration actions required by any Governmental Authority under Environmental Laws have not been performed and completed to the satisfaction of all applicable Governmental Authorities and in compliance with all applicable Environmental Laws. There is no asbestos contained in or forming part of any equipment, property, building, building component, structure or office space included among the Company Group Assets.

(g) Offsite Releases. Except as set forth on Schedule 5.20(g), neither the Company Group nor any of its Affiliates has received any written notice asserting an alleged Liability related to the Company Group Assets under any Environmental Law with respect to investigatory, remedial, monitoring, or restoration actions at any real properties other than the Real Property where the Company Group or its Affiliates or any Predecessor transported or disposed or arranged for the transport or disposal of any Hazardous Materials and, to the Knowledge of Seller, there are no facts, events, circumstances or conditions that would reasonably be expected to result in the receipt of such notice.

(h) Exposure. Except as set forth on Schedule 5.20(h), to the Knowledge of Seller, there has been no exposure of any Person or property to Hazardous Materials in connection with the Company Group Business that could reasonably be expected to form the basis for a material claim for damages or compensation.

(i) Liens. Except as set forth on Schedule 5.20(i), none of the Company Group Assets is subject to any Lien imposed by or arising under any Environmental Law, and there are no proceedings pending or, to the Knowledge of Seller, threatened for imposition of any such Lien, and, to the Knowledge of Seller, there is no basis for any such Lien or proceeding.

(j) Underground Storage Tanks. Except as set forth on Schedule 5.20(j), there are no underground storage tanks formerly or currently used by the Company Group or any of its Affiliates in the operation of the Company Group Business and, to the Knowledge of Seller, there are no formerly operated underground storage tanks that were operated by any Predecessor upon the Company Group Assets which have since been permanently removed from service.

(k) Environmental Documents. Except as set forth on Schedule 5.20(k), Seller has furnished to Buyer complete and accurate copies of all environmental audits, assessments, reports, studies, analyses and correspondence on alleged environmental matters for the five year period prior to Closing (including any alleged non-compliance with any Environmental Law, any alleged exposure to Hazardous Materials, or any Release or threatened Release of Hazardous Materials) that are in Seller’s or the Company Group’s possession or control and relating to the Company Group or any of its Affiliates’ ownership or operation of the Company Group Business or the Company Group Assets.

5.21 Powers of Attorney. Except as disclosed on Schedule 5.21, the Company Group has not given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to the Company Group Business for any purpose whatsoever.

5.22 Insurance. Schedule 5.22 sets forth a true, correct and complete list of all policies, binders, and insurance contracts under which the Company Group, the Company Group Business or any of the Company Group Assets is insured (the “Insurance Policies”). No Company Group member has received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are in full force and effect and binding in accordance with their terms and all premiums due and payable thereon have been fully paid. The members of the Company Group maintain, and have maintained at all times since May 31, 2025, insurance against Liabilities, Claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry, and the members of the Company Group are, and have been, in compliance with all insurance requirements under applicable Legal Requirements and any Contracts. No member of the Company Group has received written, or to the Knowledge of Seller, oral notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any Insurance Policy. There are currently no Claims pending under any Insurance Policy as to which coverage has been denied or disputed by the insurers of such policies and, to the Knowledge of Seller, all Claims and reportable incidents under any such Insurance Policy have been reported and asserted. Any material action pending against any member of the Company Group that is covered by such Insurance Policy has been properly reported to the applicable insurer. With respect to any Insurance Policy, all deductible, or self insured retention amounts, as applicable, are, to the Knowledge of Seller, commercially reasonable. No Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of any member of the Company Group. The members of the Company Group and the Company Group Assets are insured in amounts no less than as required by law or any Contract to which any member of the Company Group is party and the Company Group Assets are insured to full replacement cost value.

5.23 Books and Records. All Books and Records are located at the premises of the Company Group Business to which such Books and Records primarily relate, have been maintained substantially in accordance with applicable Legal Requirements, comprise all of the Books and Records relating to the Company Group’s ownership and operation of the Company Group Business and the Company Group Assets and accurately present and reflect in all material respects all the transactions and actions therein described. True, correct and complete copies of all Books and Records have been made available to Buyer.

5.24 Condition and Sufficiency of Assets of the Company Group Business. Except as set forth on Schedule 5.24, at and following the Closing, the Company Group Assets (a) will constitute all of the assets necessary or required to permit each member of the Company Group to carry on the Company Group Business in substantially the same manner as presently conducted and as conducted since May 31, 2025 by the Company Group and (b) constitute all of the assets of the Company Group and its Affiliates used in the Company Group Business presently and as conducted since May 31, 2025. The Company Group Assets are structurally sound, are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put, and none of the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Company Group Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

5.25 Debt. Except for the Debt of the Company Group included in the calculation of the Net Debt Amount and set forth on Schedule 5.25, the Company Group does not have any Debt, and there is no Debt related to or associated with the Company Group Assets or the Company Group Business.

5.26 Customers and Suppliers.

(a) Schedule 5.26(a)(i) accurately sets forth (i) the top ten (10) customers of the Company Group (based on aggregate consideration paid to the Company Group for goods or services rendered during the fiscal year ended May 31, 2025) (the customers required to be listed on Schedule 5.26(a)(i), collectively, “Top Customers”); and (ii) the amount of consideration paid by each Top Customer during such fiscal year. Since May 31, 2025, no Top Customer has terminated or materially and adversely modified the amount, pricing, frequency or terms of the business such Top Customer conducts with the Company Group. The Company Group is not engaged in any material dispute with any Top Customer and has not received any oral or written notice of, nor does Seller have any Knowledge of a reasonable basis for, any such dispute. Except as set forth on Schedule 5.26(a)(ii), (A) the Company Group is in compliance with and not in breach of any Contract with any Top Customer, (B) all Top Customers continue to be customers of the applicable member of the Company Group, (C) no Top Customer has ceased to use its goods or services or to otherwise terminate, materially and adversely modify or materially reduce its relationship with the Company Group (and none of the members of the Company Group have received any oral or written notice that any of its Top Customers intends to do so or otherwise has Knowledge of any facts, events, conditions or circumstances that would reasonably be expected to result in any Top Customer doing so) from the levels achieved during the fiscal year ended May 31, 2025, and (D) no Top Customer has communicated to the Company Group, orally or in writing, that it has not passed such Top Customer’s audit. To the Knowledge of Seller, there is no reason to believe that the consummation of the Transactions is reasonably likely to have a material and adverse effect on the business relationship of the Company Group with any Top Customers.

(b) Schedule 5.26(b)(i) sets forth (i) the top ten (10) suppliers of the Company Group (based on consideration paid by the Company Group for goods or services rendered during the fiscal year ended May 31, 2025) (the suppliers required to be listed on Schedule 5.26(b)(i), collectively, “Top Suppliers”); and (ii) the amount of purchases from each Top Supplier during such fiscal year. Since, May 31, 2025, no Top Supplier has terminated or materially and adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with the Company Group. The Company Group is not engaged in any material dispute with any Top Supplier and has not received any oral or written notice of, nor does Seller have any Knowledge of a reasonable basis for, any such dispute. Except as set forth on Schedule 5.26(b)(ii) or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, (A) the Company Group is in compliance with and not in breach of any Contract with any Top Supplier, (B) all Top Suppliers continue to be suppliers of the applicable member of the Company Group, and (C) no Top Supplier has ceased to supply goods or services to such member of the Company Group or otherwise terminated, materially and adversely modified or materially reduced its relationship with any member of the Company Group (and none of the members of the Company Group have received any oral or written notice that any of its Top Suppliers intends to do so or otherwise has Knowledge of any facts, events, conditions or circumstances that would reasonably be expected to result in any Top Supplier doing so) from the levels achieved during the fiscal year ended May 31, 2025.

(c) Since May 31, 2025, the Company Group has not experienced any shortages of supplies or other disruptions to its supply chains that has materially impacted the Company Group Business, and the Company Group has not received any written (or, to the Knowledge of Seller, other) notice, nor does Seller have any Knowledge of, any current or potential shortage of supplies or other disruptions to its supply chains that would reasonably be expected to materially impact the Company Group Business.

5.27 Compliance with Legal Requirements.

(a) Each of the Company Group members and each of their respective officers, directors, managers, members, employees and service providers is, and since May 31, 2020, has been in material compliance with all Legal Requirements applicable to the properties or assets of such Company Group member or the operation of the Company Group Business, and no notice, request for information, demand letter, administrative inquiry, or formal or informal complaint, charge or assertion has been received by any Company Group member or, to the Knowledge of Seller, threatened against any Company Group member alleging any material non-compliance with any such Legal Requirements by any of the Company Group members or any of their respective officers, directors, managers, members, employees or service providers. Each of the Company

Group members maintains adequate internal controls and has implemented and maintains policies and procedures to detect and prevent any material misconduct or violations of laws.

(b) Since May 31, 2020, no Company Group member has entered into or been subject to any judgment, consent decree, complaint, compliance order, administrative order or other similar enforcement orders with respect to any aspect of the Company Group Business or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or Claim from any Governmental Authority arising out of or relating to any material failure to comply with any Legal Requirement, and no formal or informal investigation or review related to the material failure to comply with any Legal Requirement by any Company Group member is being conducted by any commission, board, Governmental Authority or other Person, and, to the Knowledge of Seller, no such investigation or review is scheduled, pending or threatened, except, in each case, where such non-compliance would not reasonably be expected to be material to the Company Group, taken as a whole.

(c) Since September 30, 2020, there has not been any action, suit, Claim, proceeding or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company Group policy relating to the foregoing, in each case involving any member of the Company Group or any current or former employee, director, officer or independent contractor (in relation to his or her work at a member of the Company Group) of a member of the Company Group, nor has there been any settlements or similar out-of-court or pre‑litigation arrangement relating to any such matters, nor has any such action, suit, Claim, proceeding, investigation, settlement or other arrangement been threatened.

5.28 Affiliate Transactions. Except as set forth on Schedule 5.28, other than the Transaction Documents, neither Seller, nor any of its Affiliates (including the Company Group), nor any of their respective directors, officers or employees (nor any members of such director’s, executive officer’s or employee’s “immediate family”) (as defined in Rule 16a-1 of the Securities Act) (i) is a party to any Contract with, or is providing or receiving services from any Company Group member (other than (A) any applicable Contracts related to an officer’s, director’s or employee’s employment with a Company Group member or an Affiliate of the Company Group and (B) Contracts exclusively between or among Company Group members), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by any Company Group member or (iii) is indebted to any Company Group member (each, an “Affiliate Transaction”).

5.29 Unlawful Payments. No Company Group member, nor any of its Affiliates, directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of Seller, any of its representatives, sales intermediaries or other third parties acting on behalf of the Company Group: (i) has taken any action in violation of any Improper Payment Laws or (ii) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, in each case, for purposes of (A) influencing any act or decision of any Government Official in such official’s official capacity, (B) inducing such Government Official to do or omit to do any act in violation of such official’s lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to use such official’s influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled facilities), in order to assist the Company Group or any of its Affiliates in obtaining or retaining business that would cause the Company Group to be in violation of Improper Payment Laws. No Company Group member, nor any of its Affiliates, directors, officers, or employees, nor to the knowledge (as defined in the FCPA) of Seller, any of its representatives, sales intermediaries or other third parties acting on behalf of the Company Group have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds or received or retained any funds in violation of any law. Without limiting the generality of the foregoing, no Company Group member, nor any of its Affiliates, directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of Seller, and of its representatives, sales intermediaries or other third parties acting on behalf of the Company Group have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds to any customer or prospective customer in an effort to solicit or obtain business from any such customer or prospective customer. No Company Group member, any of its Affiliates, nor any other Persons acting on their behalf have received any notice or communication from any Person that alleges a potential violation of any Improper Payment Laws, nor have they been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws, nor have they received a request for information from any Governmental Authority regarding Improper Payment Laws. The Company Group has in place reasonably designed and implemented controls to ensure compliance with any applicable export control, economic sanctions and Improper Payment Laws.

5.30 No Foreign Operations. Except as disclosed on Schedule 5.30, (i) the Company Group Business is, and at all times has been, conducted within the United States of America, and (ii) no member of the Company Group has any operations or activities located outside of the United States of America.

5.31 Government Contracts. The Company Group does not have a Contract with any Governmental Authority or under which a Company Group member is otherwise directly or indirectly providing goods or services to or for use by a Governmental Authority.

5.32 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Company Group. As used herein, “Act of Bankruptcy” means if a Company Group member or Seller shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or (viii) take any entity action for the purpose of effecting any of the foregoing.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer (i) acknowledges that Seller is relying on the following representations and warranties in entering into this Agreement and (ii) represents and warrants to Seller that the following representations and warranties are true and correct as of the date hereof and shall be true and correct as of the Closing Date, except as set forth in the Buyer’s disclosure schedule accompanying this Agreement (the “Buyer Disclosure Schedule”) and except as and to the extent disclosed in the Buyer SEC Reports filed or furnished with the SEC on or after the Applicable Date and publicly available prior to the Closing Date (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature); provided, however, that the foregoing exception shall not extend to any Buyer SEC Reports filed or furnished on or after the date hereof that either materially restate any of the consolidated financial statements of Buyer set forth in, or that are incorporated by reference into, Buyer SEC Reports filed or furnished prior to the date hereof or that otherwise disclose a material weakness in Buyer’s internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act).

6.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has delivered or made available to Seller true, correct and complete copies of the Organizational Documents of Buyer, each as amended to date and presently in effect.

6.2 Qualification; Power. Except as would not reasonably be expected to materially impair Buyer’s ability to perform its obligations under each Transaction Document to which Buyer is a party, Buyer is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Buyer has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

6.3 Authority; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly approved by all action necessary on behalf of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to Creditors’ Rights. All other documents required hereunder to be executed and delivered by Buyer at Closing have been duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to Creditors’ Rights.

6.4 Consents; Absence of Conflicts. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor the consummation of the Transactions or compliance by Buyer with any of the provisions hereof or thereof, will (i) violate or breach the terms of, cause a default under, conflict with, result in the loss by Buyer of any rights or benefits under, impose on Buyer any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (A) any applicable Legal Requirement, (B) the Organizational Documents of Buyer, (C) any Contract to which Buyer is a party or by which Buyer, or any of Buyer’s properties, is bound, or (ii) with the passage of time, the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (i) of this Section 6.4, in each case, other than with respect to Section 6.4(i)(B), except as would not have a material adverse effect on Buyer’s ability to consummate the Transactions or otherwise perform its obligations under this Agreement or any other Transaction Documents. Except as set forth on Schedule 6.4 and for filings required under the HSR Act, Buyer is not required to obtain or provide any consent or notice in connection with the consummation of the Transactions, except as would not reasonably be expected, individually or in the aggregate, to be material to Buyer, taken as a whole. All such consents or notices set forth on Schedule 6.4 have been obtained or given and have been furnished in writing to Seller.

6.5 Capitalization.

(a) The authorized capital stock of Buyer consists of 300,000,000 shares of Buyer Common Stock, 150,000,000 shares of Buyer Class B common stock, par value $0.0001 (“Buyer Class B Common Stock”), and 10,000,000 shares of Buyer Preferred Stock. As of January 30, 2026, 29,647,189 shares of Buyer Common Stock, 60,015,566 shares of Buyer Class B Common Stock and no shares of Buyer Preferred Stock are issued and outstanding.

(b) The shares of Buyer Common Stock issued to Seller hereunder are duly authorized, and are, or will be with respect to shares of Buyer Common Stock issued pursuant to Section 2.2(d), validly issued, fully paid and nonassessable and free of all Liens of any nature and restrictions imposed by or through Buyer, and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law or Buyer’s Organizational Documents.

6.6 Buyer SEC Reports; Buyer Financial Statements.

(a) Since December 31, 2024, Buyer has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, including all amendments thereto (such forms, reports, certifications, schedules, statements, documents, and amendments thereto collectively, the “Buyer SEC Reports”). As of their respective dates, each of the Buyer SEC Reports, as amended, complied with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and such Buyer SEC Reports did not, when filed, (i) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of Buyer SEC Reports other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements of Buyer included in the Buyer SEC Reports, including all notes and schedules thereto (“Buyer Financial Statements”), complied as to form in all material respects, when filed with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect from time to time applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), and such Buyer Financial Statements fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows and stockholders’ equity of Buyer and its consolidated Subsidiary for the periods presented therein.

(c) Buyer has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act). The disclosure controls and procedures of Buyer are designed to provide reasonable assurance that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of Buyer, as appropriate, to allow timely decisions regarding required disclosures. The principal executive officer and principal financial officer of Buyer have evaluated the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by applicable Legal Requirements, presented in any applicable Buyer SEC Report, that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Buyer has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

6.7 Listing Exchange. The Buyer Common Stock is registered under Section 12(b) of the Exchange Act and is listed on The New York Stock Exchange (“NYSE”), and Buyer has not received any notice of delisting, nor is Buyer aware of any basis for delisting. The issuance of the Buyer Common Stock pursuant to this Agreement does not contravene any NYSE rules and regulations.

6.8 Brokers’ Fees. Neither Buyer nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect of the Transactions for which Seller could become liable or obligated.

6.9 No Legal Proceedings. Except as would not have a material adverse effect on Buyer’s ability to consummate the Transactions or otherwise perform its obligations under this Agreement or any other Transaction Documents, no legal proceedings are pending or, to the Knowledge of Buyer, threatened to restrain (or which would have the effect of so restraining) Buyer’s entry into, performance of, compliance with and enforcement of any of the obligations of Buyer hereunder, and, to the Knowledge of Buyer, there are no facts, events, conditions or circumstances which could reasonably be expected to give rise to any such action, suit or proceeding or the threat of any such action, suit or proceeding.

6.10 Non-Reliance. Buyer acknowledges and agrees that Buyer is not relying and has not relied on any representations and warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV and Article V.

Article VII
COVENANTS

7.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall, and shall cause the Company Group to, (i) conduct the business of the Company in the Ordinary Course of Business; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company Group and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Group. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company Group to:

(a) preserve and maintain all of its Scheduled Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the Company Group Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable law;

(e) perform its obligations under all Contracts relating to or affecting its properties, assets or business in the Ordinary Course of Business; and

(f) not take or permit any action that would cause any of the changes, events or conditions described in Section 5.4 to occur.

7.2 Governmental Approvals.

(a) Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including any filings under the HSR Act) required under any law applicable to such Party or any of its Affiliates and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Notwithstanding the foregoing, nothing in this Section 7.2 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in either a Company Material Adverse Effect or a Buyer Material Adverse Effect or (iii) any material modification or waiver of the terms and conditions of this Agreement.

7.3 Use of Name. Seller agrees that from and after the Closing Date, Seller and its Affiliates will not directly or indirectly use in connection with any business activities any service marks, trademarks, trade names (regardless of whether any member of the Company Group currently uses such names), trade dress, internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any word or logo that is confusingly similar in sound or appearance thereto, and used or otherwise exploited by any member of the Company Group on or before the Closing Date.

7.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause the Company Group to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions (including cooperating with the other Party to obtain any consent, approval or authorization necessary or desirable to preserve for the Company Group any rights or benefits under any Contract to which the Company Group is a party or with respect to which any of the Company Group Assets are bound that was not obtained prior to the Closing) or to vest, perfect or confirm ownership by Buyer of the Equity Interests.

7.5 Confidentiality. Seller agrees that after the Closing Date any facts, information, know-how, processes, Trade Secrets, customer lists or confidential matters that relate in any way to the Company Group Business or the terms of this Agreement (the “Confidential Information”) will be maintained in confidence and will not be divulged by Seller or any other Seller Related Parties to any Person unless and until they become public knowledge (other than by disclosure in breach of this Section 7.5) or as required by applicable Legal Requirements, including applicable securities laws and regulations; provided that before Seller or any of its Affiliates discloses any of the foregoing as may be required by applicable Legal Requirements, such Person will give Buyer reasonable advance notice and take such reasonable actions as Buyer may propose to minimize the required disclosure.

7.6 Tax Matters.

(a) Tax Returns.

(i) Seller shall, or shall cause the Company Group to, prepare or cause to be prepared and timely file or cause to be timely filed (1) all Tax Returns of the Company Group that are first due (taking into account applicable extensions) on or before the Closing Date, and (2) all U.S. federal income Tax Returns of the Company Group for Pre-Closing Tax Periods that are first due after the Closing Date, including the U.S. federal income Tax Return of the Company for the taxable year ending on the Closing Date (together with the Tax Returns described in clause (1), the “Seller Prepared Returns”). All of the Seller Prepared Returns shall be prepared in a manner that is consistent with the prior practice of the Company Group, except as otherwise required by applicable law. Seller shall pay or cause to be paid all Taxes shown as due on the Seller Prepared Returns, other than Taxes taken into account in the calculation of Net Working Capital or the Tax Liability Amount.

(ii) Seller shall, reasonably in advance of the due date (taking into account any applicable extensions) of each Seller Prepared Return (which in the case of any income Tax Return, shall not be less than thirty (30) days prior to such due date), deliver a draft of any such Seller Prepared Return (together with all supporting documentation and workpapers) to Buyer for its review and comment. Buyer will cause such Seller Prepared Return (as revised to incorporate Buyer’s comments) to be timely filed, and in the case of any Taxes shown as due on such Seller Prepared Returns that were taken into account in the calculation of Net Working Capital or the Tax Liability Amount, as applicable, Buyer shall pay, or shall cause the Company to pay, such Taxes.

(iii) The Parties agree that this Section 7.6(a) is intended to solely address the timing and manner in which certain Company Group Tax Returns and Taxes shown thereon are paid to the applicable Governmental Authority, and nothing in this Section 7.6(a) shall be interpreted as altering the manner in which Taxes are allocated to and economically borne by the Parties.

(b) Tax Cooperation. Each Party will cooperate (and will cause its Affiliates to cooperate) fully as and to the extent reasonably requested by any other Party in connection with the preparation and filing of Tax Returns pursuant to this Agreement and any audit, inquiry, examination, litigation or other proceeding with respect to Taxes of the Company Group (each a “Tax Proceeding”). Such cooperation will include: (i) the provision, in hard copy and electronic forms, of any Tax Returns of the Company Group, Books and Records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Governmental Authorities with respect to the Company Group; (ii) the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of any member of the Company Group, or the filing of a Tax Return or a refund claim of the Parties or their respective subsidiaries; (iii) the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax matter relating to the Company Group; (iv) making employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not materially interfere with the ordinary business operations of such Party; and (v) retaining or causing to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession with respect to Taxes or Tax Returns of the Company Group for a Pre-Closing Tax Period, including all such electronic records, in all cases until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents; provided, that a Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents; provided, further, the Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained; provided, further, that no Party shall be required to provide its or any of its Affiliates’ (other than any Company Group member’s) Tax Returns. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting any Tax Proceeding or as may otherwise be necessary to enforce the provisions of this Agreement.

(c) Tax Proceedings. Buyer will have the right to control and take any action it deems appropriate with respect to any Tax Proceeding with respect to any member of the Company Group.

(d) Transfer Taxes. To the extent that any transfer, sales, use, excise, real property transfer or gain, gross receipts, goods and services, purchase, documentary, stamp, registration, retailer occupation or other similar Taxes arise by reason of the consummation of the Transactions (“Transfer Taxes”), such Transfer Taxes will be borne and timely paid by Seller. The Parties will reasonably cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Return that must be filed with respect to Transfer Taxes will be prepared and filed when due by the Party primarily or customarily responsible under the applicable Legal Requirements for the filing of such Tax Returns.

(e) Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the Liability for Taxes for a Straddle Period relating to:

(i) Taxes (A) based on the income or receipts of the Company Group for a Straddle Period, (B) imposed in connection with any sale or other transfer or assignment of property (including sales, use and Transfer Taxes), other than Transfer Taxes as set forth in Section 7.6(d), for a Straddle Period, or (C) withholding Taxes, the determination of the Taxes of the

Company Group for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company Group for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming (solely for the purposes of this Section 7.6(e)) that the books of the Company Group were closed at the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable law be determined solely at the end of the taxable period), and Taxes shall be treated as due for the period during which the base of such Taxes are determined without regard to whether the payment of such Taxes provides the right to business or other benefits for another period; and

(ii) Taxes of the Company Group not described in Section 7.6(e)(i) for a Straddle Period (e.g., such as real property or other ad valorem Taxes), the determination of the Taxes of the Company Group for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand.

7.7 Books and Records. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to the originals of all Books and Records. To the extent such original Books and Records are not already in the possession of a member of the Company Group, Seller will promptly deliver to Buyer such originals of all Books and Records and will cooperate with Buyer, at Buyer’s sole expense, in the preparation and/or audit of historical financial statements for the Company Group Business for such periods as may be reasonably requested by Buyer. Buyer will cooperate in all reasonable respects with Seller and will make available to Seller, during normal business hours, the Books and Records which relate to the period preceding the Closing Date and which are necessary or useful in connection with any third-party Tax inquiry, audit or similar investigation or any dispute or litigation; provided, however, (i) that prior to receiving access to any of the Books and Records, Seller will enter into a customary confidentiality agreement binding on it and any other Person to whom the information may be disclosed if no similar agreement is in effect and enforceable against Seller at such time; (ii) Buyer will be entitled to destroy Books and Records in accordance with a customary document retention policy; and (iii) Buyer shall not be contractually required to provide access to any information if Seller or any Seller Related Parties are adverse parties in any proceeding and such information is reasonably pertinent thereto (in which case, the applicable rules of discovery shall apply).

7.8 Publicity. Except as required by a court of competent jurisdiction, pursuant to any listing agreement with NYSE or any other national securities exchange or by applicable Legal Requirements, including applicable securities laws and regulations, and except for disclosures required to be made in the financial statements of Buyer or any of its Affiliates or in publicly filed documents necessary to effect the Transactions, none of the Parties nor any of their Affiliates will, without the prior consent of the other Party (which will not be unreasonably withheld, conditioned or delayed), make any statement or any public announcement or press release with respect to the Transactions. The obligations of the Parties under this Section 7.8 shall not preclude a Party or its Affiliates from disclosing information to their respective investors, beneficial owners or representatives or as such Party or its Affiliates reasonably deem to be appropriate in connection with fund raising, financing and marketing activities undertaken by such Party or its Affiliates (provided that the receiving parties are advised of the confidential nature thereof and agree to hold such information confidential in accordance with the foregoing). To the extent that any public announcement or press release with respect to the Transactions is permitted pursuant to this Section 7.8 and will be made by a Party, such Party shall consult with and obtain the prior approval of the other Party (which will not be unreasonably withheld, conditioned or delayed) regarding the content of such public announcement or press release.

7.9 R&W Insurance Policy. The parties hereto acknowledge that, as of the date hereof, Buyer has obtained a binder to the R&W Insurance Policy, attached hereto as Exhibit D. All costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, Taxes, retention and other fees and expenses of such policy, shall be borne solely by Buyer. Seller shall, and shall cause the Seller Related Parties to, use commercially reasonable efforts to cooperate as requested by the Company in connection with any claim under the R&W Insurance Policy. Notwithstanding anything to the contrary in this Agreement, none of the Seller Related Parties shall be entitled to any proceeds from the R&W Insurance Policy without the prior written consent of Buyer. To the extent required by the R&W Insurance Policy and as requested by Buyer, Seller shall deliver to Buyer within ten (10) Business Days after the Closing Date a flash drive containing copies of all documents that were uploaded to the virtual data room used for by the Parties for the Transactions. Buyer will not amend or modify the R&W Insurance Policy in any manner adverse to Seller without Seller’s prior written consent.

7.10 Post-Closing Proceeds. From and after the Closing, to the extent the Company actually receives in immediately available funds (i) the Employee Retention Credit or (ii) payment of any Aged Receivables subsequent to the final determination of the Final Cash Consideration exceeding $100,000 in the aggregate for all such payments (such amounts described in clauses (i), and (ii), “Post-Closing Proceeds”), Buyer will promptly notify Seller of the receipt of such Post-Closing Proceeds. Within five (5) Business Days of the receipt of such Post-Closing Proceeds, Buyer shall remit to Seller such Post-Closing Proceeds, less any reasonable Collection Costs related thereto. Following the fifth (5th) anniversary of the Closing Date, the obligations of Buyer set forth in this Section 7.10 shall terminate and Buyer shall be entitled to retain any Post-Closing Proceeds thereafter received and shall not be required to remit such Post-Closing Proceeds to Seller. The Parties solely intend the express provisions of this Agreement, and no others, to govern their contractual relationship with respect to the Post-Closing Proceeds. Notwithstanding the foregoing, no Buyer Related Party shall take or fail to take, directly or indirectly, any action in bad faith for the purpose of reducing the amount of Post-Closing Proceeds remitted to Seller. Buyer shall report and account to Seller reasonably with regard to the status of any Post-Closing Proceeds promptly upon Seller’s request therefor.

7.11 Company Financial Information. From and after the Closing Date and until the first anniversary of the Closing Date, Seller shall, and shall direct the other Seller Related Parties to, furnish, as soon as practically possible, true and correct information about the Company and its Subsidiaries and all financial information related thereto, in each case within Seller’s possession or control, to Buyer as Buyer may reasonably request in connection with the preparation and filing of any filings that Buyer or any of its Affiliates may be required to make with the SEC under applicable law, or any other matters that includes information regarding the Company or its Subsidiaries. In connection with such cooperation, from and after the Closing Date until the first anniversary of the Closing Date, Seller shall provide to Buyer, its Affiliates, and Buyer’s auditors reasonable access to Seller’s representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements.

7.12 D&O Matters.

(a) Buyer agrees and acknowledges that the Company Group provides certain exculpation and indemnification protection under the Organizational Documents of the Company Group (collectively, the “D&O Protection”) to officers and directors of the Company Group (each, a “Protected Person”). Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, unless required by applicable Legal Requirements, Buyer will not, and will not permit any Company Group member to, amend, repeal or modify in a manner adverse to the beneficiary thereof any D&O Protections in the Organizational Documents of the Company Group, in each case, as it relates to any Protected Person or any acts, omissions, circumstances or events existing or occurring prior to the Closing, without the written consent of such affected Protected Person.

(b) Prior to the Closing, Seller shall have purchased a customary six-year “tail” directors’ and officers’ liability insurance policy to be effective as of the Closing (the “Tail Policy”) that provides an extended claims period for the coverage currently provided under any directors’ and officers’ liability insurance policy maintained by the Company Group, the costs of which will be a Transaction Cost. From and after the Closing, Buyer will not (and will cause each member of the Company Group not to) cancel (or permit to be canceled) the Tail Policy.

(c) The provisions of this Section 7.12 will survive the Closing and (i) are intended to be for the benefit of, and will be enforceable by, each Protected Person and his or her successors, heirs and representatives and will be binding on all successors and assigns of Buyer and the Company Group and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.13 Employees; Contractors.

(a) Except as otherwise provided herein, commencing on the Closing Date and continuing through the earlier of (i) the date that is twelve (12) months following the Closing Date, and (ii) the date that an employee of the Company Group is no longer employed by Buyer or any of its Subsidiaries, Buyer shall provide, or cause to be provided, to each employee of the Company Group (other than the Key Employee, which Key Employee shall enter into the Employment Agreement at the Closing) a rate of pay that includes annual base salary or an hourly wage rate (as applicable), other compensation and such other employee benefits, in each case, as are substantially comparable in the aggregate to those provided to similarly situated employees of

Buyer and its Subsidiaries. Notwithstanding the foregoing, in the event an industry downturn or other economic circumstances negatively impact Buyer and its Subsidiaries, the compensation and employee benefits provided to employees of the Company Group may be reduced as part of a generally applicable reduction in salary or other compensation or benefits that applies in the same manner to other similarly situated employees of Buyer or its Subsidiaries during such period.

(b) With respect to any Buyer Plans (other than any such Plan providing a severance benefit) in which any employee of the Company Group will participate following the Closing, Buyer shall, or shall cause its Subsidiaries to use commercially reasonable efforts to, subject to the approval of any applicable third party insurance carriers, (i) waive all limitations as to pre-existing condition exclusions, active employment requirements, requirements to show evidence of good health and waiting periods with respect to the employees of the Company Group and their spouses and dependents, if applicable, to the same extent waived under a similar or comparable Company Group Plan in which such employee of the Company Group participated immediately before the Closing Date and (ii) cause each such Buyer Plan in which any employee of the Company Group may participate to provide each employee of the Company Group with credit for any co-payments or deductibles paid prior to the Closing Date under the applicable Company Group Plan in satisfying any deductible requirements or out of pocket limits under the Company Group Plan for the plan year in which participation in such Buyer Plan commences, subject to the Company Group’s Books and Records containing the information necessary for Buyer to comply with the foregoing.

(c) Buyer shall cause to be provided to each employee of the Company Group credit for prior service with the Company Group to the extent such service would be recognized if it had been performed as an employee of Buyer or its Subsidiaries for purposes of eligibility to participate and vesting in each vacation, defined contribution retirement, welfare benefit and paid-time off Plan or program of Buyer, if any, and excluding any Plan providing severance benefits, in which such employees of the Company Group are eligible to participate after the Closing Date to the same extent as such employee of the Company Group was entitled, before the Closing Date, to credit for such service under the corresponding Company Group Plan, if any; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) The Parties acknowledge and agree that no provision of this Section 7.13 shall be construed to: (i) create any third-party beneficiary rights in any current or former employee, director or consultant of the Company Group, (ii) create any right to any compensation or benefits whatsoever on the part of any employee of the Company Group or other future, present or former employee of the Company Group, its Subsidiaries, its Affiliates, Buyer, or its Affiliates, (iii) guarantee employment for any period of time or preclude the ability of Buyer to terminate any employee of the Company Group, independent contractor or other individual service provider for any reason at any time, (iv) require Buyer to continue any Buyer Plan, or other employee compensation or benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Closing Date or (v) constitute an amendment to any Plan or other employee benefit or compensation plan or arrangement.

7.14 Section 280G. Seller shall seek, and use reasonable best efforts to obtain, from each person (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made in connection with the transactions contemplated by this Agreement that could constitute “parachute payments” under Section 280G(b)(2) of the Code an executed written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits, the right to receive the Waived Benefits only if approved by the applicable equity holders in a manner that complies with Section 280G(b)(5)(B) of the Code. Prior to the Closing Date, the Company shall submit the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 7.14 for approval of the eligible voting equity holders, and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by such equity holders in a manner that complies with Section 280G(b)(5)(B) of the Code. Seller shall provide Buyer and its counsel with a copy of any calculations, waiver agreement, disclosure statement and equity holder consent contemplated by this Section 7.14 for review and approval within a reasonable time, and no less than three (3) Business Days, prior to the delivery to each Disqualified Individual and the applicable equity holders of such waiver agreement and disclosure statement, respectively. At least one (1) Business Day prior to the Closing, Seller shall deliver to Buyer written evidence reasonably requested by Buyer demonstrating the satisfaction of the requirements of this Section 7.14 or written notice of the nonsatisfaction thereof.

7.15 Attorney-Client Matters.

(a) Crowe & Dunlevy, A Professional Corporation (the “Law Firm”) has represented the Seller and the Company Group (the “Prior Representation”). All of the Parties recognize and agree that certain communications between the Law Firm, on the one hand, and the Seller and the members of the Company Group, on the other hand, are protected under certain privileges and doctrines, including the attorney-client privilege and the common interest doctrine. Specifically, the Parties agree that (i) Buyer shall not seek to have the Law Firm disqualified from representing Seller and its officers, directors, managers, employees, equityholders, agents and representatives in connection with any dispute that may arise between Seller and its Affiliates and Buyer or any member of the Company Group in connection with this Agreement or the Transactions due to the Prior Representation, and Buyer (for itself and on behalf of the Company Group following the Closing) hereby expressly waives any claim that the Law Firm has a conflict of interest due to the Prior Representation that would preclude it from engaging in such a representation; and (ii) in connection with any such dispute that may arise, only Seller (and not Buyer or the Company Group) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between Seller or the Company Group, on the one hand, and the Law Firm, on the other hand, that occurred before the Closing in connection with this Agreement or the Transactions.

(b) Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company Group, that all communications in any form or format whatsoever between the Law Firm, on the one hand, and Seller, the Company Group or their respective Affiliates, on the other hand, that relate in any way to the negotiation, documentation and consummation of the Transactions or the Transaction Documents or any dispute arising under this Agreement or the Transaction Documents (collectively, “Deal Communications”) shall be deemed to be retained and owned collectively by Seller, shall be controlled by Seller and shall not pass to (by operation of law or otherwise) or be claimed by Buyer or the Company Group (without regard to whether records of any such Deal Communications may reside on or may be accessed by the computer systems of the Company Group or may otherwise be accessible to the Buyer or Company Group). All Deal Communications that are attorney-client privileged shall remain privileged after the Closing and such privilege and the expectation of client confidence relating thereto shall belong solely to Seller, shall be controlled by Seller and shall not pass to or be claimed by Buyer or the Company Group (without regard to whether records of any such Deal Communications may reside on or may be accessed by the computer systems of the Company Group or may otherwise be accessible to Buyer or the Company Group); provided, that Buyer or the Company Group may assert (but not waive) such privilege to avoid disclosure to a third party.

Article VIII
CONDITIONS TO CLOSING

8.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions to be rescinded following completion thereof.

8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Fundamental Representations, the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Claim shall have been commenced by a Governmental Authority and remain pending against Buyer, Seller or the Company which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any of the Transactions.

(d) From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(e) The closing deliverables of Seller set forth in Section 2.5 shall have been executed and delivered by the Parties thereto and true and complete copies thereof shall have been delivered to Buyer.

8.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Buyer Material Adverse Effect,” “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the Transactions.

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality or pertaining to payments required from Buyer at the Closing, Buyer shall have performed such agreements and covenants, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits the Transactions.

(d) The R&W Insurance Policy shall have been issued pursuant to and as provided in Section 7.9 and shall not have been modified, rescinded or cancelled in any respect adverse to Seller without the prior written consent of Seller.

(e) From the date of this Agreement prior to the Closing, there shall not have occurred any Buyer Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, would reasonably be expected to result in a Buyer Material Adverse Effect.

(f) The closing deliverables of Buyer set forth in Section 2.6 shall have been executed and delivered by the Parties thereto and true and complete copies thereof shall have been delivered to Seller.

Article IX
TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, upon written notice to the other Party, if the Transactions have not been consummated on or before March 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a material contributing cause of, or was a material contributing factor that resulted in, the failure of the Transactions to be consummated on or before the Outside Date;

(c) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.2 and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer;

(d) by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.3 and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(e) by Buyer or Seller if (i) there shall be any applicable law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Claim restraining or enjoining the Transactions, and such Claim shall have become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a) that the obligations set forth in this Article IX and Article XI hereof shall survive termination;

(b) that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof or Fraud; and

(c) in connection with any termination under Section 9.1(c), Seller agrees to each pay (or to reimburse Buyer if previously paid) 50% of all fees incurred in connection with filings under the HSR Act.

Article X
INDEMNIFICATION

10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in Section 4.4 and Section 5.3 shall survive for a period of three (3) years from the Closing Date, and the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 5.1, Section 5.2, Section 5.11 and Section 5.25 (collectively, the “Fundamental Representations”) shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein; provided that the covenants and agreements in Section 7.6 shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account any applicable extensions) for the applicable Taxes described therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved and all obligations with respect thereto are fully satisfied.

10.2 Indemnification by Seller. From and after the Closing, subject to Section 10.6, Seller will indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses arising out of or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) any breach of any covenant, agreement or undertaking made by the Seller in this Agreement.

10.3 Indemnification by Buyer. From and after the Closing, Buyer will indemnify and hold harmless the Seller Indemnified Parties from and against all Losses arising out of or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) any breach of any covenant, agreement or undertaking made by Buyer in this Agreement.

10.4 Indemnification Procedure for Third-Party Claims.

(a) Promptly following receipt by a Buyer Indemnified Party of written notice by a third party (including any Governmental Authority) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding from such third party with respect to which such Buyer Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), Buyer will provide written notice thereof to Seller; provided, the failure to so notify Seller will not limit the Buyer Indemnified Party’s right to indemnification under this Article X unless, and only to the extent that, such failure to so notify Seller results in the forfeiture of rights and defenses otherwise available to Seller with respect to such Third-Party Claim. Such notice will describe the Third-Party Claim in reasonable detail, subject to the first proviso to this Section 10.4(a), include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained. Seller will have the right, upon written notice delivered to Buyer within thirty (30) days thereafter (which notice shall set forth Seller’s agreement to indemnify Buyer with respect to all elements of such Third-Party Claim), to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to Buyer and the payment of the fees and disbursements of such counsel. Notwithstanding the foregoing, Seller may not assume or continue the defense of a Third-Party Claim (i) which includes criminal or quasi-criminal charges or seeks to impose any criminal penalty, fine or other sanction on any Buyer Indemnified Party, (ii) that seeks non-monetary, injunctive or other equitable remedies which, if granted, would in any manner affect, restrain or interfere with the business of Buyer, the Company Group or any of their respective Affiliates, (iii) if such Third-Party Claim is made against a Buyer Indemnified Party by any material customer or material supplier of Buyer or the Company Group and Buyer has determined in good faith that such Third-Party Claim or the compromise or settlement thereof would reasonably be expected to materially and adversely affect its (or the Company Group’s) continuing business relationship with any such material customer or material supplier, (iv) an actual conflict exists between Seller and the applicable Buyer Indemnified Party in connection with the defense of such Third-Party Claim, or (v) the assumption of the defense by Seller is reasonably likely to cause a Buyer Indemnified Party to lose coverage under the R&W Insurance Policy or the R&W Insurance Policy otherwise requires the insurer under such R&W Insurance Policy or a Buyer Indemnified Party to assume the defense of such Third-Party Claim (the conditions set forth in clauses (i) through (v) are, collectively, the “Seller Control Conditions”). In the event, however, that (i) Seller declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to Buyer, (ii) Seller is not entitled to assume the defense of the Third-Party Claim in accordance with the preceding sentence or (iii) after Seller has assumed the defense of a Third-Party Claim, (A) any of the Seller Control Conditions come into existence or (B) Seller fails to take reasonable steps necessary to defend diligently such Third-Party Claim,

Buyer may assume its own defense, and any Losses will include the reasonable and documented out-of-pocket fees and disbursements of counsel for Buyer as incurred. In any Third-Party Claim for which indemnification is being sought hereunder, Buyer or Seller, whichever is not assuming the defense of such Third-Party Claim, will have the right to participate in such matter and to retain its own counsel at such Person’s own expense. Buyer or Seller (as the case may be) will at all times use reasonable efforts to keep Seller or Buyer (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter, including making available to the other Party records relating to such Third-Party Claim; provided, however, that neither Party nor their Affiliates will be obligated to provide the other Party with access to any books or records (including personnel files) where such access would or could reasonably be expected to, based on advice of counsel, (i) result in the waiver of any attorney client privilege, (ii) create any liability under applicable law or (iii) violate any obligation with respect to confidentiality; provided, further, that in the case of each of the immediately foregoing clauses (i), (ii) and (iii), the Party withholding such information will inform the other Party of the general nature of the document or information being withheld and reasonably cooperate with the other Party and its representatives to provide such documentation or information in a manner that would not result in violation of law or the loss or waiver of such privilege or could otherwise be redacted to mitigate any concerns around the sharing of the competitively sensitive information.

(b) Buyer may not settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of Seller (which may not be unreasonably withheld, conditioned or delayed). Seller may not, without the prior written consent of Buyer (which may not be unreasonably withheld, conditioned or delayed), settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of Buyer, the Company Group and their respective officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing on behalf of Buyer, any member of the Company Group or any of their respective Affiliates, (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of Buyer, any member of the Company Group or any of their respective Affiliates and (iv) does not require any payment by Buyer, any member of the Company Group or any of their respective Affiliates.

10.5 Indemnification Procedure for Direct Claims. In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), Buyer, in the event the Indemnified Party is a Buyer Indemnified Party, or Seller, in the event the Indemnified Party is a Seller Indemnified Party, will promptly send written notice of such claim to the other Party (a “Notice of Claim”). Such Notice of Claim will specify the basis for such Direct Claim and the provision of this Agreement upon which such Direct Claim is believed to be based and describe in reasonable detail the facts and circumstances giving rise to such Direct Claim, including the amount of Losses and the method of computation of such Losses. The failure by Buyer or Seller, as applicable, to promptly notify the other Party will not limit the right of Buyer or Seller, as applicable, to indemnification with respect to any Direct Claim made pursuant to this Section 10.5 unless, and only to the extent that, such failure to promptly notify such other Party results in the forfeiture of rights and defenses otherwise available to such other Party with respect to such Direct Claim. Seller or Buyer, as applicable, will have thirty (30) days after its receipt of such notice from the Indemnified Party to respond in writing to such Direct Claim. In the event Seller or Buyer, as applicable, does not notify the other Party within thirty (30) days following its receipt of such Notice of Claim that Seller or Buyer, as applicable, disputes the Indemnified Party’s right to indemnification under this Article X or the amount thereof, the Indemnified Party will be conclusively entitled to the amount set forth in such Notice of Claim. In the event Seller or Buyer, as applicable, has timely disputed the Indemnified Party’s right to indemnification under this Article X or the amount thereof, Buyer and Seller will, as promptly as reasonably practicable, establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise).

10.6 Sources of Recovery; Indemnification Limitations.

(a) The amount that a Party is or may be required to pay to any Indemnified Party pursuant to this Article X shall be reduced by any insurance proceeds actually realized (including under the R&W Insurance Policy) by or on behalf of such Indemnified Party or any of its Affiliates related to the applicable Losses, net of out-of-pocket costs and expenses of obtaining such insurance proceeds (which shall not include any applicable premiums or deductibles). If an Indemnified Party shall have received the payment required by this Agreement from the other Party in respect of Losses and shall subsequently receive insurance proceeds in respect of such Losses, then such Indemnified Party shall promptly repay to the other Party a sum equal to the amount of such insurance proceeds actually received, net of costs and expenses of obtaining such insurance proceeds.

(b) With respect to claims for Losses subject to Section 10.2 (including Seller Fundamental Representations), the Indemnified Party shall first, to the extent applicable and available, seek recourse under the R&W Insurance Policy until remedies thereunder have been exhausted prior to seeking indemnification under this Article X; provided that the failure of the Indemnified Party to first seek recourse under the R&W Insurance Policy shall only reduce the rights of the Indemnified Party to recover for Losses to the extent of the Losses that would have been avoided by first seeking recourse under the R&W Insurance Policy; provided, further, that Seller shall be obligated to indemnify any Indemnified Party pursuant to Section 10.2(a) only to the extent that any Losses exceed the coverage limitations set forth in the R&W Insurance Policy, and without limiting the foregoing Seller shall not be responsible with respect to Losses to the extent subject to a retention or deductible under the R&W Insurance Policy. Notwithstanding anything to the contrary herein, but subject to Section 10.6(f), to the extent any claim for indemnification by any Indemnified Party may be made in whole or in part pursuant to both Section 10.2(a) and any other subsection of Section 10.2, such Indemnified Party shall first seek recourse under Section 10.2(a) until remedies thereunder have been exhausted prior to seeking indemnification under any other subsection of Section 10.2 and all Losses subject to indemnification pursuant to Section 10.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement or being addressed by more than one clause under Section 10.2.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that under no circumstances shall the aggregate Losses subject to indemnification by Seller with respect to all matters pursuant to this Article X exceed 100% of the Purchase Price received by Seller.

(d) In addition to the requirements of Section 10.6(a) each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article X that is not made under the R&W Insurance Policy to use commercially reasonable efforts to mitigate indemnifiable Losses in accordance with the requirements of applicable law upon and after becoming aware of any event that could reasonably be expected to give rise to such indemnifiable Losses; provided that the failure of the Indemnified Party to so mitigate shall only reduce the rights of the Indemnified Party to recover for indemnifiable Losses to the extent of the indemnifiable Losses that would have been avoided by such mitigation.

(e) Except in the case of Fraud, Section 3.3 and specific performance or injunctive relief in connection with enforcing any post-Closing rights or obligations hereunder or as otherwise set forth in any Transaction Document, the indemnification provisions set forth in this Article X shall be the sole and exclusive post-Closing remedy available to any Party in respect of the Transactions, including with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or any certificate delivered at Closing. The Parties irrevocably waive, to the fullest extent permitted under applicable Legal Requirements, any and all rights they may have to make any Claims (other than claims and causes of action based on actual Fraud) other than pursuant to this Article X, Section 3.3, or any Transaction Document, including under statute, common law, tort or equity, as a result of any indemnifiable Losses and all other damages incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be

(f) Notwithstanding anything in this Agreement to the contrary, except in the case of actual Fraud or as provided in Section 10.6(a), the R&W Insurance Policy shall be the sole and exclusive post-Closing remedy available to any Person with respect to any breach or inaccuracy of any representation or warranty of Seller in this Agreement, subject, in the case of Section 10.6(a) solely with respect to Seller Fundamental Representations to the limitations contained in this Article X, including Section 10.6(b). Except in the case of actual Fraud, Seller shall have no obligation or liability to Buyer or any other Person with respect to Losses arising under or in connection with a breach or inaccuracy of a representation or warranty contained in this Agreement or any certificate delivered at Closing (other than as provided in Section 10.6(a) solely with respect to Seller Fundamental Representations, which is subject to Section 10.6(b)). Nothing herein shall be deemed to limit or modify any rights of any Buyer Indemnified Parties under the R&W Insurance Policy.

10.7 Tax Treatment. The Parties agree to treat any payment made pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable law.

Article XI
MISCELLANEOUS

11.1 Assignment. This Agreement and the rights under this Agreement may not be assigned by Buyer without the prior written consent of Seller; provided, however, that Buyer may assign without Seller’s consent the provisions and benefits of this Agreement to any Affiliate or to any transferee of all or substantially all of the Company Group Business, and Seller hereby consents to any such assignment. This Agreement and the rights hereunder may not be assigned by Seller without the prior written consent of Buyer. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.2 Notices. Unless otherwise provided in this Agreement, any notice, request, consent, instruction or other document to be given under this Agreement by any Party to another Party will be in writing and delivered personally, by reputable overnight delivery service or other courier, by certified mail, postage prepaid, return receipt requested or sent by email transmission (in the case of email transmission, with copies by overnight courier service or registered mail), and will be deemed given (i) immediately when sent by email between 9:00 A.M. and 6:00 P.M. (Houston, Texas time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Houston, Texas time) on the next Business Day), (ii) when received if delivered personally or by overnight delivery service or other courier or (iii) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Seller before the Closing, addressed to:

Riverway Group

One Leadership Square, North Tower

211 North Robinson Ave, Suite 1301

Oklahoma City, Oklahoma 73102

Attention: Gareth C. Ford

Email: Gareth.Ford@valiant-als.com

If to Seller after the Closing, addressed to:

Riverway Group

P.O. Box 14761

Oklahoma City, Oklahoma 73113

Attention: Gareth C. Ford

Email: gareth_ford@mail.com

In either case with a copy to (which shall not constitute notice):

Crowe & Dunlevy

324 North Robinson Avenue, Suite 100

Oklahoma City, Oklahoma 73102

Attention: James W. Larimore

Email: james.larimore@crowedunlevy.com

If to Buyer, addressed to:

Flowco Holdings Inc.
1300 Post Oak Boulevard, Suite 450
Houston, Texas 77056

Attention: Joel Lambert

Email: legalteam@flowco-inc.com

With a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Attention: David C. Buck

Email: dbuck@sidley.com

or to such other place and with such other copies as either Seller or Buyer may designate by written notice to the others in accordance with this Section 11.2.

11.3 Choice of Law; Jurisdiction; Venue; Jury Waiver. The Parties stipulate that this Agreement has been entered into in the State of Delaware. This Agreement will be construed and interpreted and the rights of the Parties governed by the internal laws of the State of Delaware, without regard to any conflict of law or choice of law principles that would apply the substantive law of another jurisdiction. (A) THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other state or federal court located within the State of Delaware) FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY OF THE TRANSACTIONS; AND (B) ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN DELAWARE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS.

11.4 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.5 Expenses. Except as otherwise expressly provided herein (including with respect to Transaction Costs), each Party will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions.

11.6 Completion of Schedules. The listing (or inclusion of a copy) of a document or other item under one schedule to a representation or warranty made in this Agreement will be deemed adequate to disclose an exception to a separate representation or warranty made in this Agreement only if such listing has sufficient detail on its face that it reasonably is clear that such document or other item applies to such other representation or warranty made in this Agreement.

11.7 Invalidity. In the event that any one or more of the provisions set forth in this Agreement or in any other instrument referred to in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.

11.8 Third-Party Beneficiaries. This Agreement is solely for the benefit of (i) the Parties and their successors and assigns permitted under this Agreement, (ii) Indemnified Parties with respect to Article X, (iii) the Protected Persons with respect to Section 7.12 and (iv) the Non-Recourse Parties with respect to Section 11.9. No provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right except as expressly provided in this Agreement.

11.9 Non-Recourse. Except in the event of Fraud, this Agreement and the Transaction Documents may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents, may only be brought against the named parties to this Agreement or the Transaction Documents, as applicable, and then only with respect to the specific obligations set forth herein or therein with respect to the named parties to this Agreement or such Transaction Document (in all cases, as limited by the provisions of this Section 11.9). Except in the event of Fraud, no Person who is not a named party to this Agreement or any Transaction Document, including any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, member, Affiliate, agent, attorney or representative of Buyer, the Company Group, Seller or any of their respective Affiliates (each a “Non-Recourse Party”), will have or be subject to any Liability or indemnification obligation (whether in contract or in tort) under this Agreement or such Transaction Document, it being expressly agreed and acknowledged that except in the event of Fraud, no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any Liabilities arising under, in connection with or related to this Agreement or any Transaction Document (including any representation or warranty made in or in connection with this Agreement or any Transaction Document) or for any claim based on, in respect of, or by reason of this Agreement or any Transaction Document or its negotiation or execution; and each party hereto waives and releases all such Liabilities against any Non-Recourse Parties.

11.10 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the

Parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.

11.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

11.12 Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.

11.13 Counterparts. This Agreement may be executed in one or more counterparts (including, without limitation, by counterparts executed and transmitted through electronic means such as portable document format files or platforms such as DocuSign), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.14 Entire Agreement; Amendments. This Agreement, together with all Exhibits and Schedules hereto, and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties.

(Remainder of page intentionally left blank. Signature pages follow.)

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the day and year first written above.

BUYER:

FLOWCO HOLDINGS INC.,

a Delaware corporation

By: /s/ Joe Bob Edwards

Name: Joe Bob Edwards

Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement

SELLER:

Riverway Group

a Cayman Islands exempted company with limited liability

By: /s/ Zhiwei Xing

Name: Zhiwei Xing

Title: Director

Signature Page to Stock Purchase Agreement

Exhibit A
DEFINED TERMS

“AAA” is defined in Section 3.3(b).

“Act of Bankruptcy” is defined in Section 5.32.

“Affiliate” means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Transaction” is defined in Section 5.28.

“Aged Receivables” is defined in Section 2.7(a).

“Agreement” is defined in the preamble.

“Applicable Date” means January 17, 2025, the date upon which Buyer consummated its initial public offering of Buyer Common Stock on NYSE.

“Books and Records” means all books and records pertaining to the Company Group, the Company Group Business and the Company Group Assets, in any media or format, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, suppliers lists, personnel records relating to the employees of the Company Group, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans.

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the States of Texas or Oklahoma.

“Buyer” is defined in the preamble.

“Buyer Class B Common Stock” is defined in Section 6.5(a).

“Buyer Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in the lead in to Article VI.

“Buyer Financial Statements” is defined in Section 6.6(b).

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Closing, the Company Group), and the successors and assigns of any of the foregoing.

“Buyer Material Adverse Effect” means any fact, effect, development, occurrence, event, change, or circumstance that has had, or is reasonably expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, results of operations or financial condition of the Buyer, taken as a whole, or (b) Buyer’s ability to consummate the Transactions in a timely manner or otherwise perform its obligations under this Agreement or any other Transaction Documents; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Buyer Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Buyer operates, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Authority associated with national security, (c) effects of weather or meteorological events, (d) any change of Legal Requirements, accounting standards, regulatory policy or industry standards after the date of this Agreement, (e) the announcement, execution, delivery or performance of this Agreement or the consummation of the Transactions or the fact that the prospective owner of the Company is the Buyer, (f) any condition described in the Buyer Disclosure Schedule, (g) any actions taken by, or at the request of, the Seller (including any breach by the Seller of this Agreement), (h) any failure by the Buyer to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure), and (i) any changes in Buyer’s stock price.

“Buyer Preferred Stock” means the shares of Preferred Stock, par value $0.0001 per share, of Buyer, none of which have been designated as any series on the date of this Agreement.

“Buyer Related Parties” means, collectively, Buyer, its Affiliates and their respective directors, officers, managers, employees, owners, advisors and representatives.

“Buyer SEC Reports” is defined in Section 6.6(a).

“CAA” means the federal Clean Air Act, as amended.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

“Cash” means all cash and cash equivalents (including any certificates of deposit with an original maturity of three (3) months or less), of the Company Group and determined in accordance with GAAP; provided, that Cash shall not include (i) cash held outside the United States, (ii) any cash or cash equivalents that are restricted and will not be available for use by the Company Group after Closing, (iii) any amounts reflected in Net Working Capital and (iv) any cash pledged as collateral in respect of the Insurance Policies. For the avoidance of doubt, Cash (a) shall be calculated net of issued but uncleared checks and drafts, (b) shall include checks and wire transfers and drafts deposited or available for deposit for the account of any member of the Company Group and (c) shall exclude any cash and cash equivalents held in escrow or as a deposit.

“Cash Consideration” is defined in Section 2.2(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental investigations or audits and administrative orders.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Closing Statement Dispute Notice” is defined in Section 3.3(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Tax legislation.

“Collection Costs” means any Taxes and documented, out of pocket costs and expenses (including reasonable attorneys’ fees) incurred by Buyer or the Company Group in connection with, or arising out of or relating to, the collection, receipt of payment and remittance to Seller of the Post-Closing Proceeds.

“Company” is defined in the recitals.

“Company Annual Financial Statements” is defined in Section 5.12(a).

“Company Financial Statements” is defined in Section 5.12(a).

“Company Group” means the Company and the Company Subsidiaries, including Valiant.

“Company Group Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) or held by the Company Group.

“Company Group Business” means the business and operations performed by each of the members of the Company Group.

“Company Group Intellectual Property” is defined in Section 5.9(a).

“Company Interim Balance Sheet” is defined in Section 5.12(a).

“Company Interim Financial Statements” is defined in Section 5.12(a).

“Company Material Adverse Effect” means any fact, effect, development, occurrence, event, change, or circumstance that has had, or is reasonably expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations or condition (financial or otherwise) of the Company Group Business, taken as a whole, or (b) Seller’s ability to consummate the Transactions in a timely manner or otherwise perform its obligations under this Agreement or any other Transaction Documents; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Company Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company Group operates, (b)

any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Authority associated with national security, (c) effects of weather or meteorological events, (d) any change of Legal Requirements, accounting standards, regulatory policy or industry standards after the date of this Agreement, (e) the announcement, execution, delivery or performance of this Agreement or the consummation of the Transactions or the fact that the prospective owner of the Company is the Buyer, (f) any condition described in the Seller Disclosure Schedule, (g) any actions taken by, or at the request of, the Buyer (including any breach by the Buyer of this Agreement), and (h) any failure by the Company Group to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure).

“Company Subsidiaries” is defined in Section 5.3(b).

“Confidential Information” is defined in Section 7.5.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any written or oral contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Creditors’ Rights” is defined in Section 4.2.

“D&O Protection” is defined in Section 7.12(a).

“Deal Communications” is defined in Section 7.15(b).

“Debt” means, without duplication of the following or any amounts otherwise taken into account as Transaction Costs, any Liability (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the deferred purchase price of property, assets or services to the extent any Company Group member is liable, contingently or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price Liabilities, (iii) in respect of any declared but unpaid dividends or distributions, (iv) with respect to letters of credit, performance bonds, surety bonds, bank guarantees, bankers’ acceptances or similar instruments, in each case, to the extent drawn or called as of such time, (v) in respect of interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the Debt referred to above assuming the repayment in full of such Debt as of such time, (vi) in respect of payment obligations due and owing under any interest rate, currency or other hedging agreement, (vii) in respect of deferred compensation, accrued bonus, including cash bonus, commission payments, stock bonus, ownership enhancement bonus, and profit sharing and 401(k) payments, including the employer portion of any employment or payroll Taxes or other benefit payments arising as a result of any such payments, (viii) in respect of any severance payable, including the employer portion of any employment or payroll Taxes or other benefit payments arising as a result of any such payments, (ix) in respect of any deferred obligation to pay Taxes pursuant to Section 2302 of the CARES Act (or any corresponding or similar provision of any COVID-19 aid), (x) in respect of obligations with respect to any lease that is classified as an operating or finance lease in accordance with GAAP, (xi) in respect of any underfunded pension Liability and accrued but unpaid self-insured medical claims and employer contributions under any retirement plan, post-retirement health or welfare benefits; (xii) in respect of any deferred revenue; (xiii) in respect of any Liability owed to any Seller Related Party and/or any Liability with respect to management or advisory fees payable to, or costs or expenses of, any Seller Related Party (but excluding employment compensation payable by the Company Group to any such Seller Related Party); and (xiv) in respect of indebtedness of the type referred to in the foregoing clauses (i) through (xiii) of any Person that is guaranteed by any member of the Company Group or that is secured by any Lien on any property or asset of any member of the Company Group.

“Direct Claim” is defined in Section 10.5.

“Disputed Items” is defined in Section 3.3(b).

“Employee Retention Credit” means the employee retention tax credit under Section 2301 of the CARES Act.

“Employment Agreement” is defined in the recitals.

“Environmental Authorization” means any license, permit, certificate, order, approval, consent, notice, registration, exemption, variance, filing, or other form of permission required from and/or issued by a Governmental Authority pursuant to any Environmental Law.

“Environmental Laws” means all Legal Requirements relating to pollution or protection of human health, safety, natural resources or the environment (including ambient air, surface, water, ground water, land surface or subsurface strata), including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials. Environmental Laws include the following: CAA, CERCLA, EPCRA, FIFRA, FWPCA, OPA, OSHA, RCRA, SARA and TSCA.

“Environmental Liabilities” means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand, directive or request from a Governmental Authority, the cost of performing any investigatory or remedial action required under Environmental Laws in response to a Release of Hazardous Materials (including any work performed under any Voluntary Cleanup Program), the amount of any administrative or civil penalty or criminal fine or supplemental environmental project, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Claim, regardless of whether such Claim is threatened, pending or completed, that may be or have been asserted against or imposed upon any owner or operator of the Company Group Business, to the extent any of the foregoing arises out of:

(a) failure of the Company Group or any of its Affiliates, any Predecessor, or the Company Group Business to comply at any time before the Closing Date with all Environmental Laws;

(b) presence of any Hazardous Materials other than in accordance with Legal Requirements on, in, under, at or in any way affecting any property used in the Company Group Business at any time before the Closing Date;

(c) a Release or threatened Release at any time before the Closing Date of any Hazardous Materials other than in compliance with Legal Requirements on, in, at, under or in any way affecting the Company Group Business or any property used therein or at, on, in, under or in any way affecting any adjacent site or facility;

(d) a Release or threatened Release of any Hazardous Materials other than in compliance with Legal Requirements on, in, at, under or from any real property other than those described in clause (c) of this definition and to which the Company Group or any of its Affiliates or any Predecessor transported or disposed, or arranged for the transportation or disposal of, Hazardous Materials generated at or arising from operation of the Company Group Business at any time before the Closing Date;

(e) identification of the Company Group or any of its Affiliates or any Predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;

(f) presence at any time before the Closing Date of any above-ground and/or underground storage tanks, or any asbestos-containing material on, in, at, or under any property occupied by the Company Group in connection with the Company Group Business; or

(g) any and all Claims arising out of exposure to Hazardous Materials originating at facilities of the Company Group Business or any adjoining property, resulting from the operation of the Company Group Business, or located at facilities of the Company Group Business, where such exposure allegedly occurred prior to the Closing Date.

“EPCRA” means the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

“Equity Interests” is defined in the recitals.

“ERISA” is defined in Section 5.19(a)(i).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, substantially in the form of Exhibit E.

“Escrow Amount” means $3,000,000, together with interest earned thereon pursuant to the Escrow Agreement.

“Estimated Cash Consideration” is defined in Section 3.2.

“Estimated Closing Statement” is defined in Section 3.2.

“Estimated Net Debt Amount” is defined in Section 3.2.

“Estimated Net Leased Assets” is defined in Section 3.2.

“Estimated Net Working Capital” is defined in Section 3.2.

“Estimated Tax Liability Amount” is defined in Section 3.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Facilities” is defined in Section 5.5(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FIFRA” means the Federal Insecticide, Fungicide & Rodenticide Act, as amended.

“Final Cash Consideration” means the Estimated Cash Consideration as adjusted for the Final Purchase Price Adjustment.

“Final Closing Date Balance Sheet” is defined in Section 3.3(a).

“Final Closing Statement” is defined in Section 3.3(a).

“Final Purchase Price Adjustment” is defined in Section 3.3(a).

“FLSA” is defined in Section 5.18(a)(i).

“Fraud” means, with respect to a Person, a knowing and intentional misrepresentation or omission by such Person with respect to any representation or warranty in this Agreement (or the corresponding Schedule, as applicable) or any Transaction Document, or a knowing and intentional concealment of facts by such Person with respect to such representations and warranties. For the avoidance of doubt, “Fraud” does not include any claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory.

“FWPCA” means the federal Water Pollution Control Act, as amended.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Government Contract” is defined in Section 5.8(a)(xxii).

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any person acting in an official capacity for such Governmental Authority, including (i) a foreign official as defined in the FCPA, (ii) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (iii) any non-U.S. political party or party official or any candidate for non-U.S. political office.

“Governmental Authority” means any governmental, quasi-governmental, state, tribal, municipal, regional, provincial, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality (including state-owned or controlled entities), foreign or domestic, or statutory or regulatory body thereof.

“Hazardous Material” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated or as to which liability might arise under any Environmental Law, including:

(a) solid or hazardous wastes, as defined in RCRA or in any other Environmental Law;

(b) hazardous substances, as defined in CERCLA or in any other Environmental Law;

(c) toxic substances, as defined in TSCA or in any other Environmental Law;

(d) pollutants or contaminants, as defined in the CAA or the FWPCA, or in any other Environmental Law;

(e) insecticides, fungicides, or rodenticides, as defined in FIFRA or in any other Environmental Law;

(f) petroleum hydrocarbons including natural gas, crude oil, or any components, fractions or derivatives thereof, including, for the avoidance of doubt, wastes resulting from the exploration and production of oil and gas; and

(g) gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde, per- and poly-fluoroalkyls, NORM, radioactive materials or radon.

“HCERA” is defined in Section 5.19(i).

“Healthcare Reform Laws” is defined in Section 5.19(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improper Payment Laws” means the FCPA, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Official in International Business Transactions, and any other applicable law regarding anti-bribery or illegal payments or gratuities.

“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party, as applicable.

“Independent Accountant” is defined in Section 3.3(b).

“Insurance Policies” is defined in Section 5.22.

“Intellectual Property Rights” means all proprietary, industrial and intellectual property rights in the United States and foreign, including: (i) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (ii) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (iii) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (iv) Trade Secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (v) domain names and uniform resource locators and all contractual rights relating to the foregoing; (vi) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing; and (vii) moral rights relating to any of the foregoing.

“Interest” means (i) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest; (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (iii) any right (contingent or otherwise) to acquire any of the foregoing.

“Key Employee” means Gareth C. Ford.

“Knowledge” or any similar phrase (i) with respect to Seller, means the actual knowledge, after due inquiry, of Gareth C. Ford, Chris Moak and Kathleen White, and (ii) with respect to Buyer, means the actual knowledge, after due inquiry, of Joe Bob Edwards, Jon Byers and Joel Lambert.

“Law Firm” is defined in Section 7.15(a).

“Leased Equipment” is defined in Section 5.6(a).

“Legal Requirement” means any law, statute, code, ordinance, order, rule, rules of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.

“Liabilities” means any and all debts, liabilities, penalties, fees, commitments, and obligations, of any kind or nature whatsoever, whether accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, action or order from a Governmental Authority and those arising under any Contract.

“Lien” means any lien (statutory or other), assignment (as security), pledge, hypothecation, claim, community or other marital property interest, restriction, easement, right of way, servitude, covenant, encroachment or overlapping of improvements, exception to title, charge, option, preferential purchase right (including any right of first offer or first refusal), security interest, mortgage, deed of trust, encumbrance, or any other security agreement or preferential agreement of any kind or nature whatsoever having substantially all the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

“Losses” means, collectively, any loss, liability, damages, cost, expense, Tax, judgment, penalty, fine, interest or amount paid in settlement or expenses related to any of the foregoing (including reasonable and documented costs of investigation and out-of-pocket legal and other professional fees and expenses); provided, however, that Losses shall not include punitive, special, indirect, incidental, exemplary or similar damages.

“Lower Combined Target” means $93,000,000.

“Material Contract” is defined in Section 5.8(a).

“Material Waiver” means a waiver by any member of the Company Group of a provision of a Material Contract which waiver will result in Buyer either (i) receiving less consideration under the Material Contract than would have been received without the waiver or (ii) incurring greater liability under the Material Contract than would have been incurred without the waiver.

“Net Debt Amount” means an amount (which amount may be positive or negative) equal to (a) the total Debt (long-term and current) of the Company Group as of 12:01 AM, Central Time on the Closing Date less (b) Cash held by the Company Group as of 12:01 AM, Central Time on the Closing Date.

“Net Leased Assets” means the aggregate value of all assets of the Company Group that are subject to leases or rental agreements from the Company Group with customers, determined in accordance with GAAP, consistently applied, as of 12:01 AM, Central Time on the Closing Date.

“Net Working Capital” means, (i) total current assets of the Company Group (excluding Cash and Aged Receivables) less (ii) total current liabilities (excluding Debt (whether long-term or the current portion thereof), Transaction Costs, and the Tax Liability Amount) of the Company Group, as of 12:01 AM, Central Time, on the Closing Date, determined and calculated on a combined basis in accordance with GAAP consistently applied, prepared in a manner consistent with the illustration set forth on Annex I and calculated on a basis consistent with the preparation of Net Working Capital in the Estimated Closing Statement. For the avoidance of doubt, for purposes of the foregoing, Net Working Capital shall include current non-income Tax assets and current non-income Tax liabilities, but shall not include deferred Tax assets, deferred Tax liabilities, or any amount included in the calculation of the Tax Liability Amount.

“Non-Recourse Party” is defined in Section 11.9.

“NORM” means naturally occurring radioactive materials.

“Notice of Claim” is defined in Section 10.5.

“NYSE” is defined in Section 6.7.

“OPA” means the Oil Pollution Act of 1990, as amended.

“Ordinary Course of Business” means, with respect to a Person, actions taken by such Person only if such actions are customary, consistent in nature, scope and magnitude with the past practices of such Person, and are taken in the ordinary course of the normal, day-to-day operations of such Person, but shall not include actions that are in violation of any Legal Requirement or that are in material violation of any Contracts to which such Person is a party.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“OSHA” means the federal Occupational Safety and Health Act, as amended.

“Owned Intellectual Property” is defined in Section 5.9(a).

“Party” and “Parties” are defined in the preamble.

“Permit” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, clearances, certificates, waivers, consents, exemptions, variances, franchises and similar consents by or of a Governmental Authority and any certification or accreditations by any certifying or accrediting body.

“Permitted Liens” means:

(a) Liens for current period Taxes which are not yet due and payable or Taxes that are being contested in good faith in the Ordinary Course of Business of the Company Group and identified on Schedule 1.1(a); and, in each case, for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP;

(b) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business of the Company Group but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Company Interim Balance Sheets;

(c) minor defects, irregularities in title, easements, encroachments, easements, rights of way, covenants, conditions, servitudes and similar non-monetary Liens (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not been, and are not reasonably likely to be, material to the Company Group, taken as a whole or (ii) have not, and are not reasonably likely to, materially impair the use or value of such property as currently used or proposed to be used in connection with the Company Group Business;

(d) Liens affecting a landlord’s interest in any of the Real Property leased to a Company Group member so long as such Lien does not breach and is not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected);

(e) matters which would be disclosed by an accurate survey or inspection of the Real Property that individually or in the aggregate (i) have not been, and are not reasonably likely to be, material to the Company Group, taken as a whole or (ii) have not, and are not reasonably likely to, materially impair the use or value of such property or value of such property as currently used or proposed to be used in connection with the Company Group Business; and

(f) zoning restrictions and any rights reserved to or vested in any Governmental Authority to control or regulate any of the Real Property in any manner, and all applicable laws, rules, regulations and orders with respect thereto that are not violated by the use or occupancy of the Real Property as currently used or proposed to be used in connection with the Company Group Business.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.

“Personal Information” means any information relating to an identified or identifiable natural person, device or household.

“Personal Property” is defined in Section 5.6(c).

“Plan” and “Plans” are defined in Section 5.19(a).

“Post-Closing Proceeds” is defined in Section 7.10.

“PPACA” is defined in Section 5.19(i).

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.

“Predecessor” means any Person whose liabilities, including liabilities arising under any Environmental Law, have or may have been retained or assumed by such Company Group member, either contractually or by operation of law.

“Prior Representation” is defined in Section 7.15(a).

“Private Placement Legend” is defined in Section 2.2(d).

“Proprietary Software” means all Software owned or purported to be owned by a Company Group member.

“Protected Person” is defined in Section 7.12.

“Purchase Price Adjustment” is defined in Section 3.1.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy to be issued pursuant to a binder agreement dated as of the date hereof, by and between Buyer and Ethos Specialty Insurance Services LP, naming the Buyer as an insured and providing coverage for certain Losses incurred by the Buyer and its Affiliates with respect to this Agreement, subject to the terms and conditions set forth in the R&W Insurance Policy.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Real Property” is defined in Section 5.5(c).

“Receivables” means all accounts receivable, bills receivable and trade accounts receivable of the Company Group, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Registered Intellectual Property” is defined in Section 5.9(a).

“Registration Rights and Lock-Up Agreement” is defined in Section 2.5(f).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Research Institution” is defined in Section 5.9(f).

“Restricted Seller Affiliates” is defined in Section 2.5(g)

“Restrictive Covenant Agreement” is defined in Section 2.5(g):

“Restrictive Legend” means the following restrictive legend to be placed on the Buyer Common Stock issued to Seller:

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 7 OF THE REGISTRATION RIGHTS AND LOCK-UP AGREEMENT DATED AS OF [●], 2026, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN FLOWCO HOLDINGS INC. AND RIVERWAY GROUP, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“SARA” means the Superfund Amendments and Reauthorization Act of 1986, as amended.

“Scheduled Leases” is defined in Section 5.5(b).

“Scheduled Permits” is defined in Section 5.7.

“Scheduled Personal Property” is defined in Section 5.6(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble.

“Seller Control Conditions” is defined in Section 10.4(a).

“Seller Disclosure Schedule” has the meaning set forth in the lead in to Article IV.

“Seller Indemnified Parties” means Seller and its Affiliates (excluding, following the Closing, the Company Group), and the successors and assigns of any of the foregoing.

“Seller Prepared Returns” is defined in Section 7.6(a)(i).

“Seller Related Parties” means, collectively, Seller, its Affiliates and their respective directors, officers, managers, employees, owners, advisors, agents and representatives.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form; (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (c) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Stock Consideration” means 1,454,849 shares of Buyer Common Stock.

“Straddle Period” means a Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company or other entity a majority of the Interests of which having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, Interests of any other class or classes will have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Tail Policy” is defined in Section 7.12(b).

“Tax” or “Taxes” means (i) any taxes, assessments, duties, levies, imposts, fees, unclaimed property and escheat obligations, and other similar charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding (including backup withholding), social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto or with respect to any Tax Return, whether disputed or not; and (ii) any liability for the payment of any amounts of the type described in clause (i) that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including as a result of being a member of a Consolidated Group for any period) or any express or implied obligation to indemnity any other Person.

“Tax Liability Amount” means an amount equal to the current and accrued liability for income Taxes of the Company Group for the Pre-Closing Tax Period and the portion of the Straddle Period ending on and including the Closing Date that is unpaid as of the Closing Date with respect to such period, net of any Receivables for income Tax refunds of the Company Group as of the Closing Date, and otherwise calculated in accordance with Section 7.6(e); provided, however, that in no event shall the Tax Liability Amount equal a negative amount in the aggregate.

“Tax Proceeding” is defined in Section 7.6(a).

“Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information return or other filing relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” is defined in Section 10.4(a).

“Top Customer Group” is defined in Section 5.17(b).

“Top Customers” is defined in Section 5.26(a).

“Top Suppliers” is defined in Section 5.26(b).

“Trade Secrets” means trade secrets, and any other intellectual property rights in confidential business information, inventions, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information and business and marketing plans and proposals.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Costs” means (i) all fees and expenses payable to the Seller’s or the Company Group’s advisors and other fees from and expenses of professional service firms incurred by any member of the Company Group or for which any member of the Company Group is liable in anticipation of or incident to the negotiation, execution and delivery of this Agreement, any Transaction Document or the Transactions, or in connection with or in anticipation of any alternative transactions with respect to the Company Group, including all fees, costs and expenses of legal counsel, financial advisors, accountants, or other representatives and consultants, in each case to the extent unpaid as of 12:01 AM on the Closing Date, (ii) all severance, sale, change of control or transaction bonuses, stay or retention bonuses, exit bonuses or similar bonuses that become payable solely as a result of the Transactions (regardless of whether subject to a “single trigger” or “double trigger” provision) (including the employer portion of any employment or payroll Taxes arising as a result of any such payments, regardless of whether or not such amounts are then due and payable or deferred under Section 2302 of the CARES Act (or any similar provision of state or local law)), (iii) all obligations of Seller or the Company payable under the Company’s or Seller’s incentive plans or similar plans and (iv) the costs and expenses of the Tail Policy.

“Transaction Documents” means this Agreement and all other agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

“Transfer Taxes” is defined in Section 7.6(d).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TSCA” means the Toxic Substances Control Act, as amended.

“Upper Combined Target” means $99,000,000.

“Valiant” is defined in the recitals.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to an Environmental Law that provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Law.

“WARN Act” is defined in Section 5.18(g).

Exhibit B

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is made as of [●], 2026 by and between Flowco Holdings Inc., a Delaware corporation (the “Corporation”), and Riverway Group, a Cayman Islands exempted company with limited liability (the “Initial Holder”).

RECITALS

WHEREAS, this Agreement is made in connection with the Stock Purchase Agreement, dated as of February 1, 2026, by and between the Corporation and the Initial Holder (the “Purchase Agreement”), and the issuance of shares (such shares, the “Shares”) of Class A Common Stock, par value $0.0001, of the Corporation (“Class A Common Stock”) pursuant to the Purchase Agreement; and

WHEREAS, the Corporation has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Initial Holder pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

“Adverse Disclosure” means public disclosure of material non-public information which, in the Board’s judgment, after consultation with outside legal counsel to the Corporation, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Corporation so that such report or Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Registration Statement; and (iii) the Corporation has a bona fide business purpose for not disclosing publicly at such time.

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning set forth in the recitals.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405.

“Board” means the board of directors of the Corporation.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of the issuing Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in clauses (i) or (ii) above.

“Class A Common Stock” has the meaning set forth in the recitals.

“Class B Common Stock” means the Corporation’s Class B common stock, par value $0.0001 per share.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Corporation” has the meaning set forth in the recitals.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Existing Holders” means the Holders as defined in that certain Registration Rights Agreement, dated January 17, 2025, by and among the Corporation and the holders identified therein.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Holder” means any Person that is a party to this Agreement from time to time, as set forth on the signature pages hereto, including any Transferee pursuant to Section 7(b) upon the submission of a Joinder to the Corporation as provided therein.

“Lock-Up Expiration Date” means the date that is 180 days after the date hereof.

“Lock-Up Restrictions” has the meaning set forth in Section 7(a).

“Marketed” means an Underwritten Shelf Take-Down that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by underwriters over a period of at least 48 hours.

“MNPI” means material non-public information within the meaning of Regulation FD promulgated under the Exchange Act.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down, including a block trade or similar transaction that is not Marketed.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Public Offering” means any sale or distribution to the public of Capital Stock of the Corporation pursuant to an offering registered under the Securities Act, whether by the Corporation, by Holders and/or by any other holders of the Corporation’s Capital Stock.

“register”, “registered” and “registration” means a registration effected pursuant to a registration statement filed with the SEC (the “Registration Statement”) in compliance with the Securities Act.

“Registration Expenses” means any and all expenses incident to the performance by the Corporation of its obligations under this Agreement, including (i) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (v) the fees and disbursements of counsel for the Corporation and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Corporation so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (vii) the reasonable fees and out-of-pocket expenses of one counsel selected by the majority in interest of the initiating Holders or the majority in interest of the Shelf Take-Down Initiating Holders, as applicable, (viii) the costs and expenses of the Corporation relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities (including expenses incurred by the Holders) and (ix) any other fees and disbursements customarily paid by the issuers of securities.

“Registrable Securities” means the Class A Common Stock issued by the Corporation pursuant to the Purchase Agreement. As to any particular Registrable Securities owned by any Person, such securities shall cease to be Registrable Securities (a) on the date such securities have been sold or distributed pursuant to a Public Offering, (b) on the date such securities have been sold in compliance with Rule 144, (c) on the date such securities have been repurchased by the Corporation or a Subsidiary of the Corporation or (d) on the date the Holder beneficially owns less than three percent (3%) of the Capital Stock of the Corporation that is outstanding at such time and such Holder is able to dispose of all of its Registrable Securities pursuant to Rule 144 in a single transaction without volume limitation or other restrictions on transfer thereunder and the Corporation has delivered an opinion of counsel reasonably satisfactory to the transfer agent of the Corporation’s equity securities certifying that such Registrable Securities may be so sold.

“Rule 144,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same shall be amended from time to time, or any successor rule then in force.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration Statement” means a Registration Statement of the Corporation filed with the SEC for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by an initiating Holder pursuant to a Shelf Registration Statement.

“Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by the Corporation, or (ii) if a limited liability company, partnership, association or other business entity, either (x) a majority of the Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of managers, general partners or other oversight board vested with the authority to direct management of such Person is at the time owned or controlled, directly or indirectly, by the Corporation or (y) the Corporation or one of its Subsidiaries is the sole manager or general partner of such Person.

“Third Party Holder” means any holder (other than a Holder) of Shares who exercises contractual rights to participate in a registered offering of Shares.

“Third Party Shelf Holder” means any Third Party Holder whose Registrable Securities are registered on a Shelf Registration Statement.

“Transferee” means any Person to whom the Initial Holder directly or indirectly transfers Registrable Securities in accordance with the terms of Section 7(b) of this Agreement.

“Underwritten Offering” has the meaning assigned to such term in Section 3(b).

“Underwritten Shelf Take-Down” has the meaning assigned to such term in Section 2(d)(iii).

“Underwritten Shelf Take-Down Notice” has the meaning assigned to such term in Section 2(d)(ii).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

Section 2. Shelf Registration.

(a)
Filing. Subject to the Corporation’s rights under Section 2(c), the Corporation hereby agrees that it shall (i) use its reasonable best efforts to file on or prior to the later of (A) the 30th day following the date of this Agreement and (B) the date on which the Corporation is then eligible to file a Shelf Registration Statement on Form S-3 (as applicable, the “Shelf Registration Date”) a Shelf Registration Statement (which Shelf Registration Statement shall be filed on Form S-3 if the Corporation is eligible therefor at the time of filing such Shelf Registration Statement with the SEC, and further shall be designated by the Corporation as an Automatic Shelf Registration Statement if the Corporation is a WKSI at the time of filing such Shelf Registration Statement with the SEC), as will permit or facilitate the sale and distribution of all Registrable Securities owned by the Holders (or such lesser amount of the Registrable Securities of any Holder as such Holder shall request to the Corporation in writing) in such manners of distribution as the Holders may reasonably request, and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective as promptly as reasonably practicable after the Shelf Registration Date. No later than ten (10) Business Days prior to the filing of such Shelf Registration Statement, the Corporation shall give written notice to all Holders of the anticipated date of the filing of such Shelf Registration Statement. If the Corporation is permitted by applicable law, rule or regulation to add selling securityholders or additional Registrable Securities, as applicable, to a Shelf Registration Statement without filing a post-effective amendment, a Holder that requested that not all of its Registrable Securities be included in a Shelf Registration Statement that is currently effective may request the inclusion of such Holder’s Registrable Securities (such amount not in any event to exceed the total Registrable Securities owned by such Holder) in such Shelf Registration Statement at any time or from time to time, and the Corporation shall add such Registrable Securities to the Shelf Registration Statement as promptly as reasonably practicable, and such Holder shall be deemed a Shelf Holder. The Corporation shall also use its reasonable best efforts to file any replacement or additional Shelf Registration Statement and use reasonable best efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 2(a).
(b)
Continued Effectiveness. The Corporation shall use its reasonable best efforts to keep such Shelf Registration Statement filed pursuant to this Section 2, including any replacement or additional Shelf Registration Statement, continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by the Shelf Holders until the date as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities.
(c)
Suspension of Filing or Registration. If the Corporation shall furnish to the Holders (if a Shelf Registration Statement has not yet become effective) or the Shelf Holders (after a Shelf Registration Statement has become effective), a certificate signed by the chief executive officer or equivalent senior executive of the Corporation, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Corporation to make an Adverse Disclosure, then the Corporation shall have a period of not more than 60 days or such longer period as the applicable initiating Holder shall consent to in writing, within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that, unless consented to in writing by the applicable initiating Holder, the Corporation shall not be permitted to exercise in any 12-month period (i) more than two (2) Shelf Suspensions pursuant to this Section 2(c) or (ii) aggregate Shelf Suspensions pursuant to this Section 2(c) of more than 90 days. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by the Corporation, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law, rule or regulation. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. The Corporation shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been filed, or has been filed but not declared effective, shall promptly thereafter file the Shelf Registration Statement, as applicable, and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. The Corporation agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Corporation for the shelf registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by Shelf Holders holding a majority of the Registrable Securities then covered by the Shelf Registration Statement.
(d)
Shelf Take-Downs.
(i)
Generally. Subject to the terms and provisions of this Agreement, for so long as an initiating Holder (the “Shelf Take-Down Initiating Holder”) may initiate a Shelf Take-Down pursuant to this Section 2(d), at the option of such Shelf Take-Down Initiating

Holder, such Shelf Take-Down (a) may be in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (b) in the case of an Underwritten Shelf Take-Down, may be Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to the Corporation pursuant to the provisions of this Section 2(d). Notwithstanding anything contained in this Section 2(d), no Shelf Take-Down Initiating Holder shall have the right to initiate a Shelf Take-Down if such Shelf Take-Down Initiating Holder could sell or otherwise distribute its Registrable Securities pursuant to Rule 144 in a single transaction without any volume or manner of sale limitations, and any Shelf Take-Down subject to this Section 2(d) must involve the offer and sale by such Shelf Take-Down Initiating Holder of Registrable Securities having a reasonably anticipated net offering price (after deduction of underwriter commissions and offering expenses) of at least $25,000,000.
(ii)
Notices. The Shelf Take-Down Initiating Holders may elect in a written demand delivered to the Corporation (an “Underwritten Shelf Take-Down Notice”) to conduct a Shelf Take-Down in the manner described in each of Section 2(d)(iii), 2(d)(iv) and 2(d)(v). The Corporation shall, as soon as practicable, but in any event within fifteen (15) business days after the delivery of such Underwritten Shelf Take-Down Notice (except if the Corporation is not then eligible to register for offer and resale the Registrable Securities on Form S-3, in which case, within 90 days thereof), if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose.
(iii)
Underwritten Shelf Take-Downs.
(a)
Any Shelf Take-Down that a Shelf Take-Down Initiating Holder has initiated (including any Restricted Shelf Take-Down) may be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”). The Shelf Take-Down Initiating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the underwriter or underwriters to administer such Underwritten Shelf Take-Down; provided, that such underwriter or underwriters shall be reasonably acceptable to the Corporation.
(b)
The Corporation shall, together with all Shelf Holders and Third Party Shelf Holders of Registrable Securities of the Corporation proposing to distribute their securities through such Underwritten Shelf Take-Down, enter into an underwriting agreement in customary form with the underwriter or underwriters selected in accordance with Section 2(d)(iii)(a).
(iv)
Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to the Corporation pursuant to Section 2(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”).

(v)
Non-Marketed Underwritten Shelf Take-Downs. Any Shelf Take-Down Initiating Holder may initiate a Non-Marketed Underwritten Shelf Take-Down (a “Restricted Shelf Take-Down”) by providing written notice thereof to the Corporation.
(e)
Notwithstanding the rights and obligations set forth in this Section 2, in no event shall the Board be obligated to take any action to effect more than one (1) Underwritten Shelf Take-Down (whether a Marketed Underwritten Shelf Take-Down or a Non-Marketed Underwritten Shelf Take-Down) at the request of the initiating Holder.

Section 3. Piggyback Registration.

(a)
If at any time or from time to time the Corporation shall determine to register any of its equity securities, either for its own account or for the account of security holders (other than (1) in a registration relating solely to employee benefit plans, (2) a Registration Statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which the Corporation is offering to exchange its own securities for other securities, (4) a Registration Statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Corporation or any Subsidiary that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such debt securities and sell the Common Stock into which such debt securities may be converted or (6) a registration pursuant to Section 2 hereof), the Corporation will:
(i)
promptly (but in no event less than ten (10) days before the anticipated filing date of the relevant Registration Statement) give to each of the Holders written notice thereof; and
(ii)
include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests (which Registrable Securities specified shall have a value of not less than $3.0 million in the aggregate at the time of such applicable written notice from the Corporation) made within five (5) days after receipt of such written notice from the Corporation by any Holder except as set forth in Section 3(b) below.
(b)
Underwriting. If the registration of which the Corporation gives notice is for a registered public offering involving an underwriting (an “Underwritten Offering”), the Corporation shall so advise the Holders as a part of the written notice given pursuant to Section 3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such underwriting, together with the Corporation and the other parties distributing their securities through such underwriting, shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Corporation. If the managing underwriter or managing underwriters of an Underwritten Offering advise the Corporation and the Holders that in their reasonable opinion the inclusion of all of the Holders’ Registrable Securities requested for inclusion in the subject Underwritten Offering (and any related registration, if applicable) (and any other Registrable Securities proposed to be included in such offering) exceeds the number that can be included without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Corporation shall include in such Underwritten Offering (and any related registration, if applicable) only that number of Registrable Securities proposed to be included in such Underwritten Offering (and any related registration, if applicable) that, in the reasonable opinion of the managing underwriter or managing underwriters, will not have such adverse effect, with such number to be allocated as follows: (A) in the case of an Underwritten Shelf Take-Down, (1) first pro rata among the initiating Holders that have requested to include Registrable Securities in such Underwritten Offering based on the relative number of Registrable Securities then held by each such initiating Holder, (2) second pro rata among the Existing Holders and the non-initiating Holders, respectively, that have requested to include shares of Class A Common Stock in such Underwritten Offering based on the relative number of shares of Class A Common Stock and Class B Common Stock, collectively, then held by each such Existing Holder or non-initiating Holder, as applicable, (3) third, if there remains availability for additional shares of Common Stock to be included in such Underwritten Offering, the Corporation and (4) fourth, if there remains availability for additional shares of Class A Common Stock to be included in such Underwritten Offering, any other holders entitled to participate in such Underwritten Offering, if applicable, based on the relative number of shares of Class A Common Stock and Class B Common Stock, collectively, then held by each such holder, (B) in the case of any Underwritten Offering initiated by the Corporation, (1) first, to the Corporation, (2) second, if there remains availability for additional Registrable Securities to be included in such Underwritten Offering, pro rata among all Existing Holders and the Holders desiring to include shares of Class A Common Stock in such Underwritten Offering based on the relative number of shares of Class A Common Stock and Class B Common Stock, collectively, then held by each such Existing Holder or Holder, as applicable, and (3) third, if there remains availability for additional shares of Class A Common Stock to be included in such registration, pro rata among any other holders entitled to participate in such Underwritten Offering, if applicable, based on the relative number of shares of Class A Common Stock and Class B Common Stock, collectively, then held by each such holder and (C) if the offering was not initiated for and on behalf of the Corporation and was initiated for and on behalf of any holder of registration rights (other than any Holder or Existing Holder), (1) first, to such other holder, pro rata based on the number of shares of Class A Common Stock and Class B Common Stock, collectively, held by such other holder, (2) second, to the Existing Holders and the Holders, pro rata based on the number of shares of Class A Common Stock and Class B Common Stock, collectively, held by such Existing Holders and the Holders, and (3) third, to the Corporation. For the avoidance of doubt, the provisions of this Section 3(b) shall apply to any Underwritten Shelf Take-Down requested pursuant to the terms of this Agreement.
(c)
Right to Terminate Registration. The Corporation shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

Section 4. Expenses of Registration. All Registration Expenses incurred in connection with all registrations effected pursuant to Section 2 or Section 3, shall be borne by the Corporation; provided, however, that the Corporation shall not be required to pay stock transfer taxes, underwriters’ discounts or selling commissions relating to Registrable Securities.

Section 5. Obligations of the Corporation. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Corporation shall, as expeditiously as reasonably possible:

(a)
prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for (x) the lesser of 180 days or until the Holder or Holders have completed the distribution relating thereto or (y) for such longer period as may be prescribed herein;
(b)
prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;
(c)
permit any Holder that (in the good faith reasonable judgment of such Holder) might be deemed to be a controlling person of the Corporation to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Corporation in writing, that in the reasonable judgment of such Holder and its counsel should be included;
(d)
furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(e)
in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering and to cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree to such “lock-up” arrangements for up to 90 days from the date of the execution of the underwriting agreement with respect to such Underwritten Offering with the underwriters thereof, to the extent reasonably requested by the managing underwriter, subject to customary exceptions for permitted sales by directors and executive officers during such period. Each Holder participating in such Underwritten Offering or that, together with its Affiliates owns 10% or more of the outstanding Class A Common Stock or has the right to designate a member to the Board of Directors of the Corporation through any shareholder, voting or other agreement with the Corporation or any of its Affiliates shall also enter into and perform its obligations under such an agreement and shall execute a customary “lock-up” agreement with the underwriters of such Underwritten Offering containing a lock-up period equal to the shorter of

(i) the shortest number of days that a director of the Corporation or “executive officer” (as defined under Section 16 of the Exchange Act) of the Corporation contractually agrees with the underwriters of such Underwritten Offering not to sell any securities of the Corporation following such Underwritten Offering and (ii) 90 days from the date of the execution of the underwriting agreement with respect to such Underwritten Offering. Notwithstanding the foregoing, any discretionary waiver or termination of this lock-up provision by the Corporation or the underwriters with respect to any of the Holders shall apply to the other Holders as well, pro rata based upon the number of shares subject to such obligations;
(f)
notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by the Corporation of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information;
(g)
notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing;
(h)
upon the occurrence of any event contemplated by Section 5(g) above, promptly prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing;
(i)
notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Corporation of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(j)
use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;
(k)
make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation, as such parties may reasonably request, and cause the Corporation’s officers, managers and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;
(l)
use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2(b) and Section 2(c), as applicable; provided, that the Corporation shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;
(m)
obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion or opinions from counsel for the Corporation, dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such holders or underwriters, as the case may be, and their respective counsel;
(n)
in the case of an Underwritten Offering, obtain for delivery to the Corporation and the underwriters, with copies to the Holders of Registrable Securities included in such registration, a “comfort letter” from the Corporation’s independent certified public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
(o)
use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any national securities exchange or automated quotation system on which the Shares are then listed;
(p)
provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
(q)
cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, if such Registrable Securities are to be sold in certificated form, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(r)
use its reasonable best efforts to comply with all applicable securities laws and make available to the Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
(s)
in the case of an Underwritten Offering, cause the senior executive officers of the Corporation to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed Underwritten Offering contemplated herein and customary selling efforts related thereto; and
(t)
at any time shares of Class A Common Stock are sold pursuant to an effective Registration Statement or may be resold pursuant to Rule 144 without any restriction, the Corporation shall cooperate with the applicable Holder covered by this Agreement to effect the removal of the legends on such Shares as soon as reasonably practicable after delivery of notice from the Holder of such shares that such conditions for removal have been satisfied.

Section 6. Indemnification.

(a)
The Corporation will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, managers, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any registration, qualification, compliance or sale effected pursuant to this Agreement, and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (i) in the case of any Registration Statement, any untrue statement or alleged untrue statement of any material fact contained in (which includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, or that arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of any preliminary prospectus, prospectus supplement or final prospectus contained in any such Registration Statement, (A) any untrue statement or alleged untrue statement of any material fact included in (which includes documents incorporated by reference) such preliminary prospectus, prospectus supplement or final prospectus, or that arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (B) any violation or alleged violation by the Corporation of any federal, state or common law rule or regulation applicable to the Corporation in connection with any such registration, qualification, compliance or sale, or (C) any failure to register or qualify Registrable Securities in any state where the Corporation or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 5(l)) that the Corporation (the undertaking of any underwriter being attributed to the Corporation) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance the Corporation shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Corporation by such Holder or underwriter expressly for use therein.
(b)
Each Holder (if Registrable Securities held by or issuable to such Holder are included in such registration, qualification, compliance or sale pursuant to this Agreement) does hereby undertake to indemnify and hold harmless, severally and not jointly, the Corporation, each of its officers, directors, employees, equityholders, affiliates and agents and each Person, if any, who controls the Corporation within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each underwriter, if any, and each Person who controls any underwriter, of the Corporation’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, directors, managers, employees, partners, equityholders, affiliates and agents and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based (i) in the case of any Registration Statement, any untrue statement or alleged untrue statement of any material fact contained in (which includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, or that arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of any preliminary prospectus, prospectus supplement or final prospectus contained in any such Registration Statement, any untrue statement or alleged untrue statement of any material fact included in (which includes documents incorporated by reference) such preliminary prospectus, prospectus supplement or final prospectus, or that arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse, as incurred, the Corporation, each such underwriter, each such other Holder, and each such officer, director, manager, trustee, employee, partner, equityholder, beneficiary, affiliate, agent and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, Free Writing Prospectus or other document, in reliance upon and in conformity with written information that (i) relates to such Holder in its capacity as a selling security holder and (ii) was furnished to the Corporation by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the gross proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 6(b).

(c)
Each party entitled to indemnification under this Section 6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may retain its own counsel at the Indemnifying Party’s expense if (i) representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding and (ii) if the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages, and provided that any sums payable in connection with such settlement are paid in full by the Indemnifying Party.
(d)
In order to provide for just and equitable contribution in case (and only in the event that) indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the gross proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e)
The indemnities provided in this Section 6 shall survive the transfer of any Registrable Securities by such Holder.

Section 7. Restrictions on Transfer.

(a)
Each Holder agrees that, prior to the Lock-Up Expiration Date, except (i) as otherwise provided in Section 7(b) below or (ii) with the prior written consent of the Corporation, such Holder will not, directly or indirectly, transfer all or any Capital Stock of the Corporation or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in the Corporation pursuant thereto (the foregoing restrictions are referred to as the “Lock-Up Restrictions”).
(b)
To the extent permitted under applicable securities laws, the Initial Holder shall be permitted to transfer the Registrable Securities notwithstanding the Lock-Up Restrictions, directly or indirectly via a distribution by the Initial Holder’s immediate parent company, to the shareholders of the Initial Holder’s immediate parent company identified on Schedule 1 attached to this Agreement; provided, however, that (i) each such transferee shall represent and warrant that such transferee is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) agree to be bound by the Lock-Up Restrictions and (iii) execute the Joinder (each such transferee, a “Permitted Transferee”). Each such Permitted Transferee shall be deemed a Holder hereunder, entitled and subject to all of the rights and obligations of a Holder hereunder, including the Lock-Up Restrictions, subject only to the Corporation’s receipt of written notice of the transfer of Registrable Securities by the Initial Holder pursuant to this provision and a duly executed joinder to this Agreement from such Transferee in the form of Exhibit A attached hereto (a “Joinder”) agreeing to be bound by the terms of this Agreement. The Holder shall cooperate and provide any required certifications to the Company, counsel to the Company and the transfer agent in connection with any proposed transfers to a Permitted Transferee relating to compliance with applicable securities laws.
(c)
Each certificate or book-entry notation representing any Registrable Securities shall (unless otherwise permitted by the provisions of Section 7(d)) bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

(d)
The restrictive legend on any shares of Class A Common Stock covered by this Agreement shall be removed if (i) such shares of Class A Common Stock are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such shares of Class A Common Stock is effective under the Securities Act and the applicable holder of such shares of Class A Common Stock delivers to the Corporation a representation letter agreeing that such shares of Class A Common Stock will be sold under such effective registration statement, (iii) if such shares of Class A Common Stock may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act, or (iv) such shares of Class A Common Stock are sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the holder of such shares of Class A Common Stock must have provided an opinion of counsel and all other necessary documentation and evidence as may reasonably be required by the Corporation to confirm that the legend may be removed under applicable securities law. The Corporation shall cooperate with any applicable holder of shares of Class A Common Stock covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 7(d) as soon as reasonably practicable after delivery of notice from such holder that one or more conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Corporation shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 7(d); provided, that the applicable Holder shall be responsible for all legal fees and expenses of counsel to such Holder with respect to delivering the legal opinion to the Corporation.

Section 8. Information by Holder. Any Holder of Registrable Securities included in any registration shall furnish to the Corporation such information regarding such Holder and the distribution proposed by such Holder as the Corporation may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 9. Transfer of Registration Rights. Except as expressly permitted in Section 7(b), no Holder may assign or otherwise convey the rights contained in Section 2 and Section 3 hereof to cause the Corporation to register the Registrable Securities and comply with its other obligations hereunder without the consent of the Corporation.

Section 10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Corporation shall not, without the prior written consent of the Holders holding more than a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Corporation that would allow such holder or prospective holder any registration rights the terms of which are more favorable taken as a whole than the registration rights granted to the Holders hereunder.

Section 11. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Corporation agrees to use its reasonable best efforts from and after the date of this Agreement to:

(a)
make and keep current public information available, within the meaning of Rule 144, at all times;
(b)
file with the SEC, in a timely manner, all reports and other documents required of the Corporation under the Securities Act and Exchange Act, including, without limitation, the electronic submission of every Interactive Data File (as defined in 17 C.F.R. § 232.11) required to be submitted pursuant to Regulation S-T promulgated by the SEC; and
(c)
so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: (i) a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Corporation; and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 12. Termination of Registration Rights. The rights of any particular Holder to cause the Corporation to register securities under Section 2 or Section 3 hereof shall terminate as to any Holder on the date that such Holder no longer beneficially owns any Registrable Securities.

Section 13. MNPI Provisions.

(a)
Each Holder acknowledges that the provisions of this Agreement that require communications by the Corporation or other Holders to such Holder may result in such Holder and its Representatives (as defined below) acquiring MNPI (which may include, solely by way of illustration, the fact that an offering of the Corporation’s securities is pending or the number of Corporation securities to be offered by, or the identity of, the selling Holders).
(b)
Each Holder agrees that it will maintain the confidentiality of such MNPI and, to the extent such Holder is not a natural person, such confidential treatment shall be in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Holder (“Policies”); provided that a Holder may deliver or disclose MNPI to (i) its directors, officers, employees, agents, attorneys, members, affiliates and financial and other advisors (collectively, the “Representatives”), but solely to the extent such disclosure reasonably relates to its evaluation of exercise of its rights under this Agreement and the sale of any Registrable Securities in connection with the subject of the notice, (ii) any federal or state regulatory authority having jurisdiction over such Holder, (iii) any Person if necessary to effect compliance with any law, rule, regulation or order applicable to such Holder, (iv) in response to any subpoena or other legal process, or (v) in connection with any litigation to which such Holder is a party; provided further, that in the case of clause (i), the recipients of such MNPI are subject to the Policies or agree to hold confidential the MNPI in a manner substantially consistent with the terms of this Section 13 and that in the case of clauses (ii) through (v), such disclosure is required by law and such Holder shall promptly notify the Corporation of such disclosure to the extent such Holder is legally permitted to give such notice.
(c)
Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential Public Offering), to elect to not receive any notice that the Corporation or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Corporation a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Corporation and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Corporation or such other Holders reasonably expect would result in a Holder acquiring MNPI. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Corporation an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Corporation arising in connection with any such Opt-Out Requests.

Section 14. General Provisions.

(a)
Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified, terminated or waived only with the prior written consent of the Corporation and Holders owning a majority of the Registrable Securities; provided that no such amendment, modification, termination or waiver that would materially and adversely affect a Holder in a manner materially different than any other Holder shall be effective against such Holder without the consent of such Holder that is materially and adversely affected thereby. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.
(b)
Remedies. The parties to this Agreement shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.
(c)
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.
(d)
Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.
(e)
Successors and Assigns. This Agreement shall bind and inure to the benefit and be enforceable by the Corporation and its successors and assigns and the Holders and their respective successors and assigns (whether so expressed or not). In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Holders are also for the benefit of, and enforceable by, any subsequent or successor Holder.

(f)
Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient but, if not, then on the next Business Day, (iii) one (1) Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three (3) Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Corporation at the address specified below and to the Initial Holder at the address specified below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by providing prior written notice of the change to the sending party as provided herein.

Flowco Holdings Inc.

1300 Post Oak Blvd., Suite 450

Houston, Texas 77056

Attn: Joel Lambert, General Counsel

Email: joel.lambert@flowco-inc.com

With a copy to:

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Attn: David C. Buck

Email: dbuck@sidley.com

and

Riverway Group

P.O. Box 14761

Oklahoma City, Oklahoma 73113

Attention: Gareth C. Ford

Email: gareth_ford@mail.com

With a copy to:

Crowe & Dunlevy

324 N. Robinson Avenue, Suite 100

Oklahoma City, Oklahoma 73102

Attn: James W. Larimore

Email: james.larimore@crowedunlevy.com

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

(g)
Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the immediately following Business Day.
(h)
Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Corporation and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(i)
MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
(j)
CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN SUCH COURT, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(k)
No Recourse. Notwithstanding anything to the contrary in this Agreement, the Corporation and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any

Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
(l)
Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
(m)
No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
(n)
Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.
(o)
Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
(p)
Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

FLOWCO HOLDINGS INC.

By:
Name:	Joseph R. Edwards
Title:	Chief Executive Officer and President

RIVERWAY GROUP

By:
Name:
Title:

SCHEDULE 1

Permitted Transferees

EXHIBIT A

Form of Joinder

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights and Lock-Up Agreement dated as of [•], 2026 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Flowco Holdings Inc., a Delaware corporation (the “Corporation”), and Riverway Group, a Cayman Islands exempted company with limited liability. Capitalized terms used in this Joinder have the meanings ascribed to them in the Registration Rights Agreement.

By executing and delivering this Joinder to the Corporation, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement (including the Lock-Up Restrictions set forth therein), and the shares of Class A Common Stock transferred to the undersigned by the Initial Holder in the manner contemplated in Section 7(b) of the Registration Rights Agreement shall be deemed to be Registrable Securities under the Registration Rights Agreement to the extent provided therein unless otherwise stated in the Registration Rights Agreement. The Corporation is directed to take notice of the address below the undersigned’s signature on this Joinder for all relevant purposes of Section 14(f) of the Registration Rights Agreement.

The undersigned confirms that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Accordingly, the undersigned has executed and delivered this Joinder as of the ____ day of _______________________, 20____.

Transferee:	[ ]
By:
Name:
Title:

Address:

Acknowledged by the Corporation as of the foregoing date:

Flowco Holdings Inc.

By:
Name:
Title:

Exhibit C

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT, dated as of [__], 2026 (this “Agreement”), is entered into by and between Flowco Holdings Inc., a Delaware corporation (“Flowco”), and the undersigned (the “Restricted Party”). All capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned thereto in the Purchase Agreement (as defined below).

RECITALS:

A.
The board of directors of Flowco has approved that certain Stock Purchase Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), dated as of February 1, 2026, by and between Flowco and Riverway Group, a Cayman Islands exempted company with limited liability (“Riverway”), pursuant to which, among other things, on the terms and subject to the conditions set forth in the Purchase Agreement, Flowco will acquire all of the issued and outstanding equity interests (the “Equity Interests”) of Riverstone Oilfield Services and Equipment, Inc., a Delaware corporation (the “Company”).
B.
In connection with the transactions contemplated by the Purchase Agreement, Riverway, as the direct seller thereunder, the members of Riverway and their respective members, as well as certain management of the Company and its Subsidiary, Valiant, including the Restricted Party, will receive certain direct and/or indirect payments either pursuant to the Purchase Agreement or as a result of the transactions contemplated by the Purchase Agreement.
C.
In connection with, and as an inducement to Flowco’s consummation of the transactions contemplated by the Purchase Agreeadjudicated to exceed the time, geographicment, and to enable Flowco to secure more fully the benefits of the transactions contemplated by the Purchase Agreement, Flowco has required that the Restricted Party enter into this Agreement, and the Restricted Party desires to enter into this Agreement in order to induce Flowco to consummate the transactions contemplated by the Purchase Agreement.
D.
The Restricted Party desires to enter into this Agreement, including the release described in Section 2 below and the restrictive covenants set forth in Section 3 below.
1.
ACKNOWLEDGMENT OF TRANSACTIONS
1.1.
The Restricted Party has received the Purchase Agreement, and the Restricted Party has had the opportunity to review and understands all the terms and provisions of this Agreement and the Purchase Agreement. The Restricted Party has had the full opportunity to consult with independent legal, tax, accounting, regulatory and financial advisors regarding the Restricted Party’s rights and obligations under this Agreement prior to its execution and has been advised to do so by Riverway and the Company.

2.
RELEASE OF CLAIMS
2.1.
Effective as of the date hereof, the Restricted Party acknowledges and agrees, each on behalf of itself and its Affiliates, agents, trustees, beneficiaries, estate, heirs, successors and assigns (each, a “Restricted Party Releasor”), that (a) such Restricted Party Releasor represents and warrants that such Restricted Party Releasor has no claims against the Company or any of its Subsidiaries, other than Excluded Claims (as defined below), or any of its or their respective Affiliates, partners, stockholders, directors, officers, employees, equityholders or representatives, predecessors, successors, related entities or assigns in their respective capacities as such (collectively, the “Company Releasees”), with respect to the Company or any of its Subsidiaries; (b) such Restricted Party Releasor hereby irrevocably and unconditionally releases the Company Releasees from any and all charges, complaints, claims, liabilities, obligations, controversies, damages or causes of action, choses in action, suits, rights, demands, costs, losses, debts and expenses (including all attorneys’ fees and costs incurred) of any kind or nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to the Company or any of its Subsidiaries (collectively, “Claims”); provided, that the foregoing release shall not apply to, affect or limit, the Restricted Party’s rights (i) if the Restricted Party Releasor is an employee, consultant, other service provider, vendor or customer of the Company or any of its Subsidiaries, arising out of such relationship, including the Restricted Party Releasor’s rights to compensation earned and benefits, (ii) if the Restricted Party Releasor is a director, officer or manager of the Company or any of its Subsidiaries, (1) to indemnification, exculpation and advancement of expenses under any provision of the Company’s or any of its Subsidiaries’ Organizational Documents and under any applicable director and officer or other insurance policy and (2) to compensation or other fees earned or benefits to which the Restricted Party Releasor is entitled or (iii) under the Transaction Documents to which such Restricted Party Releasor is a party, if any, and for clarification, each of the rights excluded pursuant to the immediately preceding clauses (i), (ii) or (iii) are not released, waived, limited or otherwise affected by this paragraph(collectively, “Excluded Claims”); provided further, that such Restricted Party Releasor expressly acknowledges that the release contained in this Section 2.1 applies to all Claims as defined herein, whether such Claims are known or unknown, and includes Claims which if known by such Restricted Party Releasor might materially affect its decision to grant the release contained herein, and that such Restricted Party Releasor has considered and taken into account the possible existence of such Claims in determining to execute and deliver this Agreement; (c) such Restricted Party Releasor further irrevocably and unconditionally covenants and agrees not to assert any suit, demand, litigation, lawsuit, action or claim against the Company or any of its Subsidiaries or any of the other Company Releasees with respect to any of the Claims released pursuant to this Section 2.1; provided, that the foregoing provisions of this Section 2.1 shall not apply to, affect or limit, the Restricted Party’s rights with respect to Excluded Claims; and (d) such Restricted Party Releasor represents and acknowledges that (i) such Restricted Party Releasor has read this release and understands its terms and has been given an opportunity to ask questions and (ii) in granting this release, such Restricted Party Releasor does not rely, and has not relied, on any representation or statement not set forth in this release made by any Company Releasee or anyone else with regard to the subject matter, basis or effect of this release or otherwise.
3.
RESTRICTIVE COVENANTS

3.1.
In light of the Restricted Party’s access to Confidential Information and position of trust and confidence with the Company and its Subsidiaries, the Restricted Party agrees that, during the period beginning on the Closing Date and ending on [the later of (i) the one year anniversary of the termination of the Restricted Party by Flowco MasterCo, LLC (“MasterCo”) under that certain Executive Employment Agreement, Termination of Prior Employment Agreement and Release of Claims, by and between the Restricted Party and MasterCo, dated as of the date hereof and (ii)][1] the third anniversary of the Closing Date (the “Restricted Period”), the Restricted Party shall not, directly or indirectly through one or more Affiliates, (a)(i) solicit or attempt to solicit or hire or attempt to hire any current employee or independent contractor who is a natural person engaged by the Company or any of its Subsidiaries or any natural person who is or was at any time during the twelve (12) months prior to the Closing Date employed or engaged by the Company or any of its Subsidiaries (such individuals, collectively, the “Restricted Employees”, and each, a “Restricted Employee”), or (ii) encourage any such Restricted Employee to leave or terminate his or her employment or engagement with the Company or any of its Subsidiaries or Affiliates or (b) hire any such Restricted Employee who is no longer employed by the Company or any such Subsidiary or Affiliate; provided, that the foregoing shall not prohibit the Restricted Party from (1) making solicitations through general advertising media not targeted specifically at employees of the Company or any of its Subsidiaries or Affiliates or (2) hiring, engaging, encouraging to leave or terminate employment or taking any other action set forth in (a) or (b) of this sentence with respect to any Restricted Employee whose services have been terminated by the Company and its Subsidiaries or who otherwise has ceased being an employee or independent contractor of the Company or any of its Subsidiaries for at least three (3) months.
3.2.
The Restricted Party acknowledges and agrees that the Company and its Subsidiaries are engaged in the business of designing, installing, and optimizing the use of electric submersible pumps for its customers (the “Restricted Business”). Accordingly, as a necessary measure to ensure that Flowco and the Company and its Subsidiaries realize the goodwill and associated benefits of the transactions contemplated by this Agreement and the Purchase Agreement, during the Restricted Period, (a) the Restricted Party shall not, and shall cause its Affiliates not to, directly or indirectly, in any capacity, develop, offer or sell products, render services, engage, assist or have an interest in (including as a founder, equityholder, member, manager, operator, partner, owner, lender, creditor, consultant, advisor, or in any similar capacity), any business or enterprise that is engaged directly or indirectly in the Restricted Business anywhere in North America (other than Flowco and its Subsidiaries), and (b) the Restricted Party shall not, and shall cause its Affiliates not to, directly or indirectly, in any capacity, intentionally interfere with the business relationships (whether formed prior to or after the date of this Agreement) between Flowco and/or any of its Subsidiaries (including the Company), on the one hand, and any customer or supplier of Flowco or any of its Subsidiaries (including the Company), on the other hand, to the extent related to the Restricted Business and of which the Restricted Party is aware (or should reasonably be expected to be, or to have been, aware), or otherwise cause, induce or encourage any actual or prospective client, customer, supplier or licensor of Flowco or any of its Subsidiaries (including the Company) (including any existing or former client or customer of Flowco or any of its Subsidiaries (including the Company) and any Person that becomes a client or customer of Flowco or any of its Subsidiaries (including the Company) after the Closing), or

[1] NTD: To apply to Gareth Ford only.

any other Person who has a material business relationship with Flowco or any of its Subsidiaries (including the Company), to the extent related to the Restricted Business and of which Restricted Party is aware (or should reasonably be expected to be, or to have been, aware), to terminate or modify any such actual or prospective relationship.
3.3.
During the Restricted Period, each party hereto shall not, directly or indirectly on behalf of any other Person, make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that disparages the other party or any of its Subsidiaries (including, with respect to Flowco, the Company) or any of their respective Affiliates, officers, directors, managers, employees or businesses, or its or their reputations. Nothing in this Section 3.3 will restrict either party or any of its Affiliates from (a) complying with any applicable Law or a valid order of a court of competent jurisdiction or a Governmental Authority (including depositions in connection with any legal action), or (b) making truthful communications (whether oral or written) or making truthful statements in any proceeding to enforce the rights of the Restricted Party or Flowco, as applicable, against the other party, or such party’s Subsidiaries and Affiliates, under this Agreement, the Purchase Agreement or any other Transaction Document.
3.4.
The Restricted Party acknowledges that the restrictions contained in this Section 3 are reasonable and necessary to protect the legitimate interests of Flowco and its Subsidiaries (including the Company) and constitute a material inducement to Flowco to enter into this Agreement and the Purchase Agreement and consummate the transactions contemplated by this Agreement and the Purchase Agreement. In the event that any covenant contained in this Section 3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
3.5.
Notwithstanding any other provision to the contrary herein, the Restricted Period and any other period specified herein with respect to any covenant contained in this Agreement shall be tolled (and the applicable period extended) during the pendency of any action seeking to enforce or determine the enforceability of such covenant if it is finally determined by a court of competent jurisdiction that the applicable party was in breach of such covenant.
4.
CONFIDENTIALITY
4.1.
From and after the Closing, the Restricted Party shall, and shall direct its Affiliates, partners, equity holders, directors, officers, employees and representatives (collectively, “Representatives”) to, hold in confidence any and all Confidential Information, except to the extent that: (a) such Confidential Information is generally available to and known by the public other than as a result of a disclosure in breach of this Agreement by the Restricted Party, any of its Affiliates or their respective Representatives; (b) such Confidential Information is lawfully acquired by the Restricted Party, any of its Affiliates or their respective Representatives from and after the Closing; provided, that the source of such Confidential Information was not actually known by such Restricted Party, Affiliate or Representative to be prohibited from disclosing such Confidential Information by a legal, contractual or fiduciary obligation; (c) if the Restricted Party is an employee, manager, director, officer of or consultant to Flowco or any of its Affiliates (including the Company), such Confidential Information is required to be disclosed in the proper conduct of the Restricted Party’s employment or consultancy in furtherance of Flowco’s and its Affiliates’ businesses; (d) such Confidential Information is required to be disclosed under applicable Law, including in Tax Returns; (e) such Confidential Information is required to be disclosed in any legal, administrative or arbitral process or proceeding, including in connection with any Tax audit involving the Restricted Party or in any Tax Return; (f) such Confidential Information is required to be disclosed in connection with the enforcement or defense of any right, remedy or claim relating to the Purchase Agreement or any other Transaction Document or claims for indemnification made hereunder or thereunder; or (g) such Confidential Information is disclosed to the Restricted Party’s Representatives who have been advised of the terms of this Section 4 and have agreed or are otherwise bound to keep such Confidential Information confidential in accordance herewith. If the Restricted Party or any of its Affiliates or Representatives is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of applicable Law, the Restricted Party shall, to the extent legally permissible and practicable under the circumstances, promptly notify Flowco in writing and shall disclose only that portion of such Confidential Information which the Restricted Party is advised by its counsel is required to be disclosed; provided, that the Restricted Party shall use commercially reasonable efforts to cooperate with Flowco for Flowco to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at Flowco’s sole expense. Nothing in this Agreement is intended to interfere with Restricted Party’s right to report possible violations of applicable Law to any Governmental Authority, or to make other disclosures that are protected under applicable whistleblower Laws.
5.
ADDITIONAL AGREEMENTS AND ACKNOWLEDGMENTS
5.1.
The Restricted Party represents and warrants that it has full legal right, power, authority and capacity to execute and deliver this Agreement and perform the Restricted Party’s obligations hereunder and to consummate the transactions contemplated hereby.
5.2.
All notices or other communications required or permitted to be given hereunder will be in writing and will be deemed given to a party (a) when delivered by hand, (b) one Business Day after being sent by a nationally recognized overnight courier service (costs prepaid), (c)when sent by email with confirmation of transmission by the transmitting equipment, or (d) when received by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

If to the Restricted Party, to the address set forth on the Restricted Party’s signature page hereto.

If to Flowco, to:

Flowco Holdings Inc.

1300 Post Oak Boulevard, Suite 450

Houston, Texas 77056

Attention: Joel Lambert

Email: joel.lambert@flowco-inc.com

With a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Attention: David C. Buck

Email: dbuck@sidley.com

5.3.
The parties stipulate that this Agreement has been entered into in the State of Delaware. This Agreement will be construed and interpreted and the rights of the parties governed by the internal laws of the State of Delaware, without regard to any conflict of law or choice of law principles that would apply the substantive law of another jurisdiction. (A) THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other state or federal court located within the State of Delaware) FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY; AND (B) ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN DELAWARE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
5.4.
The parties hereto agree that irreparable damage could occur, and that the parties may not have any adequate remedy at law, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
5.5.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Flowco may, without the prior written agreement of any other party, assign or collaterally assign any or all of its respective rights hereunder to (a) any Affiliate of Flowco, (b) any Person that acquires (whether by merger, purchase of stock, purchase of assets or otherwise), or is the successor or surviving entity in any merger, purchase of stock or other transaction involving, Flowco or the Company (provided that no such assignment shall relieve Flowco or the Company, as applicable, of its obligations hereunder in respect of any such assignment) or (c) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Flowco or the Company.
5.6.
Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, (a) in the case of an amendment, by Flowco and the Restricted Party, or (b) in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
5.7.
The Restricted Party acknowledges that this Agreement, and the Restricted Party’s agreement to be bound by the terms hereof, is intended to be a material inducement for Flowco’s execution and delivery of the Purchase Agreement and the execution and delivery of the other agreements, instruments and other documents by the parties thereto in connection with the transactions contemplated by the Purchase Agreement.
5.8.
This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

5.9.
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.
5.10.
This Agreement and any documents, instruments and certificates explicitly referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.
5.11.
EACH PARTY’S SIGNATURE TO THIS AGREEMENT MEANS THAT SUCH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS READ AND UNDERSTANDS THIS ENTIRE AGREEMENT, THAT SUCH PARTY HAS SIGNED IT KNOWINGLY AND VOLUNTARILY, AND THAT SUCH PARTY WAS UNDER NO DURESS OR IMPROPER PRESSURE TO DO SO.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the undersigned Restricted Party has executed this Agreement, or has caused this Agreement to be executed by a duly authorized officer, as of the day and year first written above.

[___]

Address:

Email:

[Signature Page to Restrictive Covenant Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement, or has caused this Agreement to be executed by a duly authorized officer, as of the day and year first written above.

FLOWCO HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Restrictive Covenant Agreement]

Exhibit D
R&W INSURANCE POLICY

[Omitted.]

D-1

Exhibit E
FORM OF escrow Agreement

[Omitted.]

E-1

Exhibit F
FORM OF EMPLOYMENT AGREEMENT

[Omitted.]

F-1

annex i
ILLUSTRATIVE NET WORKING CAPITAL CALCULATION

[Omitted.]

schedules

[Omitted.]